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TABLE OF CONTENTS
APPENDIX A
APPENDIX B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Continential Airlines, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

February 13, 2004

To Our Stockholders:

        On behalf of the Board of Directors, we are pleased to invite you to attend the Continental Airlines, Inc. 2004 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Hilton Americas-Houston, 1600 Lamar Street, Houston, Texas on Friday, March 12, 2004, at 10:00 a.m., local time. At the meeting, in addition to acting on the matters described in the attached proxy statement, there will be an opportunity to discuss other matters of interest to you as a stockholder.

        Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you can date, sign and mail the enclosed proxy card in the envelope provided. We look forward to seeing you in Houston.

Cordially,

Gordon Bethune Chairman of the Board and Chief Executive Officer

Larry Kellner President and Chief Operating Officer

CONTINENTAL AIRLINES, INC.
1600 SMITH STREET, DEPT. HQSEO
HOUSTON, TEXAS 77002

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 12, 2004

        The 2004 annual meeting of stockholders of Continental Airlines, Inc. will be held at The Hilton Americas-Houston, 1600 Lamar Street, Houston, Texas on Friday, March 12, 2004, at 10:00 a.m., local time, for the following purposes:

          1.     To elect ten directors to serve until the next annual meeting of stockholders;

          2.     To consider and act upon a proposal to approve the company's 2004 Employee Stock Purchase Plan;

          3.     To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company and its subsidiaries for 2004;

          4.     To consider and act upon a proposal to recommend the retention of the company's existing amended and restated stockholders rights agreement;

          5.     To consider and act upon a stockholder proposal regarding the company's existing amended and restated stockholders rights agreement; and

          6.     To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

        The holders of record of the company's common stock at the close of business on February 3, 2004 are entitled to notice of and to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available for examination, during ordinary business hours, for ten days before the meeting at our principal place of business, 1600 Smith Street, Houston, Texas.

Jennifer L. Vogel Secretary

Houston, Texas
February 13, 2004

        Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date, sign and mail the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

TABLE OF CONTENTS

THE MEETING
Purpose, Place, Date and Time
Record Date; Stockholders Entitled to Vote
Quorum
Vote Required for Proposal 1: Election of Directors
Vote Required for Proposal 2: Adoption of the Company's 2004 Employee Stock Purchase Plan
Vote Required for Proposal 3: Ratification of Appointment of Independent Auditors
Vote Required for Proposal 4: Proposal to Recommend Retention of the Company's Amended and Restated Stockholders Rights Agreement
Vote Required for Proposal 5: Stockholder Proposal Regarding the Stockholders Rights Agreement
Voting of Proxies
Revocation of Proxies
Expenses of Solicitation
Stockholders Sharing the Same Last Name and Address
Other Matters To Be Acted on at the Annual Meeting
VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS
Beneficial Ownership of Common Stock by Directors and Executive Officers
INFORMATION ABOUT OUR BOARD
Board of Directors Meetings
Standing Committees of the Board
Communications with the Board
Qualifications of Directors
Director Nomination Process
Compensation of Directors
Certain Transactions
Report of the Audit Committee
Compensation Committee Interlocks and Insider Participation
INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND COMPENSATION MATTERS
Executive Officers
Compensation of Executive Officers
Employment Agreements
Retirement Plans
Performance Graph
2003 Executive Compensation Report of the Human Resources Committee
New Plan Benefits
Equity Compensation Plan Information
Proposal 1: ELECTION OF DIRECTORS
Proposal 2: APPROVAL OF THE 2004 EMPLOYEE STOCK PURCHASE PLAN
General
Summary of Purchase Plan
United States Federal Income Tax Consequences

i

Proposal 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Proposal 4: RETENTION OF RIGHTS PLAN
Proposal 5: PROPOSAL OF STOCKHOLDER
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
2005 Annual Meeting
Appendix A: Financial Statements
Appendix B: 2004 Employee Stock Purchase Plan

ii

CONTINENTAL AIRLINES, INC.
1600 SMITH STREET, DEPT. HQSEO
HOUSTON, TEXAS 77002

PROXY STATEMENT

2004 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 12, 2004

THE MEETING

Purpose, Place, Date and Time

        We are providing this proxy statement to you in connection with the solicitation on behalf of Continental's board of directors of proxies to be voted at the company's 2004 annual stockholders meeting or any postponement or adjournment of that meeting. The meeting will be held at The Hilton Americas-Houston, 1600 Lamar Street, Houston, Texas on Friday, March 12, 2004, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2004 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy, which are accompanied or preceded by a copy of our 2003 Annual Report, are being first mailed or otherwise delivered to stockholders on or about February 13, 2004.

Record Date; Stockholders Entitled to Vote

        Stockholders of record at the close of business on February 3, 2004, the record date, are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting. At the close of business on the record date, Continental had outstanding 66,193,602 shares of Class B common stock, which we refer to simply as "common stock," and one share of Series B Preferred Stock, held by Northwest Airlines, Inc. ("Northwest"). Subject to certain limitations on voting by non-U.S. citizens, as described below, each share of our common stock is entitled to one vote per share.

        Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as Continental may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and Continental itself must be a U.S. citizen. For these purposes, a "U.S. citizen" means:

  •
  an individual who is a citizen of the United States;

  •
  a partnership, each of whose partners is an individual who is a citizen of the United States; or

  •
  a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by citizens of the United States.

        In order to comply with these rules, our certificate of incorporation provides that persons who are not U.S. citizens may not vote shares of our capital stock unless the shares are registered on a separate stock record maintained by us. We will not register shares on this record if the amount registered would cause us to violate the foreign ownership rules or adversely affect our operating certificates or authorities. Registration on this record is made in chronological order based on the date we receive a written request for registration. As of the record date, shares registered on this record comprised less than 25% of our voting stock.

Quorum

        A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the annual meeting is a majority of the total outstanding shares of stock entitled to vote at the meeting, either present in person or represented by proxy.

        Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as will broker non-votes. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. The rules of the New York Stock Exchange (the "NYSE") prohibit brokers from voting on the adoption of the employee stock purchase plan (Proposal 2), the retention of the company's stockholders rights agreement (Proposal 4) and the stockholder proposal (Proposal 5) unless instructions have been received from the beneficial owner of the voting shares. In contrast, brokers may vote in their discretion in the absence of timely instructions from beneficial owners with respect to the election of directors (Proposal 1) and the proposal to ratify the appointment of Ernst & Young LLP (Proposal 3).

Vote Required for Proposal 1: Election of Directors

        Directors will be elected by a plurality of the votes cast for directors.

        In the vote to elect directors, stockholders may:

    (a)
    vote in favor of all nominees;

    (b)
    vote to withhold votes as to all nominees; or

    (c)
    withhold votes as to specific nominees.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

Vote Required for Proposal 2: Adoption of the Company's 2004 Employee Stock Purchase Plan

        The proposal to adopt the company's 2004 Employee Stock Purchase Plan will require approval by a majority of the votes cast at the meeting on Proposal 2 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

        In the vote on the proposal to adopt the 2004 Employee Stock Purchase Plan, stockholders may:

    (a)
    vote in favor of the proposal;

    (b)
    vote against the proposal; or

    (c)
    abstain from voting on the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADOPT THE 2004 EMPLOYEE STOCK PURCHASE PLAN.

Vote Required for Proposal 3: Ratification of Appointment of Independent Auditors

        The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval by a majority of the votes cast at the meeting on Proposal 3 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

        In the vote on the ratification of the appointment of Ernst & Young LLP as independent auditors, stockholders may:

    (a)
    vote in favor of the ratification;

    (b)
    vote against the ratification; or

    (c)
    abstain from voting on the ratification.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

Vote Required for Proposal 4: Proposal to Recommend Retention of the Company's Amended and Restated Stockholders Rights Agreement

        The proposal to recommend that the board retain the company's amended and restated stockholders rights agreement will require approval by a majority of the votes cast at the meeting on Proposal 4 by the holders of common stock entitled to vote thereon. (Any action to redeem the rights issued under our rights plan, or to alter or amend the rights plan to effect such a redemption or a termination of the plan, in response to any vote on this proposal will also require the separate approval of Northwest, as sole holder of our Series B Preferred Stock.) Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

        In the vote on the recommendation to retain the company's amended and restated stockholders rights agreement, stockholders may:

    (a)
    vote in favor of the proposal;

    (b)
    vote against the proposal; or

    (c)
    abstain from voting on the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RETAIN THE COMPANY'S AMENDED AND RESTATED STOCKHOLDERS RIGHTS AGREEMENT.

Vote Required for Proposal 5: Stockholder Proposal Regarding the Stockholders Rights Agreement

        The stockholder proposal to recommend that the board seek stockholder approval regarding the adoption, maintenance, or extension of any current or future stockholders rights agreement will require approval by a majority of the votes cast at the meeting on Proposal 5 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

        In the vote on the proposal by a stockholder, stockholders may:

    (a)
    vote in favor of the proposal;

    (b)
    vote against the proposal; or

    (c)
    abstain from voting on the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL.

Voting of Proxies

        Although you may return the proxy card or voting form that accompanies this proxy statement in the enclosed postage-paid envelope, we ask that you vote instead by internet or telephone, which saves us money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.

        Shares Held by You of Record.    Stockholders with shares registered in their names with Mellon Investor Services LLC, Continental's transfer agent and registrar, may authorize a proxy by internet at the following internet address: www.eproxy.com/cal or telephonically by calling Mellon Investor Services at 1-800-435-6710. Proxies submitted through Mellon Investor Services by internet or telephone must be received by 11:59 p.m. eastern time on March 11, 2004. The giving of such proxy will not affect your right to vote in person if you decide to attend the meeting.

        Shares Held in a Bank or Brokerage Account.    A number of banks and brokerage firms participate in a program, separate from that offered by Mellon Investor Services, that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage firm, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through such a program must be received by 11:59 p.m. eastern time on March 11, 2004. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a legal proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

        The internet and telephone proxy procedures are designed to authenticate stockholders' identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

Revocation of Proxies

        You can revoke your proxy before it is exercised at the meeting in any of three ways:

  •
  by submitting written notice to our Secretary before the meeting that you have revoked your proxy;

  •
  by timely submitting another proxy via the internet, by telephone or by mail that is later dated and, if by mail, that is properly signed; or

  •
  by voting in person at the meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.

Expenses of Solicitation

        In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax or in person by regular employees and directors of Continental, none of whom will receive additional compensation for that solicitation. In addition, we have retained Morrow & Company to assist in the solicitation of proxies for a fee estimated not to exceed $6,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Stockholders Sharing the Same Last Name and Address

        We are sending only one copy of our proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs.

        If you received a householded mailing this year and you would like to have additional copies of our proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to our Secretary in writing at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Other Matters To Be Acted on at the Annual Meeting

        We will not act on any matters at the meeting other than those indicated on the accompanying Notice and procedural matters related to the meeting.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

        We have one class of securities outstanding that is entitled to vote on the matters to be considered at the meeting, Class B common stock, which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described above. The following table sets forth, as of January 30, 2004 (unless otherwise indicated below), information with respect to persons owning beneficially (to our knowledge) more than five percent of any class of our voting securities.

Name and Address of Beneficial Holder	Beneficial Ownership of Class B Common Stock		Percent of Class
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	4,992,895	(1)	7.5%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	3,630,800	(2)	5.5%
FMR Corp. 82 Devonshire Street Boston, MA 02109	7,408,243	(3)	11.2%
Mellon Financial Corporation 1 Mellon Center Pittsburgh, PA 15258	3,370,353	(4)	5.10%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	7,092,000	(5)	10.7%

(1)
According to an amendment to Schedule 13G filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") in June 2003, the AXA parties may be deemed to have owned as of May 31, 2003, for purposes of Regulation 13D, up to 4,992,895 shares of our common stock. The AXA parties are comprised of (i) AXA, a French company ("AXA"), (ii) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, each a French mutual insurance company

  (collectively referred to as "Mutuelles AXA"), (iii) AXA Financial, Inc., a Delaware corporation, (iv) Alliance Capital Management L.P. (a subsidiary of AXA Financial, Inc.) and (v) The Equitable Life Assurance Society of the United States. AXA and Mutuelles AXA have disclaimed beneficial ownership of the securities held by AXA Financial, Inc. and its subsidiaries for purposes of Regulation 13D, and AXA Financial, Inc. has not admitted that the shares beneficially owned by its affiliates are owned by non-U.S. citizens for purposes of U.S. federal aviation statutes or Continental's certificate of incorporation or bylaws. As to the amounts shown in the table, the AXA Parties may be deemed to have the following power over the shares: sole voting power (1,028,400), sole dispositive power (4,992,895), shared voting power (3,750,200) and no shared dispositive power. According to the Schedule 13G amendment, only Alliance Capital Management L.P., 1345 Avenue of the Americas, New York NY 10105, which acts as an investment adviser, had an interest in the reported securities representing greater than 5% of the common stock.

(2)
According to a Schedule 13G filed with the SEC pursuant to the Exchange Act in February 2004, Dimensional Fund Advisors Inc. ("Dimensional"), as an investment adviser, may be deemed to have beneficial ownership of the shares owned by its advisory clients. Of such shares, Dimensional reported sole voting and sole dispositive power with respect 3,630,800 shares and no shares subject to shared voting or shared dispositive power. Dimensional disclaims beneficial ownership of such shares and reported that none of its clients was known by it to own more than five percent of the common stock.

(3)
According to a Schedule 13G filed with the SEC pursuant to the Exchange Act in November 2003, the shares reported represent the aggregated beneficial ownership by FMR Corp. ("FMR") (together with its wholly owned subsidiaries) and Fidelity International Limited ("Fidelity") (as investment adviser to various funds and accounts). FMR may be deemed to have sole voting power with respect to 529,300 shares and sole dispositive power with respect to 7,408,243 shares. Fidelity may be deemed to have sole voting and dispositive power with respect to 45,700 shares. Neither FMR nor Fidelity has shared voting or dispositive power with respect to any of the shares shown. Members of the Edward D. Johnson 3d family own approximately 49% of the voting power of FMR and, through a partnership controlled by Mr. Johnson and members of his family, approximately 40% of the voting power of Fidelity.

(4)
According to a Schedule 13G filed with the SEC pursuant to the Exchange Act in February 2004, Mellon Financial Corporation ("Mellon") reported beneficial ownership, through its direct and indirect subsidiaries, of up to 3,370,353 shares of our common stock. Of such shares, Mellon reported sole voting power with respect to 2,919,054 shares, sole dispositive power with respect to 3,358,953 shares, and no shares subject to shared voting or shared dispositive power.

(5)
According to an amendment to Schedule 13G filed with the SEC pursuant to the Exchange Act in February 2003, Wellington Management Company, LLP, as an investment adviser, may be deemed to have owned the shares reflected in the table as of December 31, 2002. It reported that it has shared power to vote 1,537,300 of those shares and shared power to dispose of 7,092,000 of those shares. It also reported that none of its clients, other than Vanguard Windsor Funds, Inc., 100 Vanguard Blvd., Malvern, PA 19355, was known by it to own more than five percent of the common stock.

Beneficial Ownership of Common Stock by Directors and Executive Officers

        The following table shows, as of January 30, 2004, the number of shares of common stock beneficially owned by each of our directors elected to our board in 2003 and each nominee for election as a director in 2004, the executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Thomas J. Barrack, Jr.	40,000	(2)	**
Gordon M. Bethune	840,297	(3)	1.3%
David Bonderman*	61,000	(4)	**
Kirbyjon H. Caldwell	25,288	(5)	**
Michael H. Campbell	167,500	(6)	**
Patrick Foley*	46,000	(2)	**
J. David Grizzle	159,327	(7)	**
Lawrence W. Kellner	374,756	(8)	**
Douglas H. McCorkindale	61,000	(9)	**
Henry L. Meyer III	7,500	(10)	**
George G. C. Parker	41,400	(11)	**
Richard W. Pogue*	35,720	(12)	**
William S. Price III*	45,000	(11)	**
Jeffery A. Smisek	297,064	(13)	**
Janet P. Wejman	150,000	(14)	**
Karen Hastie Williams	41,000	(11)	**
Ronald B. Woodard	5,000	(2)	**
Charles A. Yamarone	51,000	(15)	**
All executive officers and directors as a group	3,002,917	(16)	4.4%

*
Current directors not standing for re-election.

**
Less than 1%

(1)
The persons listed have the sole power to vote and dispose of the shares beneficially owned by them except as otherwise indicated.

(2)
Represents shares subject to vested director stock options.

(3)
Includes 71,875 restricted shares and 725,000 shares subject to employee stock options.

(4)
Includes 46,000 shares subject to vested director stock options. Also includes 15,000 shares held by the Bonderman Family Limited Partnership that Mr. Bonderman, as general partner, may be deemed to beneficially own.

(5)
Includes 25,000 shares subject to vested director stock options.

(6)
Includes 7,500 restricted shares and 160,000 shares subject to employee stock options.

(7)
Includes 7,500 restricted shares and 144,000 shares subject to employee stock options. Also includes 1,584 shares held by a trust, as to which shares Mr. Grizzle disclaims beneficial ownership.

(8)
Includes 47,500 restricted shares and 292,500 shares subject to employee stock options. Also includes 200 shares owned by a relative of Mr. Kellner, as to which shares Mr. Kellner shares dispositive power but disclaims beneficial ownership.

(9)
Includes 46,000 shares subject to vested director stock options.

(10)
Includes 5,000 shares subject to vested director stock options.

(11)
Includes 40,000 shares subject to vested director stock options.

(12)
Includes 30,000 shares subject to vested director stock options.

(13)
Includes 30,000 restricted shares and 235,000 shares subject to employee stock options.

(14)
Includes 140,000 shares subject to employee stock options. Ms. Wejman retired from the company effective January 1, 2004.

(15)
Includes 43,000 shares subject to vested director stock options.

(16)
Includes 200,373 restricted shares held by executive officers and 2,593,270 shares subject to vested director or employee stock options or employee stock options vesting within 60 days after February 3, 2004.

INFORMATION ABOUT OUR BOARD

Board of Directors Meetings

        Regular meetings of our board of directors are generally held four times per year, and special meetings are scheduled when required. The board held five meetings in 2003. During 2003, each director attended at least 75% of the sum of the total number of meetings of the board and each committee of which he or she was a member. All but one of our directors attended last year's annual meeting.

        In February 2003, the board of directors unanimously adopted corporate governance guidelines developed by the corporate governance committee of the board. The guidelines can be found under Corporate Governance at www.continental.com/company/investor. Under our Corporate Governance Guidelines, directors are expected to diligently fulfill their fiduciary duties to stockholders, including by preparing for, attending and participating in meetings of the board and the committees of which the director is a member. We do not have a formal policy regarding director attendance at annual meetings. However, the Corporate Governance Committee must consider a director's history of attendance at board and committee meetings as well as the director's preparation for and participation in such meetings when considering the director for renomination to the board.

        Our non-management directors have met separately in executive session without any members of management present. Our Corporate Governance Guidelines provide that the presiding director at each such session rotates among the non-management members, in order of seniority of board service. If any of our non-management directors were to fail to meet the NYSE's criteria for independence, then our independent directors would meet separately at least once a year in accordance with the rules of the NYSE.

Standing Committees of the Board

        Audit Committee.    The Audit Committee has the authority and power to act on behalf of the board of directors with respect to the appointment of our independent auditors and with respect to authorizing all audit and other activities performed for us by our internal and independent auditors. The committee, among other matters, reviews with management and the company's independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company's audited financial statements with management and the independent auditors. See "Report of the Audit Committee" below. The committee consists of three non-employee directors and met nine times in 2003.

        Corporate Governance Committee.    The Corporate Governance Committee identifies individuals qualified to become members of the board of directors and recommends to the board the slate of directors to be nominated by the board at the annual stockholders meeting and any director to fill a vacancy on the board. The committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders desiring the committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the committee, care of the Secretary of the company at our principal executive offices. The committee also recommends directors to be appointed to committees of the board (other than the committee itself), including in the event of vacancies, and recommends to the board the compensation and benefits of non-employee members of the board and its committees. The committee developed and recommended to the board the company's Corporate Governance Guidelines adopted by the board in 2003. The committee, which was created by the board in January 2003, consists of three non-employee directors, each of which satisfies the independence standards established by the NYSE. The committee, which met nine times in 2003, recommended to the board that it nominate the 10 director nominees described below.

        Executive Committee.    The Executive Committee exercises certain powers of the board of directors between board meetings. The committee, which currently consists of three non-employee directors and two officer-directors of the company, held no meetings in 2003, but took action by unanimous written consent.

        Budget Committee.    The Budget Committee reviews our annual financial budget, including the capital expenditure plans, and makes recommendations to the board of directors regarding adoption of the budget as the committee deems appropriate. The committee, which consists of two officer-directors and four non-employee directors, met one time in 2003.

        Human Resources Committee.    The Human Resources Committee has the authority and power to act on behalf of the board of directors with respect to all matters relating to the employment of senior officers by Continental and its subsidiaries, including approval of compensation, benefits, incentives and employment contracts. See "2003 Executive Compensation Report of the Human Resources Committee" below. The committee also administers our stock plans, executive bonus program and other incentive programs. The committee consists of three non-employee directors and met nine times in 2003.

        Charters for the committees of the board, as well as the company's Corporate Governance Guidelines, Directors' Code of Ethics and Principles of Conduct, may be found under Corporate Governance at www.continental.com/company/investor.

Communications with the Board

        Stockholders or other interested parties can contact any director or committee of the board by writing to them c/o Corporate Compliance Officer, Continental Airlines, Inc., P. O. Box 4607, Houston, Texas 77210-4607. Comments or complaints relating to the company's accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. They can also direct questions or comments about corporate governance to the Corporate Governance Committee of the board of directors at corpgovernance@coair.com.

Qualifications of Directors

        When identifying director nominees, the Corporate Governance Committee will consider the following:

  •
  The person's reputation, integrity and (for NYSE and SEC purposes) independence;

  •
  The person's skills and business, government or other professional experience and acumen, bearing in mind the composition of the board and the current state of the company and the airline industry generally at the time of determination;

  •
  The number of other public companies for which the person serves as a director and the availability of the person's time and commitment to the company;

  •
  Diversity;

  •
  The person's knowledge of a major geographical area in which the company operates (such as a hub) or another area of the company's operational environment; and

  •
  The person's age.

        In the case of current directors being considered for renomination, the Committee will also take into account the director's history of attendance at board and committee meetings, the director's tenure as a member of the board and the director's preparation for and participation in such meetings.

Director Nomination Process

        Our director nomination process for new board members is as follows:

  •
  The Corporate Governance Committee, the Chairman of the Board and Chief Executive Officer, or other board member identifies a need to add a new board member who meets specific criteria or to fill a vacancy on the board.

  •
  The Corporate Governance Committee initiates a search by working with staff support, seeking input from board members and senior management and hiring a search firm, if necessary.

  •
  The Corporate Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

  •
  The initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board, are identified and presented to the Corporate Governance Committee, which ranks the candidates.

  •
  The Chairman of the Board and Chief Executive Officer and at least one member of the Corporate Governance Committee interviews prospective candidate(s).

  •
  The full board is kept informed of progress.

  •
  The Corporate Governance Committee offers other board members the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

  •
  The Corporate Governance Committee seeks full board endorsement of the final candidate(s).

  •
  The final candidate(s) are nominated by the board or elected to fill a vacancy.

Compensation of Directors

        Members of our board of directors who are not our full-time employees receive:

  •
  $35,000 per year, plus an additional $25,000 for members of the Audit Committee (or $40,000 for the chairperson of the Audit Committee);

  •
  $2,000 (or $3,000 for the chairperson) for each board and committee meeting physically attended;

  •
  $1,000 for each board meeting attended by telephone;

  •
  $500 for each committee meeting attended by telephone;

  •
  stock options to purchase 5,000 shares of common stock at the grant date fair market value following each annual stockholders meeting and upon election to the board if they are first elected to the board other than at an annual stockholders meeting; and

  •
  lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director's family and certain other individuals (which is taxable to the director, subject to the reimbursement of certain of such taxes by the company), frequent flyer cards and airport lounge cards ("Flight Benefits").

        In addition, directors who conduct Continental business in their capacities as directors on Continental's behalf at the request of the board or the Chairman of the Board are paid (i) for telephone participation in board and committee meetings as if they were physically present, if their conducting that business makes it impractical for them to attend the meeting in person, and (ii) $3,000 per day spent outside the United States while conducting that business.

        During 2003, the value we imputed to the use of the flight benefits described above, including our reimbursement of related taxes, varied by director, but did not exceed approximately $34,000 for any of the non-employee directors.

        All directors, including those who are full-time employees who serve as directors, receive reimbursement of expenses incurred in attending meetings.

Certain Transactions

        Karen Hastie Williams, one of our directors, is a partner of Crowell & Moring LLP, a law firm that has provided services to us and our subsidiaries for many years. Our fee arrangement with Crowell & Moring LLP is negotiated on the same basis as our arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees we pay to Crowell & Moring LLP are comparable to those we pay to other law firms for similar services. Our board of directors has reviewed this arrangement and determined that it is not material to Ms. Williams.

        An adult child of one of our executive officers and an adult child (by former marriage) of the spouse of that executive officer are employed by the company: Xavier Bethune (Senior Director-Purchasing) and Michael Natale, Staff Vice President—Systems Architecture. Mr. Bethune is the son of Gordon Bethune, our Chairman of the Board and Chief Executive Officer, and Mr. Natale is the son (by former marriage) of Mr. Bethune's spouse. Mr. Natale's original employment by Continental predated Mr. Bethune's employment by Continental. These individuals received aggregate salaries and bonuses in 2003 of $153,895 and $201,695, respectively, along with equity incentives and employee flight and other benefits typical to their levels of employment.

Report of the Audit Committee

        The Audit Committee is comprised of three non-employee members of the board of directors (listed below). After reviewing the qualifications of the current members of the committee, and any relationships they may have with the company that might affect their independence from the company, the board has determined that (1) all current committee members are "independent" as that concept is defined in Section 10A of the Exchange Act, (2) all current committee members are "independent" as that concept is defined in the applicable rules of the NYSE, (3) all current committee members are financially literate, and (4) Mr. Parker qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

        Assuming the nominees listed under "Proposal 1: Election of Directors" are elected to the board by the stockholders, promptly after the annual meeting of stockholders the board will appoint one of its directors to serve on the Audit Committee with Messrs. Parker and Meyer, replacing Mr. Foley who is not a nominee for reelection to the board. At a minimum, that individual will have the qualifications described in clauses (1), (2) and (3) above.

        The board of directors appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the committee reviews the charter and reports to the board on its adequacy in light of applicable NYSE rules. In addition, the company will furnish an annual written affirmation to the NYSE relating to, among other things, clauses (2)-(4) of the first paragraph of this report and the adequacy of the committee charter.

        During the last year, and earlier this year in preparation for the filing with the SEC of the company's annual report on Form 10-K for the year ended December 31, 2003 (the "10-K"), the committee:

  •
  reviewed and discussed the audited financial statements included as Appendix A to this proxy statement with management and the company's independent auditors;

  •
  reviewed the overall scope and plans for the audit and the results of the independent auditors' examinations;

  •
  met with management periodically during the year to consider the adequacy of the company's internal controls and the quality of its financial reporting and discussed these matters with the company's independent auditors and with appropriate company financial personnel and internal auditors;

  •
  discussed with the company's senior management, independent auditors and internal auditors the process used for the company's chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

  •
  reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the company's accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, "Communication with Audit Committees";

  •
  based on these reviews and discussions, as well as private discussions with the independent auditors and the company's internal auditors, recommended to the board of directors the inclusion of the audited financial statements of the company and its subsidiaries in the 10-K; and

  •
  determined that the non-audit services provided to the company by the independent auditors (discussed below under Proposal 3) are compatible with maintaining the independence of the independent auditors. The committee's pre-approval policies and procedures are discussed below under Proposal 3.

        Notwithstanding the foregoing actions and the responsibilities set forth in the committee charter, the charter clarifies that it is not the duty of the committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the company's financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the company's financial statements.

        The committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the company's internal auditors and receives the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the company's employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the company's financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards.

        The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted, Audit Committee
George G. C. Parker, Chairman Patrick Foley Henry L. Meyer III

Compensation Committee Interlocks and Insider Participation

        Our executive compensation programs are administered by the Human Resources Committee of the board of directors. The committee is currently composed of three independent, non-employee directors, and no member of the committee has been an officer or employee of Continental or any of its subsidiaries.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND COMPENSATION MATTERS

Executive Officers

        The following table sets forth information with respect to our current executive officers:

Name, Age and Position	Term of Office and Business Experience
GORDON M. BETHUNE, age 62 Chairman of the Board and Chief Executive Officer (1)	Chairman of the Board and Chief Executive Officer for more than five years. Director since 1994. Various positions with The Boeing Company from 1988-1994, including Vice President and General Manager of the Commercial Airplane Group Renton Division, Vice President and General Manager of the Customer Services Division and Vice President of Airline Logistics Support. Director of: ExpressJet Holdings, Inc.; Honeywell International Inc.
LAWRENCE W. KELLNER, age 45 President and Chief Operating Officer, and Director (2)
President and Chief Operating Officer since March 2003. President (May 2001-March 2003); Executive Vice President and Chief Financial Officer (November 1996-May 2001). Director since 2001. Director of: Belden & Blake Corporation; ExpressJet Holdings, Inc.; Marriott International, Inc.
JEFFERY A. SMISEK, age 49 Executive Vice President
Executive Vice President since March 2003. Executive Vice President — Corporate and Secretary (May 2001-March 2003); Executive Vice President, General Counsel and Secretary (November 1996-May 2001). Director of: Orbitz, Inc.; Varco International, Inc.
MICHAEL H. CAMPBELL, age 55 Senior Vice President — Human Resources and Labor Relations	Senior Vice President — Human Resources and Labor Relations for more than five years.
JAMES COMPTON, age 48 Senior Vice President — Marketing
Senior Vice President — Marketing since March 2003. Senior Vice President — Pricing and Revenue Management (February 2001-March 2003); Vice President — Pricing and Revenue Management (August 1999-February 2001); Vice President — Pricing (January 1998-August 1999).
REBECCA G. COX, age 49 Senior Vice President — Government Affairs	Senior Vice President — Government Affairs since September 2003. Vice President — Government Affairs (November 1990-September 2003).
J. DAVID GRIZZLE, age 49 Senior Vice President — Corporate Development	Senior Vice President — Corporate Development for more than five years.

GERALD LADERMAN, age 46 Senior Vice President — Finance and Treasurer	Senior Vice President — Finance and Treasurer since May 2001. Senior Vice President — Finance (January 2000-May 2001); Vice President — Corporate Finance (June 1995-December 1999).
DANTE R. MARZETTA II, age 60 Senior Vice President — Airport Services
Senior Vice President — Airport Services since February 2003. Vice President — Airport Services (September 2002-February 2003); Staff Vice President — Cleveland Hub (February 2001-September 2002); Senior Director — Cleveland Hub (November 1999- February 2001); Senior Director — Heavy Check Base Maintenance (April 1997-November 1999).
DEBORAH L. McCOY, age 48 Senior Vice President — Flight Operations	Senior Vice President — Flight Operations since September 1999. Vice President — Flight Training and Inflight (April 1997-September 1999). Director of Eaton Corp.
JEFFREY J. MISNER, age 50 Senior Vice President and Chief Financial Officer
Senior Vice President and Chief Financial Officer since November 2001. Senior Vice President — Finance (May 2001-November 2001); Vice President-Finance and Treasurer (November 1999-May 2001); Vice President — Treasury Operations (June 1996-November 1999).
MARK J. MORAN, age 48 Senior Vice President — Technical Operations and Purchasing
Senior Vice President — Technical Operations and Purchasing since September 2003. Vice President — Technical Operations and Purchasing (March 2003-September 2003); Vice President — Aircraft Maintenance (February 1998-March 2003).
JENNIFER L. VOGEL, age 42 Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer
Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer since September 2003. Vice President, General Counsel, Secretary and Corporate Compliance Officer (March 2003-September 2003). Vice President, General Counsel, Corporate Compliance Officer and Assistant Secretary (February 2003-March 2003); Vice President, General Counsel and Assistant Secretary (May 2001-February 2003); Vice President — Legal and Assistant Secretary (September 1995-May 2001).
JOHN E. (NED) WALKER, age 51 Senior Vice President — Worldwide Corporate Communications	Senior Vice President — Worldwide Corporate Communications since March 2000. Vice President — Corporate Communications (November 1994-March 2000).

President of Subsidiary
MARK A. ERWIN, age 48 President and Chief Executive Officer of Continental Micronesia, Inc.
Director, President and Chief Executive Officer of Continental Micronesia, Inc. (the company's western Pacific subsidiary) since September 2002. Senior Vice President — Airport Services (April 1995-September 2002).

(1)
Mr. Bethune has announced that he will retire as Chairman of the Board and Chief Executive Officer and from our board effective December 31, 2004.

(2)
The board has announced that Mr. Kellner will succeed Mr. Bethune as Chairman of the Board and Chief Executive Officer effective January 1, 2005.

        There is no family relationship between any of the executive officers. All officers are appointed by the board of directors to serve until their resignation, death or removal.

Compensation of Executive Officers

        The following tables set forth (i) the aggregate amount of remuneration we paid during 2003, 2002 and 2001 to the chief executive officer, our four other most highly compensated executive officers in 2003, and our president, (ii) year-end option values of exercisable and unexercisable options held by them, and (iii) information regarding long-term incentive awards made to them during 2003. None of the named executives received any option grant during 2003.

        We received reimbursement from the Transportation Security Administration ("TSA") under the Emergency Wartime Supplemental Appropriations Act of 2003 (the "Act") for passenger security and air carrier security fees paid to or collected for the TSA through the date of enactment of the Act. As required by the Act as a condition of our obtaining and retaining such reimbursement, the company entered into an agreement with the United States of America, acting through the TSA, pursuant to which we agreed not to provide total cash compensation to either of our two then most highly- compensated named executive officers (Messrs. Bethune and Kellner) during the 12-month period commencing April 1, 2003 in an amount equal to or more than the annual salary paid to such executive officers with respect to fiscal year 2002. In order to permit us to comply with our agreement with the TSA, each of Messrs. Bethune and Kellner voluntarily entered into a compensation cap agreement with us to amend certain of his existing contractual rights relating to compensation and waive significant amounts of compensation otherwise payable to him (see "2003 Executive Compensation Report of the Human Resources Committee"). As a result of those compensation caps, Mr. Kellner's compensation during 2003 was insufficient to place him within the top five most highly compensated executive officers in 2003; however, given Mr. Kellner's position with the company and the extraordinary nature of the federally imposed compensation cap, we have included his compensation information in the tables below.

Summary Compensation Table

Long-Term Compensation
	Annual Compensation						Awards		Payouts
Name and Principal Position	Year	Salary(1)		Bonus		Other Annual Compensation(2)	Restricted Stock Awards(3)	Securities Underlying Options	LTIP Payouts(4)		All Other Compensation(5)
Gordon M. Bethune Chairman of the Board and Chief Executive Officer	2003 2002 2001	$882,440 1,063,350 794,700	(6) (8)	$0 651,563 967,320	(6) (8)	$92,269 101,821 33,819	$0 2,318,250 0	0 800,000 75,000	$0 3,518,438 2,345,625	(7)	$43,835 43,835 43,535
Lawrence W. Kellner President and Chief Operating Officer	2003 2002 2001	$586,085 744,600 542,750	(6) (8)	$0 456,250 660,422	(6) (8)	$14,863 11,817 11,242	$0 1,405,000 0	0 335,000 55,000	$0 2,217,375 1,478,250	(7)	$6,489 6,489 6,189
Jeffery A. Smisek Executive Vice President	2003 2002 2001	$612,000 612,000 608,400		$750,000 375,000 562,500		$69,564 6,625 9,430	$0 1,124,000 0	0 270,000 40,000	$2,134,443 1,350,000 900,000		$7,908 7,908 6,916
Michael H. Campbell Senior Vice President — Human Resources and Labor Relations	2003 2002 2001	$474,300 474,300 473,000		$581,250 290,625 435,939		$12,951 7,296 6,565	$0 281,000 0	0 180,000 20,000	$1,104,506 732,375 488,250		$2,000 2,000 1,700
Janet P. Wejman(9) Senior Vice President and Chief Information Officer	2003 2002 2001	$409,482 408,004 406,300		$501,847 250,000 375,000		$7,388 5,061 5,484	$0 281,000 0	0 140,000 20,000	$1,008,697 630,000 420,000		$2,000 2,000 1,700
J. David Grizzle Senior Vice President — Corporate Development	2003 2002 2001	$408,743 408,004 406,300		$500,924 250,000 375,000		$13,535 7,400 6,430	$0 281,000 0	0 164,000 20,000	$1,006,069 630,000 420,000		$6,000 5,500 5,100

(1)
Includes an amount equal to 2% of prior period salary received under flexible benefits program.

(2)
Includes tax adjustments relating to certain travel and, with respect to Messrs. Bethune, Kellner and Smisek, term life insurance benefits we provided to the named executives. In 2003 and 2002, the amounts for Messrs. Bethune and Smisek also include certain perquisites, including tax services valued at $35,070 for 2003 and $50,725 for 2002 for Mr. Bethune and a car allowance valued at $29,533 for Mr. Smisek. Except as set set forth in the foregoing sentence, the amounts do not include the value of perquisites and other personal benefits because they do not exceed the lesser of $50,000 or 10% of the named executive officer's total annual salary and bonus.

(3)
Determined based on the closing price of the common stock on the date the restricted shares were granted. At the end of 2003, the aggregate number of restricted shares held by Messrs. Bethune, Kellner, Smisek, Campbell and Grizzle and Ms. Wejman was 71,875, 47,500, 30,000, 7,500, 7,500, and 7,500, respectively, and the year-end values of the shares were $1,169,406, $772,825, $488,100, $122,025, $122,025 and $122,025, respectively, based on the December 31, 2003 closing price of the common stock of $16.27. Although we have paid no dividends on our common stock, any dividends would be payable upon both vested and non-vested shares. All of Ms. Wejman's restricted shares vested in connection with her retirement in January 2004.

(4)
Amounts include payouts under our Long Term Incentive Performance Award Program (LTIP) and our Officer Retention and Incentive Award Program (Incentive Award Program), each of which has been implemented under our Incentive Plan 2000. LTIP payments are with respect to 3-year performance periods ending on December 31 of the year shown, except with respect to 2001 (a 2-year phase-in performance period). These payments typically are made in the first quarter following the end of the performance period, following certification by the Human Resources Committee of achievement of performance goals. Incentive Award Program payouts relate to the company's realization of gain in connection with the disposition of all or a part of its equity investment in two e-commerce businesses (Hotwire, Inc. and Orbitz, Inc.) in 2003. The 2003 amounts shown include Incentive Award Program payments with respect to awards that have vested and have been paid. See "2003 Executive Compensation Report of Human Resources Committee".

(5)
Includes matching contributions pursuant to the company's 401(k) savings plan and, with respect to Messrs. Bethune, Kellner and Smisek, the dollar value of insurance premiums paid by the company with respect to term life insurance for the named executive pursuant to his employment agreement.

(6)
As described above, each of Messrs. Bethune and Kellner have entered into a compensation cap agreement with the company that caps compensation to him during the 12-month period beginning April 1, 2003. To ensure compliance with the Act, the company has withheld additional amounts of salary from Messrs. Bethune and Kellner. At the end of the compensation cap period, these additional withholdings of salary will be audited for compliance with the Act and Messrs. Bethune and Kellner will be entitled to reimbursement of any of the salary amounts withheld in excess of the requirements of the Act. This potential reimbursement will not exceed $225,000 in the case of Mr. Bethune or $200,000 in the case of Mr. Kellner.

(7)
Pursuant to their compensation cap agreements with the company, each of Messrs. Bethune and Kellner has waived his LTIP award for the performance period ending December 31, 2003 and has agreed not to redeem his vested awards under the Incentive Award Program during the 12-month period commencing April 1, 2003. The value of the vested awards that each of Messrs. Bethune and Kellner would have been eligible to redeem in 2003 but for the compensation cap agreements, and which they are expected to be eligible to redeem after April 1, 2004, is $2,089,648 and $732,476, respectively.

(8)
In the wake of the September 11th terrorist attacks and the company's resulting reduction in force, Messrs. Bethune and Kellner voluntarily waived their salary and any cash bonuses otherwise earned by them as employees of the company with respect to the period between September 26, 2001 and December 31, 2001.

(9)
Ms. Wejman retired from the company effective January 1, 2004.

Aggregated Option Exercises in 2003 and Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gordon M. Bethune	0	$0	725,000	75,000	$355,250	$36,750
Lawrence W. Kellner	0	0	292,500	42,500	143,325	20,825
Jeffery A. Smisek	0	0	235,000	35,000	115,150	17,150
Michael H. Campbell	0	0	160,000	20,000	78,400	9,800
Janet P. Wejman	0	0	120,000	20,000	58,800	9,800
J. David Grizzle	0	0	144,000	20,000	70,560	9,800

        None of the named officers exercised options during 2003 and no options were granted to them in 2003.

Long Term Incentive Plans — Awards in 2003

        The following table sets forth awards granted in 2003 under our Long Term Incentive Performance Award Program (LTIP) and our Officer Retention and Incentive Award Program (Incentive Award Program), each of which has been implemented under our Incentive Plan 2000. The awards made to Mr. Bethune and Mr. Kellner shown below were made prior to enactment of the Emergency Wartime Supplemental Appropriations Act of 2003 and the existence of their compensation cap agreements. However, under their compensation cap agreements, they surrendered their LTIP awards for the 3-year performance period ending December 31, 2003 and agreed that no awards would be made to them under the Incentive Award Program during the 12-month period beginning April 1, 2003.

				Estimated Future Payouts Under Non-Stock Price-Based Plans
			Performance or Other Period Until Maturation or Payout
Name	Number of Shares, Units or Other Rights
				Threshold		Target		Maximum
Gordon M. Bethune	LTIP Awards	(1)	3 years	$1,759,219	(3)	$2,345,625	(3)	$3,518,438	(3)
	1@ 37,500 PARs	(2)	(3)
Lawrence W. Kellner	LTIP Awards	(1)	3 years	$1,149,750	(3)	$1,478,250	(3)	$2,217,375	(3)
	1@ 25,000 PARs	(2)	(3)
Jeffery A. Smisek	LTIP Awards	(1)	3 years	$675,000		$1,012,500		$1,350,000
	1@ 15,000 PARs	(2)	(3)		(3)		(3)		(3)
	1@ 12,500 PARs	(2)	(4)		(4)		(4)		(4)
Michael H. Campbell	LTIP Awards	(1)	3 years	$313,875		$523,125		$732,375
	1@ 6,290 PARs	(2)	(3)		(3)		(3)		(3)
	1@ 5,990 PARs	(2)	(4)		(4)		(4)		(4)
Janet P. Wejman	LTIP Awards	(1)	3 years	$273,375		$455,625		$637,875
	1@ 6,290 PARs	(2)	(3)		(3)		(3)		(3)
	1@ 5,990 PARs	(2)	(4)		(4)		(4)		(4)
J. David Grizzle	LTIP Awards	(1)	3 years	$271,688		$452,813		$633,938
	1@ 6,290 PARs	(2)	(3)		(3)		(3)		(3)
	1@ 5,990 PARs	(2)	(4)		(4)		(4)		(4)

(1)
Amounts set forth in the table represent potential payout of awards under the LTIP based on awards made in 2003 for the 3-year performance period ending December 31, 2005. Payouts are based on Continental's achievement of number 3 (threshold), 2 (target) or 1 (maximum) in EBITDAR margin ranking compared to an industry group. Payout is also contingent upon our achievement of a minimum average adjusted annual operating income hurdle over the three-year performance period and an overall payment cap.

(2)
Each Incentive Award Program award (PAR) is a right, which generally vests quarterly over a four-year period, to receive a cash payment measured by a portion of the gain and profits associated with an equity holding of Continental or its subsidiaries in an e-commerce or internet-based business over the deemed initial base values. We are unable to estimate future payouts of the PARs awards at the time of grant. The payout of the PARs will generally not occur until and unless Continental realizes or is able to realize a gain on the applicable equity investment. The Human Resources Committee determines whether the base value assigned to the PARs relating to an investment, for purposes of the program, reflects fair market value (or, in some cases, the required minimum value set forth in the Incentive Award Program) of the related investment at the date of grant of the award. During 2003, the Human Resources Committee canceled outstanding PARs awards with respect to the company's investment in five entities based upon its determination that the performance goals relating to the awards had not been satisfied.

(3)
Represents PARs awards made in February 2003 to Messrs. Bethune, Kellner, Smisek, Campbell and Grizzle and Ms. Wejman, which relate to 3.75%, 2.5%, 1.5%, 0.63%, 0.63%, and 0.63%, respectively, of the potential total gain attributable to the equity holding for which PARs were awarded. The base value of this investment was $100,000, which represents the Incentive Award Program minimum value.

(4)
Represents PARs awards made in July 2003 to Messrs. Smisek, Campbell and Grizzle and Ms. Wejman. Messrs. Bethune and Kellner did not receive any PARs awards relating to this investment by the company as a result of their compensation cap agreements. During the fourth quarter of 2003, in connection with the sale of the company in which Continental had invested, Continental redeemed these awards and paid participants the value of their related vested PARs. The aggregate payouts under these PARs (both vested and unvested, subject to vesting in the future) to each of Messrs. Smisek, Campbell and Grizzle and Ms. Wejman will be $86,040, $41,230, $41,230, and $41,230, respectively, of which $80,663, $38,653, $38,653 and $38,653 was paid in 2003. The base value of this investment was $100,000, which represents the Incentive Award Program minimum value.

Employment Agreements

        Agreement with Mr. Bethune.    We have entered into an employment agreement with Mr. Bethune, effective July 25, 2000, relating to his service as an officer and director of Continental. His employment agreement entitles him to receive an annual base salary of not less than $1,042,500 (which has not been increased since 2000), to participate in Continental's compensation and benefit plans at specified levels, and to receive life insurance, Flight Benefits, tax indemnity payments (some of which may not be deductible by Continental) and certain other fringe benefits. The agreement is in effect until July 25, 2005, but may be terminated at any time by either party, with or without cause. In early 2003, Mr. Bethune entered into a compensation cap agreement, which, among other matters, modifies his employment agreement by reducing his salary and waiving his right to receive a bonus with respect to 2003. See "2003 Executive Compensation Report of Human Resources Committee".

        If Mr. Bethune's employment is terminated by Continental for cause (as described in the agreement) or by Mr. Bethune without good cause (as described in the agreement), he will receive: (i) a lump-sum payment of approximately $5.1 million, the amount to which he would have been entitled under his previous employment agreement if he had left our employ following the purchase in 1998 by Northwest and its affiliates of a majority of our voting power; (ii) the supplemental executive retirement plan (or SERP) benefit; and (iii) Flight Benefits, health insurance and other perquisites (together with the SERP and lump-sum payment, the "Base Benefits"). If we terminate his employment for reasons other than death, disability or cause or if he terminates his employment for good cause, then we must, in addition to providing the Base Benefits: (i) cause all options, shares of restricted stock, LTIP awards, Incentive Award Program awards and similar incentives awarded to him to vest (the "Vesting Benefits"); (ii) make a lump-sum cash severance payment to him in an amount equal to three times the sum of (a) his then current annual base salary and (b) the amount of such salary times 125% (such payment referred to herein as the "Termination Payment"); and (iii) provide him with out-placement, office and other perquisites for certain specified periods. In connection with Mr. Bethune's retirement as of December 31, 2004, the company expects that Mr. Bethune will receive the Base Benefits and the Vesting Benefits.

        Agreements with Other Named Executives.    We have also entered into employment agreements, effective July 25, 2000, with each of Messrs. Kellner, Smisek, Campbell and Grizzle and Ms. Wejman, which provide for a current base salary of not less than $730,000, $600,000, $465,000, $402,500 and $405,000, respectively. Each agreement is otherwise similar to that of Mr. Bethune, but their Termination Payments are limited to two times the sum of (a) the executive's then current annual base salary and (b) the amount of that salary times 125%, unless their termination occurs within two years following a change in control (in which case it is three times that sum), and there is no lump-sum payment relating to the 1998 acquisition by Northwest included in their Base Benefits.

        In connection with Ms. Wejman's retirement from the company, the company and Ms. Wejman entered into an early retirement agreement, effective as of January 1, 2004. Pursuant to the terms of the retirement agreement, Ms. Wejman received certain separation benefits including a lump sum payment of approximately $978,000, lifetime flight benefits, accelerated vesting of outstanding option grants, restricted stock grants and PARS awards, as well as a lump sum payment of approximately $816,000 under the SERP.

Retirement Plans

        The Continental Retirement Plan (the "Retirement Plan"), adopted effective in 1988, is a noncontributory, defined benefit pension plan. Substantially all of our domestic employees, including the named executive officers, are entitled to participate in the Retirement Plan. The Retirement Plan currently limits the annual compensation it considers for benefit determination purposes to $170,000 for the named executive officers, subject to increases in the cost of living. The named executive officers are also eligible to receive retirement benefits under the SERP, which benefits are not protected from a bankruptcy by the company and which were granted in connection with their employment agreements in 2000, and which will be offset by amounts paid or payable under the Retirement Plan.

        Payouts under the SERP are based on final average compensation and credited years of service (up to 30 years for Mr. Bethune, 26 years for Messrs. Kellner and Smisek, and 24 years for the other named executive officers). Under the SERP, final average compensation means the average of the participant's highest five years of compensation during their last ten calendar years with Continental. For purposes of such calculation, compensation includes annual salary and cash bonuses (but excludes other annual compensation, bonuses paid prior to 1995 and certain stay bonus amounts paid in connection with the 1998 Northwest transaction, and all long-term compensation and other compensation). In addition, to induce our named executive officers to remain in our employ, each of them receive additional credited years of service under the SERP for each actual year of service during the years 2000 — 2004 as follows: four additional years for Mr. Bethune, two additional years for each of Messrs. Kellner and Smisek, and one additional year for each of the other named executive officers. In lieu of a monthly annuity, named executive officers meeting specified age and/or service requirements may elect to receive a lump-sum payment.

        The following table represents the estimated combined annual benefits payable under the plans as of January 1, 2004 in the form of a single life annuity to the named executive officers at age 60 in specified service and compensation categories.

Pension Plan Table

	Years of Service(1)
Final Average Compensation
	5	10	15	20	25	30
$ 600,000	$75,000	$150,000	$225,000	$300,000	$375,000	$450,000
$ 800,000	100,000	200,000	300,000	400,000	500,000	600,000
$1,000,000	125,000	250,000	375,000	500,000	625,000	750,000
$1,500,000	187,500	375,000	562,500	750,000	937,500	1,125,000
$2,000,000	250,000	500,000	750,000	1,000,000	1,250,000	1,500,000
$2,500,000	312,500	625,000	937,500	1,250,000	1,562,500	1,875,000

(1)
As calculated under the SERP.

        As of January 1, 2004, Messrs. Bethune, Kellner, Smisek, Campbell and Grizzle had twenty-five, seventeen, seventeen, eight and eight credited years of service under the SERP, respectively. In connection with her retirement, Ms. Wejman received a lump-sum payment under the SERP as described under "Employment Agreements" above.

Performance Graph

        The following graph compares the cumulative total return on our common stock with the cumulative total returns (assuming reinvestment of dividends) on the Amex Airline Index and the Standard & Poor's 500 Stock Index as if $100 were invested in the common stock and each of those indices on December 31, 1998.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Continental Airlines	$100.00	$132.46	$154.10	$78.24	$21.64	$48.57
Amex Airline Index	$100.00	$103.86	$114.54	$60.16	$26.64	$42.21
S&P 500 Index	$100.00	$120.89	$109.97	$96.94	$75.64	$97.09

2003 Executive Compensation Report of the Human Resources Committee

        The Human Resources Committee is comprised of three non-employee members of the board of directors (listed below). After reviewing the qualifications of the current members of the committee, and any relationships they may have with the company that might affect their independence from the company, the board has determined that each current committee member is "independent" as that concept is defined in the applicable rules of the NYSE. The board of directors appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures, authority and responsibilities of the committee.

  General Compensation Strategy

        The current environment in the airline industry is difficult, with Continental and other major hub-and-spoke airlines having faced a slow economy in early 2003, the threat and ultimate prosecution of a war between coalition forces and Iraq, the outbreak of SARs, persistently high fuel prices, excess industry capacity and the growth of low cost carriers.

        Two major carriers (United Air Lines and US Airways) have filed for bankruptcy. American Airlines came perilously close to filing for bankruptcy, escaping only at the last moment by winning significant wage concessions from its employee groups. Northwest Airlines has publicly stated that it may file for bankruptcy unless it renegotiates its outstanding labor agreements to significantly reduce costs, and Delta Air Lines has requested significant wage concessions from its pilots. All major hub-and-spoke carriers suffered significant losses in 2003 (excluding special items).

        In the face of this difficult environment, Continental significantly outperformed its peer major hub-and-spoke competitors in 2003. It is the only such airline not to have sought wage concessions from its employee work groups. Its employees continue to deliver what is widely acknowledged as the best customer service in the industry, and recently Continental was voted by its employees as among Fortune Magazine's list of the "100 Best Companies to Work For" in America for the sixth consecutive year, an important achievement in a customer service business. Additionally during 2003, Continental maintained its domestic unit revenue premium to the peer major hub-and-spoke competitor average, and achieved the highest EBITDAR margin and lowest pre-tax loss (excluding special gains and charges) per available seat mile of those peer competitors, all while improving its product and delivering outstanding operational performance and reliability.

        It is in this context of a difficult industry environment and Continental's outperformance of its peer major hub-and-spoke competitors in that environment, that the Human Resources Committee of the board of directors took action during 2003. The Human Resources Committee approved the early retirement of over 25% of the company's senior officers in 2003. It also worked with its compensation consultants to structure compensation designed to keep the company's remaining management team, including executive officers, intact during a period of unprecedented challenges to the airline industry, and motivate management to take aggressive actions to maximize the chances of recovery and increase stockholder value (Continental's common stock increased in value by 124% during 2003). While aware that industry challenges have significantly diminished stockholder value since the terrorist attacks of September 11, 2001, the committee also recognizes that Continental has markedly outperformed its peer hub-and-spoke competitors during the current industry environment. The committee also believes that the company's well-regarded management team is key to Continental's survival and the ultimate preservation and growth of stockholder value. In fact, due to the tumultuousness of the industry, Continental's managers are in high demand by competitors and others, and retention remains a salient issue, as a number of Continental's senior and other officers have resigned since September 11, 2001. Consequently, the committee continues to believe its goal of providing appropriate incentive compensation to the management team and to all employees is of critical importance. To that end, the committee has reexamined and reaffirmed its compensation strategy to:

  •
  appropriately link compensation levels with the creation of stockholder value,

  •
  provide total compensation capable of attracting, motivating and retaining executives of outstanding talent,

  •
  achieve competitiveness of total compensation, and

  •
  emphasize variable pay to motivate managers to improve performance.

        In considering appropriate executive compensation levels, the committee applies these factors to available marketplace compensation data for certain non-airline companies with revenue and other characteristics deemed by the committee and its consultants to be comparable to ours and also for U.S. airlines of comparable size, including some of the industry peer airlines in the Amex Airline Index shown on the performance graph. The elements of compensation included in the competitive analysis generally are base salaries, annual incentives and long-term incentives. Continental competes for executive talent principally with companies other than airlines; consequently, the committee emphasizes compensation data from non-airline companies in its analysis of competitive compensation packages.

        Most of Continental's employees other than officers and other senior managers participate in the company's on-time arrival bonus program and, during periods of profitability, its profit sharing plan. Since the company was not profitable in 2003 (excluding special items), the company's profit sharing plan did not pay out for 2003, but the company's outstanding on-time arrival performance resulted in over $13 million in payments to the broad-based employee group under our on-time arrival bonus program.

        Executives' incentives are linked to Continental's performance through:

  •
  the executive bonus performance award program, which is designed to pay quarterly cash bonuses based on Continental's quarterly cumulative net income performance (this program has paid no bonuses since the third quarter of 2001);

  •
  special bonus programs that the committee has adopted since the September 11 terrorist attacks to provide incentives for the company's executives and certain other officers to remain with the company and help guide it through the aftermath of the attacks and the resulting industry upheaval and restructuring (the program applicable to 2003 paid out at its maximum available opportunity as a result of the company's achievement of industry leading EBITDAR margin and at least two quarters of profitability in 2003);

  •
  a long term incentive performance award program (LTIP), which pays cash bonuses based on Continental's performance relative to its peer major hub-and-spoke competitors over three-year rolling performance cycles (the award, as amended, applicable to the 3-year performance period from January 1, 2001 through December 31, 2003 paid out in full with respect to that 3-year period, as a result of the company's achievement of industry leading EBITDAR margin, higher than anticipated cumulative adjusted operating income, and above-target cash generation);

  •
  the officer retention and incentive award program (Incentive Award Program), designed to retain officers and encourage Continental's participation in more cost-effective distribution and marketing channels by allowing officers to participate in a portion of any gains and profits that the company realizes in its e-commerce and internet investments (this program had payouts in 2003 in connection with the company's realization of gains from the sale of all or part of its investment in two internet travel distribution companies, Hotwire, Inc. and Orbitz, Inc.);

  •
  stock options (no stock options were granted to the named executive officers and none of the stock options held by them was exercised in 2003); and

  •
  grants from time to time of restricted shares of our common stock (no restricted stock grants were made to the named executive officers in 2003).

        In conducting the programs applicable to executives, the committee considers the effects of section 162(m) of the Internal Revenue Code. Section 162(m) denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their four other most highly compensated executive officers employed on the last day of a given year, unless their compensation is based on qualified performance criteria. To qualify for deductibility, these criteria must be established by a committee of outside directors and approved, as to their material terms, by that company's stockholders. Some of Continental's compensation plans, including its stock option plans, the executive bonus performance award program, the special bonus program for 2003, the LTIP and the Incentive Award Program, were designed to qualify as performance-based compensation under section 162(m). The committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with section 162(m) if it determines that such action is appropriate and in the company's best interests. The salary of the Chief Executive Officer in excess of one million dollars (not applicable to him in 2003 due to his compensation cap agreement which reduced his salary) and other awards, such as restricted stock grants and the LTIP award that was amended after the commencement of the relevant performance period, do not so qualify and are subject to the limitation on deductibility. Although some amounts recorded as compensation by the company to certain executives with respect to 2003 were limited by section 162(m), that limitation did not result in the current payment of increased federal income taxes by the company due to its significant net operating loss carryforwards.

        Compensation Cap Agreements.    Continental received reimbursement from the Transportation Security Administration ("TSA") under the Emergency Wartime Supplemental Appropriations Act of 2003 (the "Act") for passenger security and air carrier security fees paid to or collected for the TSA through the date of enactment of the Act. As required by the Act as a condition of our obtaining and retaining such reimbursement, the company entered into an agreement with the United States of America, acting through the TSA, pursuant to which we agreed not to provide total cash compensation to either of our two then most highly-compensated named executive officers (Messrs. Bethune and Kellner) during the 12-month period commencing April 1, 2003 in an amount equal to or more than the annual salary paid to such executive officers with respect to fiscal year 2002. In order to permit us to comply with our agreement with the TSA, each of Messrs. Bethune and Kellner voluntarily entered into a compensation cap agreement with the company to amend certain of his existing contractual rights relating to compensation and waive significant amounts of compensation otherwise payable to him. Under the compensation cap agreements, each of Messrs. Bethune and Kellner agreed to reduce his base salary during the 12-month period beginning April 1, 2003 (the "Restricted Period"), agreed to defer the vesting of his restricted stock and PARs awards under the Incentive Award Program that would otherwise vest during the Restricted Period, agreed not to redeem his vested PARs during the Restricted Period, agreed to surrender without value his bonus awards with respect to 2003 and his LTIP award with respect to the 3-year performance period ending December 31, 2003, agreed that he would not receive any PARs awards during the Restricted Period, and agreed to take such other action with respect to his compensation provided to him by the company during the Restricted Period as he and the company reasonably agree to be necessary in order to permit the company to comply with the terms of its agreement with TSA. The executives' willingness voluntarily to enter into the compensation cap agreements resulted in a material reduction to the compensation that otherwise would have been payable to the executives, and benefited Continental by permitting it to obtain and retain approximately $173 million of passenger and air carrier security fee reimbursements from TSA.

        Base Salaries.    The committee believes it is crucial for the company to provide executive salaries within a competitive market range in order to attract and retain highly talented executives. The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for the services of our executives. Base salary levels are also dependent on the performance of each individual executive over time. Thus, executives who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of relative salary equity, market demand and pay-for-performance.

        Incentive Compensation.    The committee believes that appropriate base salaries must be coupled with incentive compensation that not only attracts and retains qualified employees, but also rewards them for increased performance. Compensation linked to the performance of our common stock is one of the best incentives to align management's interests with those of stockholders and to enhance performance. In addition, since 2000 the committee has sought to define performance criteria relative to our competitors, mitigate the dilutive effect of relying solely on common stock-based awards as incentive compensation, and develop programs designed to retain management in the face of significant employment opportunities and recruiting efforts from other companies, especially in light of the turbulence and uncertainty in the airline industry. The committee has implemented stock option plans for Continental's executive officers and other senior managers to encourage employees to identify their interests with those of stockholders and enhance Continental's performance. In addition, the company maintains its on-time arrival bonus program and profit sharing plan discussed above to incentivize substantially all non-management employees (except, with respect to the profit sharing plan, employees whose collective bargaining agreement provides otherwise or limits participation or who participate in profit sharing arrangements required by foreign law). Finally, the company has executive bonus programs, the LTIP, the Incentive Award Program and other programs to focus employees on common goals and to encourage them to work together to help the company recover from current conditions and achieve profitability. The committee believes that these incentives play a significant part in Continental's performance and success.

  2003 Executive Compensation

        Base Salaries.    There were no adjustments by the company in 2003 to base salaries of our senior executives listed in the Summary Compensation Table, other than a modest $5,000 increase to the salary of Ms. Wejman and a modest $2,500 increase to the salary of Mr. Grizzle. The salaries of Mr. Bethune and Mr. Kellner were reduced during the 12-month period beginning April 1, 2003 under their respective compensation cap agreements.

        Stock and Other Incentives.    As described above, no stock options or restricted stock were awarded to the named executive officers during 2003, and only modest stock option grants were made to other officers of the company in connection with promotions. Officers did receive awards under the company's LTIP (for the 3-year performance period beginning on January 1, 2003 and ending on December 31, 2005) and its Incentive Award Program, although no awards under the LTIP program will be made for the 3-year period commencing January 1, 2004 and ending December 31, 2006.

        In early 2003, the Human Resources Committee restructured the award for the 3-year performance period ending December 31, 2003 to more closely match the performance goals with the changed priorities of the company, including preservation and generation of cash, and to modify the provision relating to aggregate payments so that aggregate payments with respect to that award under the LTIP were limited by a specific dollar cap as opposed to a fixed percentage of actual average operating income over the performance period. The committee modified the LTIP award so that it was broken into two parts, with one half of the award payable in varying amounts if the company achieved specified EBITDAR margin rankings compared to a peer group and achieved a three-year cumulative adjusted operating income hurdle (which was lowered from the amount originally specified in the award), and the other half payable in increments for each million dollars of cumulative adjusted operating income achieved above that hurdle (up to a cap) and if the company's cash flow over the performance period were such that its cash, cash equivalents and short term investments at the end of the performance period were $1 billion or greater. The LTIP award for the 3-year performance period beginning January 1, 2001 and ending December 31, 2003 paid out in full for that performance period, with the company achieving the highest EBITDAR margin ranking among its peer group airlines, achieving a higher than expected cumulative adjusted average operating income, and ending the three year period with higher than anticipated cash balances.

        Other Plans and Programs.    The executive bonus performance award program makes our executive officers and certain additional officers recommended by the Chief Executive Officer and approved by the committee eligible to receive on a fiscal quarterly basis a cash bonus of up to 125% of their salary for that quarter based on Continental's cumulative net income earned through that quarter as compared to the cumulative net income targeted through that quarter in a financial plan adopted by the committee. The program also provides an alternate target for bonus payments of achievement of number 1, 2 or 3 in cumulative EBITDAR margin ranking by Continental as compared to an industry group, together with achievement of an operating income hurdle. No quarterly bonuses have been earned under this program since the third quarter of 2001, and no awards will be made under this program with respect to 2004.

        In early 2003, the Human Resources Committee established a special bonus program for key management for 2003, which provided the relevant officers with an opportunity to earn a year-end bonus of 75% of their base salary if the company achieved a number 2 ranking in relative EBITDAR margin among a peer group of carriers for 2003, a bonus of 100% of their base salary if the company achieved a number 1 ranking in relative EBITDAR margin among a peer group of carriers for 2003, or 125% of their base salary if the company achieved a positive net income with respect to at least two fiscal quarters of 2003 and achieved either a number 1 or number 2 ranking in relative EBITDAR margin among a peer group of carriers for 2003. This program paid at its maximum, since the company achieved at least two fiscal quarters of profitability in 2003 and achieved the number 1 ranking in EBITDAR margin among its major hub-and-spoke peer group of carriers for 2003.

  2003 CEO Compensation

        Mr. Bethune voluntarily reduced his salary in 2003 when he agreed to enter into a compensation cap agreement with the company. Pursuant to that agreement, Mr. Bethune received no bonus with respect to 2003 and received no payout of his LTIP award with respect to the 3-year period ending December 31, 2003, and also did not redeem his PARs awards under the company's Incentive Award Program in connection with two dispositions of investments by the company which would have entitled him to payments on his PARs awards. Mr. Bethune did receive, prior to the enactment of the Emergency Wartime Supplemental Appropriations Act of 2003 and the existence of his compensation cap agreement, an award under the LTIP program for the 3-year period ending December 31, 2005 and one award under the Incentive Award Program. Mr. Bethune received no stock option or restricted stock grants in 2003.

Respectfully submitted, Human Resources Committee Charles A. Yamarone, Chairman Thomas J. Barrack, Jr. Kirbyjon H. Caldwell

New Plan Benefits

        It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the Company's 2004 Employee Stock Purchase Plan (the "Purchase Plan"), if the Purchase Plan is adopted, or what amounts would have been received by any person or group of persons for the last fiscal year if the Purchase Plan had been in effect. See "Proposal 2: Approval of the 2004 Employee Stock Purchase Plan."

Equity Compensation Plan Information

        The table below provides information relating to our equity compensation plans as of December 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	6,469,471	$17.86	887,799	(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	6,469,471	$17.86	887,799

(1)
The number of securities remaining available for future issuance under equity compensation plans includes 15,062 shares under restricted stock provisions and 368 shares under the employee stock purchase plan.

Proposal 1:
ELECTION OF DIRECTORS

        It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of each nominee for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the stockholders meeting. If elected, each nominee will hold office until the next annual meeting of stockholders and until his or her respective successor has been duly elected and has qualified, except as discussed below. We do not expect any of the nominees to be unavailable to serve for any reason, but if that should occur before the meeting, we anticipate that proxies will be voted for another nominee or nominees to be selected by the board of directors.

        Our board of directors currently consists of fourteen persons. However, the board of directors decreased the size of the board to ten members effective March 12, 2004 since four of our current outside directors will retire from our board or determined not to stand for re-election. Additionally, Mr. Bethune, our Chairman and Chief Executive Officer, will retire from these positions and from our board effective December 31, 2004 (which will create a vacancy that our board of directors expects to fill). The Corporate Governance Committee of the board of directors has recommended to our board, and our board has unanimously nominated, ten individuals for election as directors at our annual meeting. Each of the director nominees is presently one of our directors. Stockholder nominations will not be accepted for filling board seats at the meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Your proxy cannot be voted for a greater number of persons than the number of nominees named herein. There is no family relationship between any of the nominees for director or between any nominee and any executive officer. Our board has determined that all non-employee nominees for our board (8 of the 10 nominees) are "independent" as that term is defined by NYSE rules. In making this determination, the board considered transactions and relationships between each director or his or her immediate family and the company and its subsidiaries, including those reported under "Certain Transactions" above. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, the board affirmatively determined based on its understanding of such transactions and relationships that all of the directors nominated for election at the annual meeting are independent of the company under the standards set forth by the NYSE, with the exception of Gordon Bethune and Larry Kellner.

Messrs. Bethune and Kellner are non-independent because of their employment as senior executives of the company.

        The following table shows, with respect to each nominee, (i) the nominee's name and age, (ii) the period for which the nominee has served as a director, (iii) all positions and offices with Continental currently held by the nominee and his or her principal occupation and business experience during the last five years, (iv) other directorships held by the nominee and (v) the standing committees of the board of directors of which he or she is a member.

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
THOMAS J. BARRACK, JR., age 56 (Human Resources Committee, Corporate Governance Committee, Executive Committee)	Director since 1994. Chairman and Chief Executive Officer of Colony Capital, LLC and Colony Advisors, LLC (real estate investments) for more than five years. Director of: First Republic Bank.
GORDON M. BETHUNE, age 62 Chairman of the Board and Chief Executive Officer (Executive Committee, Budget Committee)
Director since 1994. Chairman of the Board and Chief Executive Officer for more than five years. Various positions with The Boeing Company from 1988-1994, including Vice President and General Manager of the Commercial Airplane Group Renton Division, Vice President and General Manager of the Customer Services Division and Vice President of Airline Logistics Support. Director of: ExpressJet Holdings, Inc.; Honeywell International Inc.
KIRBYJON H. CALDWELL, age 50 (Human Resources Committee, Corporate Governance Committee)
Director since 1999. Senior Pastor of The Windsor Village-United Methodist Church, Houston, Texas for more than five years. Director of: Baylor College of Medicine; JPMorgan Chase Houston Advisory Board; Momentum Equity Group; Bridgeway Mutual Funds; Reliant Resources.
LAWRENCE W. KELLNER, age 45 President and Chief Operating Officer (Budget Committee, Executive Committee)
Director since 2001. President and Chief Operating Officer since March 2003. President (May 2001-March 2003); Executive Vice President and Chief Financial Officer (November 1996-May 2001); Director of: Belden & Blake Corporation; ExpressJet Holdings, Inc.; Marriott International, Inc.
DOUGLAS H. McCORKINDALE, age 64 (Executive Committee)
Director since 1993. Chairman, President and CEO of Gannett Co., Inc. ("Gannett") (a nationwide diversified communications company) since February 2001; Vice Chairman, President and CEO of Gannett (June 2000-February 2001); Vice Chairman and President of Gannett (1997-2000). Director of: a group of Prudential Mutual Funds; Lockheed Martin Corporation.

HENRY L. MEYER III, age 54 (Audit Committee, Executive Committee)	Director since 2003. Chairman of the Board, President and Chief Executive Officer of KeyCorp (banking) since May 2001; Director of Lincoln Electric Holdings, Inc.
GEORGE G. C. PARKER, age 65 (Audit Committee)
Director since 1996. Dean Witter Distinguished Professor of Finance and Management and previously Senior Associate Dean for Academic Affairs and Director of the MBA Program, Graduate School of Business, Stanford University. Director of: Affinity Group International, Inc.; BGI Mutual Funds; Tejon Ranch Company; Converium Holding AG; First Republic Bank.
KAREN HASTIE WILLIAMS, age 58 (Budget Committee)
Director since 1993. Partner of Crowell & Moring LLP (law firm) for more than five years; Director of: The Chubb Corporation; Gannett; SunTrust Bank, Inc.; and Washington Gas Light Company. Member of the Internal Revenue Service Oversight Board.
RONALD B. WOODARD, age 60 (Budget Committee)
Director since 2003. Chairman of the Board of MagnaDrive Corporation (a supplier of new engine power transfer technology applications for industrial equipment) since 2002; President and Chief Executive Officer (1999-2002). Various positions with The Boeing Company for more than 32 years, including President of Boeing Commercial Airplane Group, Senior Vice President of Boeing, Executive Vice President of Boeing Commercial Airplane Group, and Vice President and General Manager of the Renton Division, Boeing Commercial Airplane Group; Director of Coinstar, Inc.
CHARLES A. YAMARONE, age 44 (Human Resources Committee, Corporate Governance Committee)
Director since 1995. Executive Vice President of Libra Securities LLC (institutional broker-dealer) since January 2002. Executive Vice President of U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc. (1999-2001); Executive Vice President and Research Director of Libra Investments, Inc. (1994-1999); Director of El Paso Electric Company.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

Proposal 2:
APPROVAL OF THE 2004 EMPLOYEE STOCK PURCHASE PLAN

General

        The Board of Directors adopted the Continental Airlines, Inc. 2004 Employee Stock Purchase Plan on February 3, 2004, subject to approval by the stockholders of the company at the 2004 annual meeting of stockholders. The purpose of the Purchase Plan is to provide an incentive to employees of the company to acquire or increase an ownership interest in the company through the purchase of shares of common stock.

Summary of Purchase Plan

        The following general description of certain features of the Purchase Plan is qualified in its entirety by reference to the Purchase Plan, which is attached as Appendix B. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Purchase Plan.

        Shares Available under the Purchase Plan; Adjustments.    Subject to adjustment as provided in the Purchase Plan, the number of shares of common stock that may be purchased by participating employees under the Purchase Plan will not in the aggregate exceed 3,000,000 shares, which may be originally issued or reacquired shares, including shares bought on the market or otherwise for purposes of the Purchase Plan. Such number of shares is subject to adjustment in the event of a change in the common stock by reason of a stock dividend or by reason of a subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change. Upon any such event, the maximum number of shares that may be subject to any option, the number and purchase price of shares subject to options outstanding under the Purchase Plan, and the minimum Option Price established under the Purchase Plan with respect to both future and outstanding options will also be adjusted accordingly.

        Eligibility.    All employees of the company and its Participating Companies (currently Continental Micronesia, Inc.) as of a Date of Grant (the first day of the Option Period) are eligible to participate in the Purchase Plan; provided, however, that an eligible employee may not participate if such employee would own (directly or indirectly) 5% or more of the total combined voting power or value of all classes of stock of the company or a subsidiary, taking into account options to purchase stock and stock that may be purchased under the Purchase Plan. At the present time, no employee of the company would be prevented from participating by reason of this limitation. Approximately 42,000 employees are eligible to participate in the Purchase Plan.

        Participation.    An eligible employee may elect to participate in the Purchase Plan for any calendar quarter (beginning April 1, 2004) by designating a percentage of such employee's Eligible Compensation to be deducted from compensation for each pay period and paid into the Purchase Plan for such employee's account. The designated percentage may not be less than 1% nor more than 10% (or such greater percentage as the board or Human Resources Committee may establish from time to time before a Date of Grant). An eligible employee may participate in the Purchase Plan only by means of payroll deduction. No employee will be granted an option under the Purchase Plan that permits such employee's rights to purchase common stock to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for the calendar year in which such option is outstanding. Unless an employee's payroll deductions are withdrawn (as described below), the aggregate payroll deductions credited to the employee's account will be used to purchase shares of common stock at the end of the Option Period. The per share purchase price of the common stock will be 85% of the lesser of the fair market value of the common stock on the Date of Grant or on the Date of Exercise (the last day of the Option Period); provided, however, in any event the minimum Option Price that may be paid by a participant may not be less than $10 per share (subject to adjustment). The board and Human Resources Committee each have the power to increase the purchase price percentage from 85% of the fair market value to a greater percentage as determined in the discretion of the board or Human Resources Committee and to make other changes to comply with future accounting rules. For all purposes under the Purchase Plan, the fair market value of a share of common stock on a particular date shall be equal to the closing market price of such stock on the NYSE on that date (or, if no shares of common stock have been traded on that date, on the prior regular business date on which shares of the common stock are so traded). If the Option Price for any Option Period is less than the minimum Option Price, then the participant's option relating to such Option Period will automatically terminate and the company will refund to each participant the amount of his unused payroll deductions. Payroll deductions will be included in the general funds of the company, free of any trust or other arrangement and may be used for any corporate purpose. No interest will be paid or credited to any participant.

        Changes in and Withdrawal of Payroll Deductions.    A participant may elect to decrease, suspend or resume payroll deductions during a relevant Option Period by delivering to the company a new payroll deduction authorization in the manner specified by the company. A participant may withdraw in whole from the Purchase Plan, but not in part, at any time prior to the Date of Exercise relating to a particular Option Period by timely delivering to the company a notice of withdrawal in the manner specified by the company. The company promptly will refund to the participant the amount of the participant's payroll deductions under the Purchase Plan that have not been otherwise returned or used upon exercise of options, and thereafter the participant's payroll deduction authorization and interest in unexercised options under the Purchase Plan will terminate.

        Delivery of Shares; Restrictions on Transfer.    As soon as practicable after each Date of Exercise, the company will deliver to a custodian (currently Mellon Investor Services) one or more certificates representing (or shall otherwise cause to be credited to the account of such custodian) the total number of whole shares of common stock respecting options exercised on such Date of Exercise in the aggregate (for both whole and fractional shares) of all of the participating eligible employees under the Purchase Plan. Any remaining amount representing a fractional share will not be certificated (or otherwise so credited) and will be carried forward to the next Date of Exercise for certification (or credit) as part of a whole share. Such custodian will keep accurate records of the beneficial interests of each participant in such shares by means of participant accounts under the Purchase Plan, and will provide each eligible employee with quarterly or such other periodic statements with respect thereto as the Human Resources Committee (or its designee) may specify. A participant may not generally transfer or otherwise dispose of the shares for a period of six months from the Date of Exercise. During this six-month period, the company (or the custodian) will retain custody of the shares. This period may be changed at the discretion of the board or Human Resources Committee.

        Termination of Employment; Leaves of Absence.    Except as described below, if the employment of a participant terminates for any reason, then the participant's participation in the Purchase Plan ceases and the company will refund the amount of such participant's payroll deductions under the Purchase Plan that have not yet been otherwise returned or used upon exercise of options. If the employment of a participant terminates due to retirement, death or disability, the participant, or the participant's designated beneficiary, as applicable, may elect either to (i) withdraw all of the accumulated unused payroll deductions and common stock credited to the participant's account or (ii) exercise the participant's option for the purchase of common stock at the end of the Option Period. Any excess cash in such account will be returned to the participant or such designated beneficiary. If no such election is timely received by the company, the participant or designated beneficiary will automatically be deemed to have elected the second alternative.

        During a paid leave of absence approved by the company and meeting the requirements of Internal Revenue Service regulations, a participant's elected payroll deductions will continue. A participant may not contribute to the Purchase Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by the company and meets the requirements of Internal Revenue Service regulations, then such participant's payroll deductions for such Option Period that were made prior to such leave may remain in the Purchase Plan and be used to purchase common stock on the Date of Exercise relating to such Option Period. If a participant takes a leave of absence not described in the first or third sentence of this paragraph, then the participant will be considered to have withdrawn from the Purchase Plan. Further, notwithstanding the foregoing, if a participant takes a leave of absence that is described in the first or third sentence of this paragraph and such leave of absence exceeds the Maximum Period (generally, the 90-day period beginning on the first day of the participant's leave of absence or such longer period during which the participant's reemployment rights are guaranteed either by statute or contract), then the participant will be considered to have withdrawn from the Purchase Plan and terminated his or her employment for purposes of the Purchase Plan on the day immediately following the last day of the Maximum Period.

        Restriction Upon Assignment of Option.    An option granted under the Purchase Plan may not be transferred other than by will or the laws of descent and distribution. Subject to certain limited exceptions, each option is exercisable, during the employee's lifetime, only by the employee to whom granted.

        Administration, Amendments and Termination.    The Purchase Plan is to be administered by the Human Resources Committee of the board. In connection with its administration of the Purchase Plan, the Committee is authorized to interpret the Purchase Plan. Any of the payroll deduction authorizations, enrollment documents and any other forms and designations referenced in the Purchase Plan and their submission may be electronic or telephonic, as directed by the Human Resources Committee.

        The Purchase Plan may be amended from time to time by the board or the Human Resources Committee, including but not limited to any amendment to conform the Purchase Plan to the requirements of SFAS 123 to prevent adverse accounting treatment of the Purchase Plan or the options granted thereunder or otherwise; provided, however, that no change in any option theretofore granted may be made that would impair the rights of a participant without the consent of such participant. The board in its discretion may terminate the Purchase Plan at any time with respect to any stock for which options have not theretofore been granted. Unless sooner terminated by the board, the Purchase Plan will terminate and no further options will be granted after December 31, 2014.

United States Federal Income Tax Consequences

        The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Purchase Plan based on federal income tax laws in effect on January 1, 2004. This summary applies to the Purchase Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes. The Purchase Plan is not qualified under Section 401(a) of the Code.

        Tax Consequences to Participants.    A participant's payroll deductions to purchase common stock are made on an after-tax basis. There is no tax liability to the participant when shares of common stock are purchased pursuant to the Purchase Plan. However, the participant may incur tax liability upon disposition (including by way of gift) of the shares acquired under the Purchase Plan. The participant's U.S. federal income tax liability will depend on whether the disposition is a qualifying disposition or a disqualifying disposition as described below.

        If a qualifying disposition of the shares is made by the participant (i.e., a disposition that occurs more than two years after the first day of the Option Period in which the shares were purchased), or in the event of death (whenever occurring) while owning the shares, the participant will recognize in the year of disposition (or, if earlier, the year of the participant's death) ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition (or death) over the Option Price or (ii) 15% of the fair market value of the shares at the Date of Grant (the beginning of the Option Period). Upon the sale of the shares, any amount realized in excess of the ordinary income recognized by the participant will be taxed to the participant as a long-term capital gain. If the shares are sold at less than the Option Price, then there will be no ordinary income. Instead, the participant will have a capital loss equal to the difference between the sales price and the Option Price.

        If a disqualifying disposition of the shares is made (i.e., a disposition (other than by reason of death) within two years after the first day of the Option Period in which the shares were purchased) the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the Date of Exercise over the Option Price for the shares (even if no gain is realized on the sale or if a gratuitous transfer is made). Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

        Tax Consequences to the Company or Participating Company.    The company, or the Participating Company for which a participant performs services, will be entitled to a deduction only if the participant makes a disqualifying disposition of any shares purchased under the Purchase Plan. In such case, the company or such Participating Company can deduct as a compensation expense the amount that is ordinary income to the participant provided that, among other things, (i) the amount meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) any applicable reporting obligations are satisfied and (iii) the one million dollar limitation of Section 162(m) of the Code is not exceeded.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 2004 EMPLOYEE STOCK PURCHASE PLAN, AS DESCRIBED ABOVE AND AS SET FORTH IN APPENDIX B, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

Proposal 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The firm of Ernst & Young LLP has been our independent auditors since 1993, and the board of directors desires to continue to engage the services of this firm for the fiscal year ending December 31, 2004. Accordingly, the board of directors, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to audit the financial statements of Continental and its subsidiaries for fiscal 2004 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment. Fees paid to Ernst & Young LLP during the last two fiscal years were as follows:

          Audit Fees.    Fees for professional services provided during the years ended December 31, 2003 and 2002, were $2.5 million and $3.4 million, respectively. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

          Audit-Related Fees.    Fees for professional services provided during the years ended December 31, 2003 and 2002, were $0.3 million and $0.2 million, respectively. Audit-related fees consist primarily of audits of subsidiaries.

          Tax Fees.    Fees for professional services provided during the years ended December 31, 2003 and 2002, were $1.6 million and $1.9 million, respectively. Tax fees include professional services provided for preparation of federal and state tax returns, review of tax returns prepared by the company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.

          All Other Fees.    Fees for professional services provided during the years ended December 31, 2003 and 2002, were $0.4 million and $0.5 million, respectively. Other fees consist primarily of attestation services associated with third-party contract compliance.

        The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the company by the independent auditors, subject to the requirements of applicable law. In accordance with such law, the committee has delegated the authority to grant such pre-approvals to the committee chair, which approvals are then reviewed by the full committee at its next regular meeting. Typically, however, the committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent auditors include the committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of services or to engage the independent auditors for any services not included in the budget. The committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the committee.

        Representatives of Ernst & Young LLP will be present at the stockholders meeting and will be available to respond to appropriate questions and make a statement should they so desire.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY.

Proposal 4:
RETENTION OF RIGHTS PLAN

        At the company's annual meeting of stockholders on May 14, 2003, the stockholders approved a proposal, entitled "Shareholder Vote on Poison Pills", that requested the company to submit annually to a stockholder vote any rights plan that was adopted since the previous annual meeting or that was currently in place.

        The company currently has in effect an amended and restated stockholders rights agreement (which agreements are sometimes referred to as "poison pills" and is referred to herein as our "rights plan") that was in effect approved by the company's stockholders and adopted in January 2001. Notwithstanding this vote, as explained in last year's proxy, the company will not be able to redeem the rights issued under our rights plan, or amend or alter our rights plan to effect such a redemption or a termination of the plan, in response to any vote on this proposal without the consent of Northwest and Northwest has advised us that it will not approve the elimination of our rights plan. The board has elected to give effect to the adoption of last year's stockholder proposal by proposing that the company's stockholders vote on a recommendation to retain the rights plan currently in effect. The following is a summary of the material terms of the rights plan. The full text of the rights plan is filed as Exhibit 99.11 to the company's Current Report on Form 8-K dated November 16, 2000 and we will furnish a copy to interested stockholders without charge, upon written request submitted to our Secretary at Continental Airlines, Inc., P. O. Box 4607, Houston, Texas 77210-4607.

        Under the terms of the rights plan, until the earlier of (i) the tenth day following a public announcement or public disclosure of facts indicating that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of shares of Class B Common Stock, par value $.01 per share (the "Common Shares") representing 15% or more of the total number of votes entitled to be cast by the holders of the Common Shares then outstanding, taking into account the operation of Article Six of the Amended and Restated Certificate of Incorporation and related provisions of the company's bylaws (the "Voting Power"), or (ii) the tenth business day (or such later date as may be determined by action of the board prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificates registered in the names of the holders thereof and, with respect to any Common Share certificates issued after the Record Date, by such certificate containing the appropriate legend as contemplated by the rights plan.

        Certain "exempt persons" are excluded from the definition of Acquiring Person including: (i) the company, (ii) any Subsidiary of the company, (iii) any employee benefit plan of the company or any Subsidiary of the company, and (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan. The company intends to amend the rights plan to eliminate the status of David Bonderman, James Coulter or William S. Price, III and certain of their affiliates as exempt persons whose acquisition of stock would not trigger the provisions of the rights plan.

        The rights plan provides that, until the Distribution Date, the preferred share purchase rights (the "Rights") will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Effective Time, will contain a notation incorporating the rights plan by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on November 20, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the company, in each case, as described below.

        Subject to the various terms, conditions and adjustments set forth in the rights plan, each Right represents the right to purchase, at the current exercise price (the "Exercise Price), one one-thousandth of the Company's Series A Junior Participating Preferred Stock, par value $.01 per share ("Preferred Share"), or such different amount or kind of securities as provided under the rights plan.

        The Exercise Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares; (ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for or purchase Preferred Shares (or shares having the same rights, powers and preferences as the Preferred Shares) at a price, or securities convertible into Preferred Shares (or shares having the same rights, powers and preferences as the Preferred Shares) with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

        The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, after the date of the rights plan and prior to the Distribution Date.

        Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Subject to the rights of holders of any series Preferred Shares superior to the Series A Preferred Shares with respect to dividends, the holders of Preferred Shares shall be entitled to receive when, as and if declared by the board out of funds legally available for the purpose, a quarterly dividend payment in an amount per share, subject to adjustment, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares, declared on the Common Shares. Such dividends are cumulative. In the event of liquidation, the holders of the Preferred Shares will be entitled to receive an aggregate amount per share, subject to adjustment, equal to 1000 times the aggregate payment made per Common Share. Each Preferred Share will have 1000 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1000 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

        From and after the occurrence of an event described in Section 11(a)(ii) of the rights plan, if Rights are or were at any time on or after the earlier of (x) the date of such event and (y) the Distribution Date acquired or beneficially owned by an Acquiring Person or an Associate or Affiliate (as such terms are defined in the rights plan) of an Acquiring Person, such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights.

        In the event that any Person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which Rights will thereafter be void), will thereafter have the right to receive, upon exercise thereof, that number of Common Shares having a market value of two times the Exercise Price of the Right. If the company does not have sufficient Common Shares to satisfy such obligation to issue Common Shares, or if the board so elects, the company shall make adequate provision to substitute for such Class B Common Shares, upon payment of the applicable Exercise Price, an amount of cash, a reduction in the Exercise Price, Preferred Shares or other equity or debt securities of the company, or other assets equivalent in value to the excess of Common Shares issuable upon exercise of a Right over the Exercise Price; provided that, if the company shall not have made adequate provision to deliver value within 30 days following the date a person becomes an Acquiring Person, the company must deliver, upon exercise of a Right, but without requiring payment of the Exercise Price then in effect, Common Shares (to the extent available) and cash equal in value to the difference between the value of the Common Shares otherwise issuable upon the exercise of a Right and the Exercise Price then in effect. The board may extend the 30-day period for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional Common Shares to permit the issuance of Common Shares upon the exercise in full of the Rights.

        In the event that, at any time after a Person becomes an Acquiring Person, (i) the company consolidates with or merges into any other Person, (ii) any Person consolidates with or merges into the company, the company is the continuing or surviving corporation and all or part of the outstanding

Common Shares do not remain outstanding after such consolidation or merger, or (iii) the company sells 50% or more of its consolidated assets or earning power, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Exercise Price, in lieu of Preferred Shares for which a Right is then exercisable, that number of shares of common stock of the acquiring corporation (including the company as successor thereto or as the surviving corporation) which at the time of such transaction will have a market value of two times the Exercise Price of the Right. The acquiring corporation will thereafter be liable for the duties and obligations of the company under the rights plan.

        At any time after any Person becomes an Acquiring Person, and prior to the acquisition by any person or group of a majority of the Voting Power, the board may exchange the Rights (other than Rights owned by such Acquiring Person which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment). The company may, at its option, substitute Preferred Shares or common stock equivalents for Common Shares, at the rate of one one-thousandth of a Preferred Share for each Common Share (subject to adjustment). No fractional Common Shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exchange.

        With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share which may, at the election of the company, be evidenced by depositary receipts) upon exercise of the Rights and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

        At any time prior to any person becoming an Acquiring Person, the board, by the affirmative vote of two-thirds of the members of the board voting on the action (the "Required Board Vote"), may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and subject to such conditions as the board in its sole discretion may establish. The company may, at its option, pay the Redemption Price in cash, Common Shares or some other form of consideration deemed appropriate by the board. Immediately upon any redemption of the Rights (or upon such later date as the board shall specify in the resolution approving such redemption), the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The redemption of the Rights may be subject to certain restrictions and limitations contained in the Amended and Restated Certificate of Incorporation.

        The terms of the Rights may be amended by the board, by the Required Board Vote, without the consent of the holders of the Rights, except that from and after such time as any Person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates). The right of the board to amend the rights plan may be subject to certain restrictions and limitations contained in the Amended and Restated Certificate of Incorporation.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the company, including, without limitation, the right to vote or to receive dividends.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RECOMMEND THAT THE COMPANY RETAIN THE RIGHTS PLAN CURRENTLY IN EFFECT.

        The principal reason that the board recommends a vote for this proposal is that our stockholders have already approved our rights plan.

        We adopted our amended and restated stockholders rights plan in January 2001 as required by our November 15, 2000 Omnibus Agreement with Northwest Airlines Corporation and its affiliates (collectively, "Northwest"). The Omnibus Agreement covered a number of transactions, including (i) our repurchase from Northwest of our common stock (which constituted a controlling interest at the time), (ii) a recapitalization of the remaining high-vote shares of our equity into Class B common stock, (iii) the extension of our existing commercial alliance with Northwest through the end of 2025, and (iv) our issuance to Northwest of one share of our Series B Preferred Stock ("Special Stock") that gives Northwest a right to a separate class vote in certain events.

        In connection with these transactions, our stockholders approved several amendments to our certificate of incorporation (or charter) to effect the recapitalization. One of the amendments requires the approval of Northwest to amend our rights plan or to redeem the rights issued thereunder, except in specified circumstances. The charter, as amended, goes on to provide that:

  "Except as otherwise expressly provided above and unless the Special Stock becomes redeemable in accordance with its terms or is repurchased by the Corporation, the Corporation shall take all necessary action to have in effect a rights agreement with terms and conditions identical in all material respects to the terms and conditions of the Rights Agreement (subject to amendments that may be made without the approval of the holder of the Special Stock as described above) and to issue the rights created thereunder in accordance with such rights agreement."

        Each of the foregoing provisions, as well as the relevant terms of our rights plan, was described in the proxy statement relating to the special meeting of stockholders at which the charter amendments were presented. The charter amendments were overwhelmingly approved by our stockholders by a vote of 134,958,329 to 69,103 (with 26,428 votes abstaining). Thus, our stockholders have, in effect, approved the adoption and maintenance of our current rights plan and the provisions in our charter that prevent us from eliminating the agreement without Northwest's approval.

        The board also recommends a vote for this proposal because the company cannot unilaterally amend or terminate its rights plan in response to this proposal.

        As described above, the company's certificate of incorporation provides that we will take all necessary action to maintain in effect our rights plan, and will not amend or terminate the plan (except in certain circumstances) without the consent of Northwest. Northwest has advised us that it will not approve the elimination of our rights plan. Thus, even if the stockholders reject this proposal, the company will not be able to redeem the rights issued under our rights plan, or amend or alter our rights plan to effect such a redemption or a termination of the plan, in response to any vote on this proposal without the consent of Northwest.

        In addition, the board recommends a vote for this proposal because the current stockholders rights plan is in the best interest of the company.

        The purpose of a stockholders rights plan is to strengthen the board's ability, in the exercise of its fiduciary duties, to protect and maximize the value of our stockholders' investment in us in the event of an attempt to acquire control of the company. The plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire us at a fair price. Furthermore, it is not intended to be a deterrent to a stockholder's initiation of a proxy contest. The plan is designed, instead, to encourage any potential acquirer to negotiate directly with the board. We believe that the board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of stockholders and to protect stockholders against abusive tactics during a takeover process. The rights do not affect any takeover proposal that the board believes is in the best interests of our stockholders (and to which, if required by our charter, Northwest agrees). The overriding objective of the board in adopting and extending the stockholders rights plan was, and continues to be, the preservation and maximization of value for our stockholders.

        Finally, the board recommends a vote for this proposal because a vote against the proposal is an attempt to inappropriately limit the authority of the board of directors to manage the affairs of the company.

        Our board has been elected by the stockholders to oversee our business, serves at the discretion of the stockholders, and does so subject to legally imposed fiduciary duties to our stockholders. Our board is also responsible for adhering to prudent governance principles in fulfilling its responsibilities. Our board believes that it is ill advised for our stockholders to recommend that we redeem or otherwise terminate our rights plan as an abstract concept, rather than examine how our rights plan functions in a particular set of facts and circumstances. Such a recommendation could obligate us to pursue a course of action in the future, without allowing our board to engage in a thoughtful analysis of the relevant facts and circumstances at that time.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 4 ON THE ENCLOSED PROXY.

Proposal 5:
PROPOSAL OF STOCKHOLDER

        We have been advised that John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California, who owns 100 shares of the company's common stock, intends to submit the following proposal at the meeting:

"5 — Shareholder Input on a Poison Pill

Shareholders request that our Directors increase shareholder voting rights and submit any adoption, maintenance or extension of a poison pill to a shareholder vote as a separate ballot item on the earliest possible shareholder ballot. Also once this proposal is adopted, any material change or discontinuing of this proposal is requested to be submitted to a shareholder vote as a separate ballot item on the earliest possible shareholder ballot.

We as shareholders voted in support of this topic:

Year	Rate of Approval
2003	72% (passed)

This percentage is based on yes and no votes cast. I believe this level of shareholder support is more impressive because the 72% approval followed our Board's objection to the proposal. I do not see how our Board could object to this proposal because it gives our Board the flexibly [sic] to override our shareholder vote if our Board seriously believes it has a good reason.

This topic also won an overall 60% yes-vote rate at 79 companies in 2003.

  Shareholders' Central Role

Putting poison pills to a vote is a way of affirming the central role that shareholders should play in the life of a corporation. There are often reasons that a hostile tender offer should fail. But an anti-democratic scheme to flood the market with diluted stock is not one of them.

        Source: The Motley Fool

The key negative of poison pills is that pills can preserve management deadwood instead of protecting investors.

        Source: Moringstar.com [sic]

  Akin to a Dictator

Poison pills are akin to the argument of a dictator who says, "Give up more of your freedom and I'll take care of you.

"Performance is the greatest defense against getting taken over. Ultimately if you perform well you remain independent, because your stock price stays up."

        Source: T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years.

I believe our board may be tempted to partially implement this proposal to gain points in corporate governance scoring systems. I do not believe that a partial implementation, which could still allow our board to give us a poison pill on short notice, would be a substitute for complete implementation.

  The Potential of a Tender Offer Can Motivate Our Management

Hectoring board members to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

        Wall Street Journal, Feb. 24, 2003

  Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills. Based on our 72% yes-vote many shareholders believe our company should allow shareholders a vote.

Shareholder Input on a Poison Pill
Yes on 5"

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

        The principal reason that the board recommends a vote against this proposal is that our stockholders have already adopted a substantially similar proposal and the board is giving effect to that proposal at this year's annual meeting in Proposal 4.

        At the company's annual meeting of stockholders on May 14, 2003, the stockholders approved a proposal, entitled "Shareholder Vote on Poison Pills," that requested the company to submit annually to a stockholder vote any rights plan that was adopted since the previous annual meeting or that was currently in place. The company currently has in effect an amended and restated stockholders rights agreement (which agreements are sometimes referred to as "poison pills" and is referred to herein as our "rights plan") that was in effect approved by the company's stockholders and adopted in January 2001. The board of directors has elected to give effect to the adoption of last year's stockholder proposal by proposing that the company's stockholders vote on a recommendation to retain the rights plan currently in effect. This proposal, together with the board's detailed recommendation that the stockholders vote in favor of retaining the rights plan, is discussed above in "Proposal 4: Retention of Rights Plan."

        The board believes that stockholder adoption of the current proposal would be duplicative and redundant because the board is giving effect to last year's proposal, the provisions of which are substantially similar to this proposal. The two proposals are distinguishable only in the language that they employ — their objectives and the effects of their adoption by the stockholders are largely indistinguishable. Both proposals seek to submit the company's stockholders rights plan to a vote of the stockholders and the board is giving effect to this aim by recommending that the stockholders vote on the rights plan. Thus, the board believes that this proposal is duplicative and unnecessary.

        The board also recommends a vote against this proposal because, like last year's proposal, it is ambiguous as to what it purports to require, and its effect would be unclear in light of the adoption of last year's proposal.

        The company's stockholders adopted a resolution in last year's annual meeting which requested that the board submit our rights plans to a vote of the stockholders. The current proposal, which is being submitted by the same stockholder who submitted last year's proposal, also seeks to submit our rights plan to a vote of the stockholders, but the wording of the statement is not precisely the same. It is not clear what effect, if any, stockholder adoption of this proposal would have on the company in light of the adoption of last year's proposal.

        The board believes that adoption of this proposal, in light of the adoption of last year's proposal, compounds the ambiguity of the proposals themselves. A second and separate proposal or policy concerning our rights plan is unwise because it's potentially confusing to have two policies concerning the same issue. Although the board believes that these proposals are substantially similar, both in their objectives and in the effects of their implementation, it is conceivable that at some point in the future they may, depending upon particular facts and circumstances, dictate that the board pursue two separate and conflicting courses of action.

        Like last year's proposal, the current proposal could be read to mean that the adoption of a rights agreement by the board or an existing rights agreement should be put to a stockholder vote. Our existing rights agreement, in effect, has already been approved by our stockholders, and our charter requires us to maintain in effect our rights agreement (or one just like it), except in limited circumstances, unless we obtain the approval of Northwest. Northwest has advised us that it would not approve the elimination of our rights agreement. Alternatively, the current proposal could also be interpreted to mean that our rights agreement should be submitted annually to a stockholder vote. If this is what the proposal means, then, for the reasons explained above, any such vote would be meaningless because we cannot eliminate our rights agreement without Northwest's consent, which Northwest has indicated it will not give. As a result, any such vote would be a wasteful expenditure of our limited resources.

        The board also recommends a vote against this proposal because it is an attempt to inappropriately limit the authority of the board of directors to manage the affairs of the company.

        Our board has been elected by the stockholders to oversee our business, serves at the discretion of the stockholders, and does so subject to legally imposed fiduciary standards of accountability. Our board is also responsible for adhering to prudent governance principles in fulfilling its responsibilities. Our board concurs with others that have considered this same issue and believes that it is ill advised and dangerous for corporate governance matters to be decided by an abstract public referendum when the results of that referendum could obligate us to pursue a course of action in the future, without allowing our board to engage in a thoughtful analysis of the proposal at that time.

        Finally, the board recommends a vote against this proposal because, for various reasons set forth in the supporting statement to Proposal 4, the rights plan currently in effect is in the best interests of the stockholders.

        The board recommends a vote against this proposal because our stockholders have already approved the company's rights plan, because the company cannot unilaterally amend or terminate its rights plan, because the current rights plan is in the best interests of the stockholders, and because this proposal is an attempt to inappropriately limit the authority of the board to manage the company's affairs. For further discussion of these issues, please see the board's supporting statement to Proposal 4 above.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 5 ON THE ENCLOSED PROXY.

OTHER MATTERS

        We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, the only matters to be acted on at the meeting are those described in this proxy statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that were determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

        Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in such securities, by certain specified dates. During 2003, there were no late filings of Section 16 beneficial ownership reporting relating to the company's securities.

2005 Annual Meeting

        Any stockholder who wants to present a proposal at the 2005 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the company no later than October 16, 2004. Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2005 annual meeting of stockholders, that notice must be delivered to the Secretary of the company at our principal executive offices not less than 70 days and not more than 90 days prior to March 12, 2005. However, if the 2005 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from March 12, 2005, then the notice must be delivered not earlier than the ninetieth day prior to the 2005 annual meeting and not later than the close of business on the later of (a) the seventieth day prior to the 2005 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2005 annual meeting is first made. The stockholder's notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which may be obtained under Corporate Governance at www.continental.com/company/investor or without charge from the Secretary of the company upon written request addressed to the Secretary at our principal executive offices.

        EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

        Continental's annual report on Form 10-K for the year ended December 31, 2003, including exhibits, is available on the company's website under Annual and Periodic Reports at www.continental.com/company/investor. We will furnish a copy of the 10-K to interested security holders without charge, upon written request. We will also furnish any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. The financial statements filed with the 10-K, together with certain other financial data and analysis, are included in this proxy statement as Appendix A.

APPENDIX A

SELECTED FINANCIAL DATA

	Year Ended December 31,
	2003	2002	2001	2000	1999
Statement of Operations Data (in millions except per share data)(1)(2):
Operating revenue	$8,870	$8,402	$8,969	$9,899	$8,639
Operating expenses	8,667	8,714	8,825	9,170	8,024
Operating income (loss)	203	(312)	144	729	615
Income (loss) before cumulative effect of accounting changes	38	(451)	(95)	342	488
Net income (loss)	38	(451)	(95)	342	455
Basic earnings (loss) per share:
Income (loss) before cumulative effect of accounting changes	0.58	(7.02)	(1.72)	5.62	7.02
Net income (loss)	0.58	(7.02)	(1.72)	5.62	6.54
Diluted earnings (loss) per share:
Income (loss) before cumulative effect of accounting changes	0.58	(7.02)	(1.72)	5.45	6.64
Net income (loss)	0.58	(7.02)	(1.72)	5.45	6.20
	As of December 31,
	2003	2002	2001	2000	1999
Balance Sheet Data (in millions)(1):
Cash and cash equivalents, including restricted cash, and short-term investments	1,600	1,342	1,132	1,395	1,590
Total assets	10,649	10,641	9,798	9,208	8,223
Long-term debt and capital lease obligations	5,558	5,471	4,448	3,624	3,055
Redeemable common stock	—	—	—	450	—
Redeemable preferred stock of subsidiary	—	5	—	—	—
Stockholders' equity	792	767	1,161	1,160	1,593

	Year Ended December 31,
	2003	2002	2001	2000	1999
Mainline Statistics:
Revenue passengers (thousands)	39,861	41,016	44,238	46,896	45,540
Revenue passenger miles (millions)(3)	59,165	59,349	61,140	64,161	60,022
Available seat miles (millions)(4)	78,385	80,122	84,485	86,100	81,946
Cargo ton miles (millions)	917	908	917	1,096	1,000
Passenger load factor(5)	75.5%	74.1%	72.4%	74.5%	73.2%
Passenger revenue per available seat mile (cents)	8.73	8.61	8.98	9.84	9.12
Total revenue per available seat mile (cents)	9.64	9.27	9.58	10.52	9.75
Operating cost per available seat mile (cents)(6)	9.36	9.53	9.22	9.68	9.07
Average yield per revenue passenger mile (cents)(7)	11.57	11.63	12.42	13.20	12.45
Average price per gallon of fuel, excluding fuel taxes (cents)	87.18	69.97	78.24	84.21	46.56
Average price per gallon of fuel, including fuel taxes (cents)	91.40	74.01	82.48	88.54	50.78
Fuel gallons consumed (millions)	1,257	1,296	1,426	1,533	1,536
Average fare per revenue passenger	$171.72	$168.25	$171.59	$180.66	$164.11
Average length of aircraft flight (miles)	1,270	1,225	1,185	1,159	1,114
Average daily utilization of each aircraft (hours)(8)	9:19	9:31	10:19	10:36	10:29
Actual aircraft in fleet at end of period(9)	355	366	352	371	363
Regional Statistics:
Revenue passenger miles (millions)(3)	5,769	3,952	3,388	2,947	2,149
Available seat miles (millions)(4)	8,425	6,219	5,437	4,735	3,431
Passenger load factor(5)	68.5%	63.5%	62.3%	62.2%	62.6%
Consolidated Statistics (Mainline and Regional):
Consolidated passenger load factor	74.8%	73.3%	71.8%	73.9%	72.8%
Consolidated breakeven passenger load factor(10)	73.7%	82.5%	73.5%	67.9%	64.0%

(1)
Consolidated amounts include ExpressJet for the years ended December 31, 1999 through December 31, 2002. In 2003, ExpressJet is consolidated through November 12, 2003 and reported using the equity method of accounting thereafter.

(2)
Includes the following special expense (income) items (in millions) for year ended December 31,

	2003	2002	2001	2000	1999
Operating revenue (income):
Change in expected redemption of frequent flyer mileage credits sold	$(24)	$—	$—	$—	$—
Operating expense (income):
Fleet impairment and restructuring charges	100	242	61	—	81
Air Transportation Safety and System Stabilization Act grant	—	12	(417)	—	—
Security fee reimbursement	(176)	—	—	—	—
Severance and other special charges	—	—	63	—	—
Nonoperating expense (income):
Gain on sale of investments (after related compensation expense and including adjustment to fair value of remaining investment in Orbitz)	(305)	—	—	(9)	(326)
Impairment of investments	—	—	22	—	—
Cumulative effect of change in accounting, net of taxes	—	—	—	—	33
(3)
The number of scheduled miles flown by revenue passengers.

(4)
The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(5)
Revenue passenger miles divided by available seat miles.

(6)
Includes operating expense special items noted in (2). These special items represented (0.09), 0.31, (0.36), 0.00 and 0.09 cents of operating cost per available seat mile in each of the five years, respectively.

(7)
The average revenue received for each mile a revenue passenger is carried.

(8)
The average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

(9)
Excludes aircraft that were removed from service.

(10)
The percentage of seats that must be occupied by revenue passengers for us to break even on a net income basis. The special items noted in (2) included in the consolidated breakeven passenger load factor account for (4.5), 3.3, (3.0), (0.1) and (2.3) percentage points in each of the five years, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. For examples of such risks and uncertainties, please see the cautionary statements contained in Item 1 of our annual report on Form 10-K for the year ended December 31, 2003, "Business — Risk Factor Relating to Terrorist Attacks and International Hostilities", "Business — Risk Factors Relating to the Company" and "Business — Risk Factors Relating to the Airline Industry". We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report. Hereinafter, the terms "Continental", "we", "us", "our" and similar terms refer to Continental Airlines, Inc. and its subsidiaries, unless the context indicates otherwise.

Overview

        We recorded consolidated net income of $38 million for the year ended December 31, 2003, as compared to consolidated net losses of $451 million and $95 million for the years ended December 31, 2002 and 2001. Our results for each of the last three years have been affected by a number of special items which are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. These special items are discussed in "Results of Operations" below. Without the special items in 2003, we would have incurred another significant loss.

        Despite recent improvements, the current U.S. domestic airline environment continues to be one of the worst in our history and could deteriorate further. Prior to September 2001, we were profitable, although many U.S. air carriers were losing money and our profitability was declining. The terrorist attacks of September 11, 2001 dramatically worsened the difficult financial environment and presented new and greater challenges for the airline industry. Since the terrorist attacks, several of our competitors, including United Air Lines and US Airways, have filed for bankruptcy. During 2003, our bookings and passenger traffic were significantly reduced as a result of the hostilities and post-war unrest in Iraq and the spread of Severe Acute Respiratory Syndrome, or "SARS", in China, Hong Kong, Canada and elsewhere. Both of these events disproportionately affected our international passenger traffic. We responded to the actual and anticipated reduction in demand by reducing capacity on certain trans-Atlantic and trans-Pacific routes (including the suspension of our flights between Hong Kong and Liberty International from April 2003 until August 2003) and by reducing our summer schedule.

        Although we have been able to raise capital, downsize our operations and reduce our expenses significantly, current trends in the airline industry, particularly if historically high fuel prices continue, make achieving our goal of reaching breakeven in 2004 unlikely. It is also possible that our financial resources might not be sufficient to absorb the impact of any further terrorist attacks or an increase in post-war unrest in Iraq or other hostilities involving the United States. The revenue environment continues to be weak in light of changing pricing models driven by the continued growth of low-cost carriers, excess capacity in the market, reduced corporate travel spending and other issues. In addition, fuel prices have significantly escalated and, at current levels, are expected to offset a substantial portion of the significant cost-saving measures that we have implemented.

        Absent adverse factors outside our control, we believe that our liquidity and access to cash will be sufficient to fund our current operations through 2004 and beyond if we are successful in implementing our previously announced revenue generation and cost cutting measures. However, in light of the changing competitive environment in the airline industry, we believe that the economic environment, including unusually high fuel prices, must improve for us to continue to operate at our current size and expense level over the long term. We may find it necessary to further downsize our operations, including the further elimination of service to small and medium-sized communities and additional job eliminations.

        Among the many factors that threaten us and the airline industry generally are the following:

  •
  Low-Cost Competitors.  The continued growth of low-cost carriers is dramatically changing the airline industry. Other carriers have implemented or announced plans to implement separate low-cost products, such as a low-cost "airline within an airline". In addition, carriers emerging from bankruptcy have or will have significantly reduced cost structures and operational flexibility that will allow them to compete more effectively, and other carriers have used the threat of bankruptcy to achieve substantial cost savings. We have initiated two sets of revenue-generating and cost-savings initiatives in the past two years that were designed to improve our annual pre-tax results by over $900 million. While we are on track to meet or exceed these goals, our cost structure remains higher than that of the low-cost carriers.

  •
  Fuel Costs.  Fuel costs rose significantly during 2003 and are, and could remain, at historically high levels. Post-war unrest in Iraq, other conflicts in the Middle East and political or other significant events in other oil-producing nations could cause fuel prices to increase further (or be sustained at current high levels) and may impact the availability of fuel. Based on gallons consumed in 2003, for every one dollar increase in the price of crude oil, our annual fuel expense would increase by approximately $35 million. This increase changes to approximately $38 million when considering our expected volume increases in 2004. We currently anticipate that high fuel prices in 2004 will offset the impact of a substantial portion of the cost-saving measures we have implemented. As of December 31, 2003, we did not have any fuel price hedges in place.

  •
  Reduced Demand.  Demand for air travel has not recovered to the levels experienced prior to September 11, 2001. Although the global and domestic economy has improved in recent months, business traffic, our most profitable source of revenue, and yields are down. We believe that the reduced demand reflects the weak economy, competition from low-cost carriers, some customers' concerns about further terrorist attacks and reprisals and the hostilities and post-war unrest in Iraq. We also believe that demand is weakened by customer dissatisfaction with the delays of heightened airport security and screening procedures, and by some business travelers switching to lower priced ticket categories and to low-cost carriers.

  •
  Labor Costs.  We are engaged in labor negotiations with unions representing our pilots, our dispatchers and our mechanics and our agreement with our flight attendants becomes amendable in October 2004. We cannot predict the outcome of these negotiations or the financial impact on us of any new labor contracts. Recent significant concession agreements with labor groups at US Airways, United and American Airlines have had the effect of lowering industry standard wages and benefits, and our negotiations may be influenced by these and other labor cost developments.

  •
  Security Costs.  The terrorist attacks of 2001 have caused security costs to increase significantly. Security costs are likely to continue rising for the foreseeable future as additional security measures are implemented. In the current environment of lower consumer demand and discounted pricing, these costs cannot effectively be passed on to customers. Insurance costs have also risen sharply, in part due to greater perceived risks and in part due to the reduced availability of insurance coverage. We must absorb these additional expenses in the current pricing environment.

  •
  Pension Liability.  We have significant commitments to our defined benefit pension plan. Pension expense for the year 2003 was $328 million. Pension expense for 2004 is expected to be approximately $280 million. We contributed $272 million in cash and approximately 7.4 million shares of Holdings common stock valued at approximately $100 million to our primary defined benefit pension plan in 2003. As a result, our 2004 minimum funding requirements are not expected to be significant. However, we currently intend to maintain the plan's funding at 90% of its current liability, which would result in our making contributions of approximately $300 million to our pension plan in 2004. As a result of declines in interest rates, we were required to increase the minimum pension liability and reduce stockholders' equity at December 31, 2003 by $20 million. This adjustment did not impact current earnings, the actual funding requirements of the plans or our compliance with debt covenants.

Results of Operations

        Special Items.    The comparability of our financial results between years is affected by a number of special items. In addition, the deconsolidation of Holdings from our financial statements effective November 12, 2003, more fully described in Note 4 to our consolidated financial statements also impacts the comparability of our 2003 results to those of prior years. Our results for each of the last three years included the following special items (in millions):

	Income (Expense)
	Pre Tax	After Tax
Year Ended December 31, 2003
Gain on dispositions of ExpressJet stock(1)	$173	$100
Gain on Hotwire and Orbitz investments (after related compensation expense and including an adjustment to fair value of remaining investment in Orbitz)(2)	132	83
MD-80 fleet impairment loss(3)	(65)	(41)
Security fee reimbursement(4)	176	111
Revenue adjustment for change in expected redemption of frequent flyer mileage credits sold(5)	24	15
Lease exit costs for permanently grounded MD-80 aircraft(3)	(21)	(13)
Boeing 737 aircraft delivery deferral(3)	(14)	(8)

	$405	$247

Year Ended December 31, 2002
Lease exit costs for DC 10-30, MD-80 and turboprop aircraft(3)	$(149)	$(94)
Impairment of MD-80 and turboprop aircraft(3)	(93)	(59)
Write-down of Stabilization Act receivable(6)	(12)	(8)

	$(254)	$(161)

Year Ended December 31, 2001
Stabilization Act grant(6)	$417	$263
Severance and other special charges following the September 11, 2001 terrorist attacks(3)	(63)	(40)
Impairment of DC 10-30, 747, 727 and turboprop aircraft(3)	(61)	(39)
Impairment of investments in affiliates and write-off of related notes receivable(3)	(22)	(13)

	$271	$171

(1)
See Note 4 to our consolidated financial statements.

(2)
See Note 7 to our consolidated financial statements.

(3)
See Note 13 to our consolidated financial statements and "Critical Accounting Policies and Estimates".

(4)
See Note 14 to our consolidated financial statements.

(5)
See Note 1(j) to our consolidated financial statements and "Critical Accounting Policies and Estimates".

(6)
See Note 15 to our consolidated financial statements.

        Comparison of 2003 to 2002.    Passenger revenue increased 3.5%, $273 million, during 2003 as compared to 2002, which was principally due to increased regional traffic in conjunction with ExpressJet's capacity increases, offset in part by reduced mainline traffic. The mainline traffic and capacity declines were largely due to a reduction in certain international flights in response to decreased demand during the war in Iraq and related to SARS. Mainline yields were essentially unchanged year over year.

        The deconsolidation of Holdings effective November 12, 2003 did not impact our passenger revenue because, under our capacity purchase agreement with Holdings and ExpressJet, we purchase all of ExpressJet's capacity and are responsible for selling all of the seat inventory. As a result, after deconsolidation, we continue to record the related passenger revenue and related expenses, with payments under the capacity purchase agreement reflected as a separate operating expense.

        Comparisons of passenger revenue, revenue per available seat mile (RASM) and available seat miles (ASMs) by geographic region for our mainline and regional operations are shown below:

  Increase (Decrease) for Year Ended December 31, 2003 vs. December 31, 2002

	Passenger Revenue	RASM	ASMs
Domestic	(0.6)%	2.4%	(3.0)%
Latin America	(0.1)%	1.3%	(1.3)%
Trans-Atlantic	2.2%	0.6%	1.5%
Pacific	(9.3)%	(4.5)%	(5.0)%
Total Mainline	(0.8)%	1.4%	(2.2)%
Regional	34.3%	(0.9)%	35.5%

        Cargo, mail and other revenue increased 36.1%, $195 million, in 2003 compared to 2002, primarily due to military charter flights associated with the war in Iraq, higher volumes, and revenue-generating initiatives. 2003 also included $24 million of additional revenue resulting from a change in the expected redemption of frequent flyer mileage credits sold.

        Wages, salaries and related costs increased 3.3%, $97 million, during 2003 as compared to 2002, as a result of increased pension costs and higher wage rates principally caused by increases in seniority, partially offset by a 3.8% reduction in the average number of mainline employees. Wages, salaries and related costs would have been $50 million higher in 2003 had we not deconsolidated Holdings effective November 12, 2003.

        Aircraft fuel expense increased 22.7%, $232 million, in 2003 as compared to 2002. The average mainline fuel price per gallon increased 24.6% from 69.97 cents in 2002 to 87.18 cents in 2003. Mainline fuel consumption was down 3.0% as a result of reduced flights and more fuel-efficient aircraft. Regional jet fuel expense increased $43 million, even with the deconsolidation of Holdings, due to increased flights and higher jet fuel prices.

        Aircraft rentals decreased slightly year over year due to aircraft rent on grounded aircraft not requiring expense in the current year as such amounts were previously recognized as part of the fleet impairment charge, exiting aircraft, and lower lease rates partially offset by increases from aircraft deliveries in 2003 and 2002. The deconsolidation of Holdings did not have an impact on aircraft rental expense because we are the primary obligor under the leases of the aircraft flown by ExpressJet. Rental income received by us from ExpressJet is reported in regional capacity purchase, net.

        Landing fees and other rentals decreased 2.1%, $13 million, in 2003 as compared to 2002 primarily due to lower variable rent at selected airports, partially offset by higher facilities rent, primarily attributable to the completion of substantial portions of the Global Gateway project at Liberty International Airport. Landing fees and other rentals would have been $9 million higher in 2003 had we not deconsolidated Holdings effective November 12, 2003.

        Maintenance, materials and repairs expense increased 6.9%, $33 million, during 2003 as compared to 2002 resulting from increases in our contractual engine maintenance cost per hour rates, higher wide-body maintenance activity and the higher number of regional jets in service. Maintenance, materials and repairs expense would have been $19 million higher in 2003 had we not deconsolidated Holdings effective November 12, 2003.

        Fleet impairment and other special charges in 2003 consisted of a $65 million impairment charge in the first quarter for our MD-80 fleet and spare parts associated with the grounded aircraft, a $14 million charge in the second quarter for expenses associated with the deferral of Boeing 737 aircraft deliveries and a $21 million charge in the fourth quarter for lease exit costs for MD-80 aircraft. In 2002, we recorded $149 million of lease exit costs for leased DC 10-30, MD-80 and turboprop aircraft and a $93 million charge for impairment of owned MD-80 and turboprop aircraft.

        Commissions expense decreased 30.2%, $64 million, in 2003 as compared to 2002 primarily due to the elimination of domestic base commissions during 2002 and certain international commission reductions.

        Payments made to ExpressJet under our capacity purchase agreement, previously eliminated in consolidation, are reported as regional capacity purchase, net, beginning November 12, 2003, the date we deconsolidated Holdings. In addition to the payments for the purchased capacity, regional capacity purchase, net, also includes ExpressJet's fuel expense in excess of the cap (66.0 cents per gallon in 2003) provided in the capacity purchase agreement and a related fuel purchase agreement and is net of our rental income on aircraft we lease to ExpressJet.

        Other operating expense decreased 13.0%, $147 million, as a result of lower insurance costs and cost-saving measures. These expenses would have been $21 million higher in 2003 had we not deconsolidated Holdings effective November 12, 2003.

        Interest expense increased 5.6%, $21 million, in 2003 compared to 2002 due to an increase in long-term debt resulting from the purchase of new aircraft.

        Equity in the income (loss) of affiliates included our equity in the earnings (loss) of Copa Airlines, Orbitz (until its initial public offering in December 2003) and, effective November 12, 2003, Holdings.

        Other nonoperating income (expense) in 2003 included $132 million of gains related to the sale of investments in Hotwire and Orbitz and an adjustment to fair value of our remaining investment in Orbitz, after associated compensation expense.

        Our effective tax rates differ from the federal statutory rate of 35% primarily due to expenses that are not deductible for federal income tax purposes, state income taxes and the accrual of income tax expense on our share of Holdings' net income. We are required to accrue income tax expense on our share of Holdings' net income after its initial public offering in all periods where we consolidate Holdings' operations. The accrual of this income tax expense increased our tax expense by approximately $16 million during 2003 and reduced our tax benefit by $12 million in 2002. During 2003, we contributed 7.4 million shares of Holdings common stock valued at approximately $100 million to our defined benefit pension plan. For tax purposes, our deduction was limited to the market value of the shares contributed. Since our tax basis in the shares was higher than the market value at the time of the contribution, the nondeductible portion increased our tax expense by $9 million.

        Minority interest of $49 million in 2003 represents the portion of Holdings' net income attributable to the equity of Holdings that we did not own prior to November 12, 2003, the date we deconsolidated Holdings. This amount is based on Holdings' results of operations under the capacity purchase agreement. Under this agreement, we pay ExpressJet for scheduled block hours based on an agreed upon formula. Transactions between us and Holdings or ExpressJet under the capacity purchase agreement prior to deconsolidation were otherwise eliminated in the consolidated financial statements.

        Comparison of 2002 to 2001.    Passenger revenue decreased 7.0%, $595 million, during 2002 as compared to 2001, which was principally due to a decrease in both traffic and yields subsequent to the September 11, 2001 attacks, as well as the continuing weak economy. Yield was 6.4% lower in 2002 compared to 2001.

        Comparisons of passenger revenue, RASM and ASMs by geographic region for our mainline and regional operations are shown below:

  Increase (Decrease) for Year Ended December 31, 2002 vs. December 31, 2001

	Passenger Revenue	RASM	ASMs
Domestic	(12.3)%	(5.8)%	(6.8)%
Latin America	(5.4)%	(4.4)%	(1.1)%
Trans-Atlantic	2.6%	4.5%	(1.9)%
Pacific	(8.6)%	(3.6)%	(5.2)%
Total Mainline	(9.1)%	(4.1)%	(5.2)%
Regional	10.9%	(3.0)%	14.4%

        Cargo, mail and other revenue increased 5.5%, $28 million, in 2002 compared to 2001 primarily due to increased charter revenue and passenger related fees, partially offset by new security restrictions that reduced mail volumes.

        Wages, salaries and related costs decreased 2.1%, $62 million, during 2002 as compared to 2001, primarily due to a reduction in the average number of employees and lower employee incentives, partially offset by higher wage rates.

        Aircraft fuel expense decreased 16.8%, $206 million, in 2002 as compared to 2001. The average price per gallon decreased 10.6% from 78.24 cents in 2001 to 69.97 cents in 2002. Jet fuel consumption decreased 9.1% principally reflecting decreased flight operations due to the current industry environment and the fuel efficiency of our younger fleet.

        Aircraft rentals decreased 0.1%, $1 million, in 2002 compared to 2001, due to aircraft rent on grounded aircraft not requiring expense as such amounts were previously recognized as part of the fleet impairment charge, offset by increased rental expense related to the delivery of new aircraft.

        Landing fees and other rentals increased 9.0%, $52 million, in 2002 as compared to 2001 primarily due to higher landing fees resulting from rate increases and higher facilities rent, partially attributable to the completion of substantial portions of the Global Gateway project at Liberty International Airport.

        Maintenance, materials and repairs expense decreased 16.2%, $92 million, during 2002 as compared to 2001 primarily due to the replacement of older aircraft with new aircraft that generally require less maintenance.

        Depreciation and amortization expense decreased 4.9%, $23 million, in 2002 as compared to 2001 due to lower depreciation expense on grounded aircraft which have been written down to fair market value and $22 million related to the discontinuation of amortization of routes following the adoption of SFAS 142, partially offset by the addition of new owned aircraft and related spare parts.

        Booking fees, credit card discounts and sales expense decreased 14.6%, $65 million, in 2002 as compared to 2001 principally due to lower credit card fees as a result of lower revenue.

        Commissions expense decreased 41.8%, $152 million, in 2002 compared to 2001 due to elimination of domestic base commissions and lower revenue.

        Passenger servicing expense decreased 14.7%, $51 million, in 2002 as compared to 2001 primarily due to improved baggage performance and a decrease in food costs caused by a decrease in passengers.

        Interest expense increased 19.6%, $61 million, in 2002 compared to 2001 due to an increase in long-term debt primarily resulting from the purchase of new aircraft.

        Interest income decreased 46.7%, $21 million, in 2002 compared to 2001 due to lower interest rates.

        Equity in the income (loss) of affiliates included our equity in the earnings (loss) of Copa, Orbitz and, in 2001, Gulfstream.

        Other nonoperating income (expense) in 2001 included $22 million of special charges related to the impairment of investments in two of our affiliates and the uncollectibility of related notes receivable as a consequence of the events of September 11, 2001.

Liquidity and Capital Resources

        As of December 31, 2003, we had $1.6 billion in consolidated cash, cash equivalents and short-term investments, which is $258 million higher than at December 31, 2002. The December 31, 2002 cash balance included $121 million cash held by Holdings. Holdings' cash is not included in the consolidated balance at December 31, 2003 since Holdings is no longer consolidated with Continental. At December 31, 2003, we had $170 million of restricted cash, which is primarily collateral for estimated future workers' compensation claims, letters of credit, performance bonds and interest rate swap agreements. Restricted cash at December 31, 2002 totaled $62 million. We will be required to maintain additional restricted cash of approximately $30 million beginning in the first quarter of 2004 as a result of our new credit card processing agreement. We expect our cash, cash equivalents and short-term investments balance (including restricted cash) at the end of the first quarter of 2004 to be approximately $1.5 billion.

        For a discussion of a number of factors that may impact our liquidity and the sufficiency of our capital resources, see "Overview" above.

        Operating Activities.    Cash flows provided by operations for the year ended December 31, 2003 were $342 million, compared to cash flows used in operations of $46 million for the year ended December 31, 2002 and cash flows provided by operations of $567 million for the year ended December 31, 2001. Significant cash flows in 2003 included the May 2003 receipt of $176 million from the United States government pursuant to the Supplemental Appropriations Act and our payment of $272 million in cash to our primary defined benefit pension plan. Excluding these special items, the change in cash flows from 2002 to 2003 reflects improved revenues and our cost-saving initiatives. The 2002 period was impacted by our January 2002 payment of $168 million in transportation taxes, the payment of which had been deferred pursuant to the Stabilization Act, and our contribution of $150 million to our pension plan. Cash flows from operations in 2001 included $417 million received under the Stabilization Act.

        Absent adverse factors outside our control such as additional terrorist attacks, hostilities involving the United States or further significant increases in fuel prices, we believe that our liquidity and access to cash will be sufficient to fund our current operations through 2004 and beyond if we are successful in implementing our previously announced revenue-generating and cost-cutting measures. These measures were originally designed to permit us to operate profitably in a prolonged low-fare environment. Although we expect to meet or exceed our cost-savings targets, current trends in the airline industry, particularly if historically high fuel prices continue, make achieving our goal of reaching breakeven in 2004 unlikely. Our revenue-generating and cost-saving measures are as follows:

  •
  In August 2002, we announced plans to implement a number of revenue-generating and cost-saving measures intended to achieve a pre-tax contribution in excess of $350 million. Included in the more than 100 planned changes were the assessment of fees for paper tickets, the elimination of discounts on certain fares, the enforcement of all fare rules with a policy prohibiting exceptions, the optimization of our flight schedule to best match demand and capacity and the modification of certain employee programs. We estimate that these measures resulted in savings of approximately $400 million in 2003.

  •
  In March 2003, we announced plans to implement measures designed to improve our then current 2004 pre-tax outlook by $500 million. We estimate that these measures resulted in savings of approximately $200 million in 2003 and believe that we will achieve our goal of $500 million in pre-tax benefits in 2004. The cost-saving measures include a significant reduction in distribution expenses through increased utilization of our website, continental.com, the reduction of airport facility costs and landing fees, the elimination of paper tickets worldwide by December 31, 2004 (subject to market and technological conditions), the closing of select city ticket offices and the renegotiation of contracts with key suppliers.

        Investing Activities.    Cash flows used by investing activities were $8 million for the year ended December 31, 2003, compared to $36 million for the year ended December 31, 2002. These amounts reflect fewer aircraft deliveries in 2003. We received $134 million from Holdings in 2003 related to Holding's purchase of approximately 9.8 million shares of our Holdings common stock. Also in 2003, we received $76 million related to dispositions of our investment in Hotwire, Inc. and a portion of our investment in Orbitz. In 2002, we received $447 million related to the initial public offering of Holdings.

        We have substantial commitments for capital expenditures, including for the acquisition of new aircraft. Our capital expenditures during 2003 totaled $205 million, or $153 million when reduced by net purchase deposits refunded. Capital expenditures for 2004 are expected to be $270 million, or $155 million when reduced by net purchase deposits to be refunded. Projected capital expenditures consist of $90 million of fleet expenditures, $125 million of non-fleet expenditures and $55 million for rotable parts and capitalized interest.

        As of December 31, 2003, we had firm commitments for 63 aircraft from Boeing, with an estimated cost of approximately $2.4 billion and options to purchase an additional 84 Boeing aircraft. We expect to take delivery of a total of 16 Boeing aircraft in 2004, seven Boeing aircraft in 2005 and none in 2006 and 2007, with delivery of the remaining 40 aircraft occurring in 2008 and 2009.

        We currently have agreements for the financing of six of the eleven 737-800 aircraft scheduled for delivery in 2004 and all five of the 757-300 aircraft scheduled for delivery in 2004, subject to customary conditions. We do not have backstop financing or any other financing currently in place for the remainder of the aircraft. Further financing will be needed to satisfy our capital commitments for our firm aircraft. We can provide no assurance that sufficient financing will be available for the aircraft on order or other related capital expenditures.

        As of December 31, 2003, ExpressJet had firm commitments for 50 regional jets from Empresa Brasileira de Aeronautica S.A. ("Embraer"), with an estimated cost of approximately $1.0 billion. ExpressJet currently anticipates taking delivery of 21 regional jets in 2004, with the remainder being delivered through 2006. ExpressJet does not have an obligation to take any of these firm Embraer aircraft that are not financed by a third party and leased to either ExpressJet or us. Under the capacity purchase agreement between us and ExpressJet, we have agreed to lease as lessee and sublease to ExpressJet the regional jets that are subject to ExpressJet's firm purchase commitments. In addition, under the capacity purchase agreement with ExpressJet, we generally are obligated to purchase all of the capacity provided by these new aircraft as they deliver to ExpressJet. We cannot predict whether passenger traffic levels will enable us to utilize fully regional jets delivering to ExpressJet in the future.

        We also have significant operating lease and facility rental obligations. For the year ended December 31, 2003, annual aircraft and facility rental expense under operating leases approximated $1.3 billion.

        Financing Activities.    Cash flows used in financing activities were $93 million for the year ended December 31, 2003, compared to cash flows provided by financing activities of $204 million in the year ended December 31, 2002. Debt and capital lease payments essentially equaled proceeds from new issuances of debt during 2003; in 2002, we borrowed $213 million more than we paid on debt and capital lease obligations.

        At December 31, 2003, we had approximately $6.0 billion (including current maturities) of long-term debt and capital lease obligations. We do not currently have any undrawn lines of credit and substantially all of our otherwise readily financeable assets are encumbered.

        In May 2003, we issued $100 million of Floating Rate Secured Subordinated Notes due December 2007 (the "Junior Notes"). The Junior Notes are secured by a portion of our spare parts inventory and bear interest at the three-month LIBOR plus 7.5%. In connection with the Junior Notes and $200 million of Floating Rate Secured Notes due December 2007 secured by the same pool of spare parts (the "Senior Notes"), we have entered into a collateral maintenance agreement requiring us, among other things, to maintain a loan-to-collateral value ratio of not greater than 45% with respect to the Senior Notes and a loan-to-collateral value ratio of not greater than 67.5% with respect to both the Senior Notes and the Junior Notes combined. We must also maintain a certain level of rotable components within the spare parts collateral pool. The ratios are calculated on a semi-annual basis based on an independent appraisal of the spare parts collateral pool. If any of the collateral ratio covenants are not met, we must take action to meet all covenants by adding additional eligible spare parts to the collateral pool, purchasing or redeeming some of the outstanding notes, providing other collateral acceptable to the bond insurance policy provider for the Senior Notes, or any combination of the above. At December 31, 2003, $195 million of the Senior Notes and $97 million of the Junior Notes were outstanding.

        During 2003, we incurred $130 million of floating rate indebtedness under a term loan agreement that matures in May 2011. This indebtedness is secured by a portion of our spare engines and initially bears interest at the three-month LIBOR plus 3.5%.

        In June 2003, we issued $175 million of 5% Convertible Notes due 2023. The notes are convertible into our Class B common stock at an initial conversion price of $20 per share, subject to certain conditions on conversion. The notes are redeemable for cash at our option on or after June 18, 2010 at par plus accrued and unpaid interest, if any. Holders may require us to repurchase the notes on June 15 of 2010, 2013 or 2018, or in the event of certain changes in control, at par plus accrued and unpaid interest, if any. The indenture provides that we may at our option choose to pay this repurchase price in cash, in shares of common stock or any combination thereof, except in certain circumstances involving a change in control, in which case we will be required to pay cash. Should we be required to repurchase the notes at any of the redemption dates, it is our policy that we would satisfy the requirement in cash.

        During the fourth quarter of 2003, we incurred $120 million of floating rate indebtedness due at various intervals through 2015. This indebtedness is secured by four 737-800 aircraft that were delivered in the fourth quarter of 2003 and bears interest at LIBOR plus 2.5%, with an initial average rate of 3.71%.

        On several occasions subsequent to September 11, 2001, Moody's Investors Service and Standard and Poor's both downgraded the credit ratings of a number of major airlines, including us. Additional downgrades to our credit ratings were made in March and April 2003 and further downgrades are possible. As of December 31, 2003, our senior unsecured debt was rated Caa2 by Moody's and CCC+ by Standard and Poor's. Reductions in our credit ratings have increased the interest we pay on new issuances of debt and may increase the cost and reduce the availability of financing to us in the future. We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade. However, we would have to post additional collateral under our credit card processing agreement if our debt rating falls below Caa3 as rated by Moody's or CCC- as rated by Standard and Poor's.

        We have utilized proceeds from the issuance of pass-through certificates to finance the acquisition of 257 leased and owned mainline jet aircraft. Typically, these pass-through certificates, as well as a separate financing secured by aircraft spare parts, contain liquidity facilities whereby a third party agrees to make payments sufficient to pay at least 18 months of interest on the applicable certificates if a payment default occurs. The liquidity providers for these certificates include the following: Landesbank Hessen-Thuringen Girozentrale, Morgan Stanley Capital Services, Westdentsche Landesbank Girozentrale, AIG Matched Funding Corp., ABN AMRO Bank N.V., Credit Suisse First Boston, Caisse des Depots et Consignations, Bayerische Landesbank Girozentrale, ING Bank N.V. and De Nationale Investeringsbank N.V.

        We currently utilize policy providers to provide credit support on three separate financings with an outstanding principal balance of $570 million at December 31, 2003. The policy providers have unconditionally guaranteed the payment of interest on the notes when due and the payment of principal on the notes no later than 24 months after the final scheduled payment date. Policy providers on these notes are MBIA Insurance Corporation (a subsidiary of MBIA, Inc.), Ambac Assurance Corporation (a subsidiary of Ambac Financial Group, Inc.) and Financial Security Assurance, Inc. (a subsidiary of Financial Security Assurance Holdings Ltd.). Financial information for the parent companies of these policy providers is available over the internet at the SEC's website at
http//www.sec.gov or at the SEC's public reference room in Washington, D.C.

        Contractual Obligations. The following table summarizes the effect that minimum debt, lease and other material noncancelable commitments listed below are expected to have on our cash flow in the future periods set forth below (in millions):

	Payments Due
Contractual Obligations							Later Years
	Total	2004	2005	2006	2007	2008
Debt and leases:
Long-term debt(1)	$7,993	$728	$964	$781	$1,097	$771	$3,652
Capital lease obligations(1)	687	44	46	39	40	45	473
Aircraft operating leases(2)	11,368	897	975	864	833	811	6,988
Nonaircraft operating leases(3)	7,483	360	362	365	367	354	5,675
Future operating leases(4)	1,069	15	42	64	67	67	814
Other:
Capacity Purchase Agreement(5)	3,586	1,236	985	924	441	—	—
Aircraft purchase commitments(6)	2,438	638	252	—	—	891	657
Other purchase obligations(7)	325	94	83	74	56	18	—
Projected pension contributions(8)	1,190	300	338	220	185	147	—

Total(9)	$36,139	$4,312	$4,047	$3,331	$3,086	$3,104	$18,259

(1)
Amounts represent contractual amounts due, including interest. Interest on floating rate debt was estimated using projected forward rates as of the fourth quarter of 2003.

(2)
Amounts represent contractual amounts due and exclude $3.7 billion of projected sublease income to be received from ExpressJet.

(3)
Amounts represent minimum contractual amounts. We have assumed no escalations in rent or changes in variable expenses.

(4)
Amounts represent payments for firm regional jets to be financed by third parties and leased by us. We will sublease the regional jets to ExpressJet. Neither we nor ExpressJet has an obligation to take any firm aircraft that are not financed by a third party. Amounts are net of previously paid purchase deposits and exclude sublease income we will receive from ExpressJet. See Note 16 to our consolidated financial statements for a discussion of these purchase commitments.

(5)
Amounts represent our estimates of future minimum noncancelable commitments under our agreement with ExpressJet and do not include the portion of the underlying obligations for aircraft and facility rent that are disclosed as part of aircraft and nonaircraft operating leases. See Note 4 to our consolidated financial statements for the assumptions used to estimate the payments.

(6)
Amounts represent contractual commitments for firm-order aircraft only and are net of previously paid purchase deposits. See Note 16 to our consolidated financial statements for a discussion of these purchase commitments.

(7)
Amounts represent noncancelable commitments to purchase goods and services, including spare engines and information technology support.

(8)
Amounts represent our estimate of the contributions necessary to maintain our defined benefit pension plan's funding at 90% of its current liability. Amounts are subject to change based on the performance of the assets in the plan as well as the discount rate used to determine the obligation. These amounts are greater than the minimum funding requirements as determined by government regulations. See "Critical Accounting Policies and Estimates" for a discussion of our assumptions regarding our pension plan. We are unable to estimate the projected contributions beyond 2008.

(9)
Total contractual obligations do not include long-term contracts where the commitment is variable in nature, such as credit card processing agreements, or where short-term cancellation provisions exist, such as power-by-the-hour engine maintenance agreements.

        We expect to fund our future capital and purchase commitments through internally generated funds together with general company financings and aircraft financing transactions. However, there can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures or that, if necessary, we will be able to defer or otherwise renegotiate our capital commitments.

        Operating Leases.    At December 31, 2003, we had 469 aircraft under operating leases, 38 of which have been removed from service. These leases have remaining lease terms ranging up to 21 1/2 years. In addition, we have non-aircraft operating leases, principally related to airport and terminal facilities and related equipment. The obligations for these operating leases are not included in our consolidated balance sheet. Our total rental expense for aircraft and non-aircraft operating leases was $896 million and $395 million, respectively, in 2003.

        Capacity Purchase Agreement.    Our capacity purchase agreement with ExpressJet provides that we purchase, in advance, all of its available seat miles for a negotiated price, and we are at risk for reselling the available seat miles at market prices. Under the agreement, ExpressJet has the right through December 31, 2006 to be our sole provider of regional jet service from our hubs. See Note 4 to our consolidated financial statements for details of our capacity purchase agreement with ExpressJet.

        Guarantees and Indemnifications.    We have entered into agreements with the cities of Houston, Texas and Cleveland, Ohio, the New Jersey Economic Development Authority, the Port Authority of New York and New Jersey, The New York City Industrial Development Agency, the Hawaii Department of Transportation, the Regional Airports Improvement Corporation (in Los Angeles) and the Harris County (Houston) Industrial Development Corporation to provide funds for constructing, improving and modifying facilities that have been or will be leased to us and for acquiring related equipment. In connection with those agreements, we have unconditionally guaranteed the principal and interest on tax-exempt bonds issued by these entities with a current outstanding balance of approximately $1.6 billion (excluding the City of Houston bonds and including the US Airways contingent liability, both discussed below) and entered into long-term leases with the respective authorities under which rental payments will be sufficient to service the related bonds. The leases generally have terms ranging from 20 to 30 years. These leasing arrangements are accounted for as operating leases in the accompanying consolidated financial statements.

        In August 2001, the City of Houston completed the offering of $324 million aggregate principal amount of tax-exempt special facilities revenue bonds to finance the construction of Terminal E and a new international ticketing hall facility at Bush Intercontinental Airport. In connection therewith, we entered into a long-term lease with the City of Houston requiring that upon completion of construction, with limited exceptions, we will make rental payments sufficient to service the related tax-exempt bonds through their maturity in 2029. Approximately $222 million of the bond proceeds had been expended as of December 31, 2003. During the construction period, we retain certain risks related to our own actions or inactions while managing portions of the construction. Potential obligations associated with these risks are generally limited based upon certain percentages of construction costs incurred to date.

        We have also entered into a binding corporate guaranty with the bond trustee for the repayment of the principal and interest on the bonds that becomes partially effective (based on a pro rata share of bond proceeds) upon the completion of construction of the terminal or of the international ticketing hall facility. The corporate guaranty would also become effective if we fail to comply with the lease agreement (which is within our control), or if we terminate the lease agreement. Further, we have not assumed any condemnation risk, any casualty event risk (unless caused by us), or risk related to certain overruns (and in the case of cost overruns, our liability for the project would be limited to 89.9% of the capitalized costs) during the construction period of each respective phase. Accordingly, we are not considered the owner of the project for financial reporting purposes and, therefore, have not capitalized the construction costs or recorded the debt obligation in our consolidated financial statements. However, our potential obligation under the guarantee is for payment of the principal of $324 million and related interest charges, at an annual rate of 6.78%. We expect the guaranty to become effective for a portion of the bonds relating to the terminal, in the amount of $271 million, during the first quarter of 2004. Our lease payments, which are sufficient to service the bonds, are included in the table under "Contractual Obligations" in "Liquidity and Capital Resources".

        We remain contingently liable for US Airways' obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport. These obligations include the payment of ground rentals to the Port Authority and the payment of principal and interest on special facilities revenue bonds issued by the Port Authority with an outstanding balance of $174 million at December 31, 2003 and having a final scheduled maturity in 2015. If US Airways defaults on these obligations, we will be required to cure the default, and we would have the right to occupy the terminal after US Airways' interest in the lease had been terminated.

        We are the lessee under many real estate leases. It is common in such commercial lease transactions for us as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to our use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, we typically indemnify such parties for any environmental liability that arises out of or relates to our use of the leased premises.

        In our aircraft financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

        We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate we lease and aircraft we operate.

        In our financing transactions that include loans from banks in which the interest rate is based on LIBOR, we typically agree to reimburse the lenders for certain increased costs that they incur in carrying these loans as a result of any change in law and for any reduced returns with respect to these loans due to any change in capital requirements. We had $1.4 billion of floating rate debt at December 31, 2003. In several financing transactions, with an aggregate carrying value of $975 million, involving loans from non-U.S. banks, export-import banks and certain other lenders secured by aircraft, we bear the risk of any change in tax laws that would subject loan payments thereunder to non-U.S. lenders to withholding taxes. In addition, in cross-border aircraft lease agreements for two 757 aircraft, we bear the risk of any change in U.S. tax laws that would subject lease payments made by us to a resident of Japan to U.S. taxes. Our lease obligations for these two aircraft totaled $68 million at December 31, 2003.

        We cannot estimate the potential amount of future payments under the foregoing indemnities and agreements.

        Deferred Tax Assets.    We have not paid federal income taxes in the last three years. As of December 31, 2003, we had a net non-current deferred tax liability of $446 million including gross deferred tax assets aggregating $1,537 million, $1,077 million related to net operating losses ("NOLs") and a valuation allowance of $219 million.

        At December 31, 2003, we had estimated tax NOLs of $3.0 billion for federal income tax purposes that will expire through 2023. Due to our ownership change on April 27, 1993, the ultimate utilization of our NOLs may be limited. Reflecting this limitation, we had a valuation allowance of $219 million at December 31, 2003 and 2002.

        Section 382 of the Internal Revenue Code ("Section 382") imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax exempt rate (which was 4.74% for December 2003). Any unused annual limitation may be carried over to later years. The amount of the limitation may under certain circumstances be increased by certain built-in gains that we held at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, our annual NOL utilization would be limited to approximately $51 million per year, before consideration of any built-in gains.

        The Internal Revenue Service ("IRS") is in the process of examining our income tax returns for years through 1999 and has indicated that it may disallow certain deductions we claimed. In addition, the IRS has begun an examination of our income tax returns for the years 2000 and 2001. We believe the ultimate resolution of these audits will not have a material adverse effect on our financial condition, liquidity or results of operations.

        Environmental Matters.    We could potentially be responsible for environmental remediation costs primarily related to jet fuel and solvent contamination surrounding our aircraft maintenance hangar in Los Angeles. In 2001, the California Regional Water Quality Control Board mandated a field study of the site and it was completed in September 2001. We have established a reserve for estimated costs of environmental remediation at Los Angeles and elsewhere in our system, based primarily on third party environmental studies and estimates as to the extent of the contamination and nature of the required remedial actions. We have evaluated and recorded this accrual for environmental remediation costs separately from any related insurance recovery. We have not recognized any receivables related to insurance recoveries at December 31, 2003.

        We expect our total losses from environmental matters to be $52 million, for which we were fully accrued at December 31, 2003. During 2003, we received insurance settlements totaling $16 million for future environmental claims. Although we believe, based on currently available information, that our reserves for potential environmental remediation costs are adequate, reserves could be adjusted as further information develops or circumstances change. However, we do not expect these items to materially impact our financial condition, results of operations or liquidity.

Off-Balance Sheet Arrangements

        An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.

        We have no arrangements of the types described in the first three categories that we believe may have a material current or future effect on our financial condition, liquidity or results of operations. Certain guarantees that we do not expect to have a material current or future effect on our financial condition, liquidity or resulted operations are disclosed in Note 16 to our consolidated financial statements.

        We do have obligations arising out of variable interests in unconsolidated entities. Effective July 1, 2003, we adopted Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities", which addresses the accounting for these variable interests. See Note 2 to our consolidated financial statements for a discussion of our off-balance sheet aircraft leases, airport leases (which includes the US Airways contingent liability), subsidiary trust and our capacity purchase agreement between us and Holdings and ExpressJet.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

        Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 1 to our consolidated financial statements.

        Pension Plan.    We account for our defined benefit pension plan using Statement of Financial Accounting Standards No. 87, "Employer's Accounting for Pensions" ("SFAS 87"). Under SFAS 87, pension expense is recognized on an accrual basis over employees' approximate service periods. Pension expense calculated under SFAS 87 is generally independent of funding decisions or requirements. We recognized expense for our defined benefit pension plan of $328 million, $185 million and $127 million in 2003, 2002 and 2001, respectively. We expect our pension expense to be approximately $280 million in 2004.

        The fair value of our plan assets increased from $866 million at December 31, 2002 to $1.3 billion at December 31, 2003. We contributed $272 million in cash and 7.4 million shares of Holdings common stock valued at approximately $100 million to our primary defined benefit pension plan in 2003. As of December 31, 2003, the plan held 4.5 million shares of Holdings common stock, which had a fair value of $67 million. As a result of these contributions and higher investment returns, our plan's under-funded status decreased from $1.2 billion at December 31, 2002 to $1.1 billion at December 31, 2003. Funding requirements for defined benefit pension plans are determined by government regulations, not SFAS 87. Our 2004 minimum funding requirements are not expected to be significant. However, we currently intend to maintain the plan's funding at 90% of its current liability, which would result in our making contributions of approximately $300 million to our pension plan in 2004. Although a number of bills have been proposed in Congress that could significantly affect pension funding rules, none of the current proposals would increase our minimum required contribution or our expected contributions in 2004.

        The calculation of pension expense and our pension liability requires the use of a number of assumptions. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from the assumptions. We believe that the two most critical assumptions are the expected long-term rate of return on plan assets and the assumed discount rate.

        When calculating pension expense for 2003, we assumed that our plan's assets would generate a long-term rate of return of 9.0%. This rate is lower than the assumed rate of 9.5% used to calculate the 2002 and 2001 expense. We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plan's assets, including the trustee's review of asset class return expectations by several consultants and economists as well as long-term inflation assumptions. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. Our allocation of assets (excluding the Holdings shares held by the plan) was as follows at December 31, 2003:

	Percent of Total	Expected Long-Term Rate of Return
Equities	46%	10.0
Fixed income	27	6.5
International equities	17	10.0
Other	10	13.0

Total	100%

        We believe that our long-term asset allocation on average will approximate the targeted allocation. We regularly review our actual asset allocation and periodically rebalance the pension plan's investments to our targeted allocation when considered appropriate.

        Pension expense increases as the expected rate of return on plan assets decreases. Lowering the expected long-term rate of return on our plan assets by 0.5% (from 9.0% to 8.5%) would increase our estimated 2004 pension expense by approximately $6 million.

        We discounted our future pension obligations using a rate of 6.25% at December 31, 2003, compared to 6.75% at December 31, 2002 and 7.5% at December 31, 2001. We determine the appropriate discount rate based on the current rates earned on long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The pension liability and future pension expense both increase as the discount rate is reduced. Lowering the discount rate by 0.5% (from 6.25% to 5.75%) would increase our pension liability at December 31, 2003 by approximately $206 million and increase our estimated 2004 pension expense by approximately $31 million.

        At December 31, 2003, we have unrecognized actuarial losses of $1.0 billion. These losses will be recognized as a component of pension expense in future years. Our estimated 2004 pension expense of $280 million includes the recognition of approximately $75 million of these losses.

        Future changes in plan asset returns, assumed discount rates and various other factors related to the participants in our pension plans will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

        Revenue Recognition.    We recognize passenger revenue and related commissions, if any, when transportation is provided or when the ticket expires unused rather than when a ticket is sold. Prior to October 1, 2002, unused nonrefundable tickets expired one year from the date the ticket was sold, or for partially used tickets, the date of first flight. Effective October 1, 2002, unused nonrefundable tickets expire on the date of intended flight unless the date is extended by payment of a change fee. Effective August 20, 2003, we modified our policy to give customers with nonrefundable tickets who cancel their reservations prior to scheduled departure time a full year from the date their original ticket was sold to reschedule and pay the change fee, without losing the value of their tickets.

        The amount of passenger ticket sales and commissions not yet recognized as revenue is reflected as air traffic liability and prepaid commissions, respectively, in our consolidated balance sheet. We perform periodic evaluations of this estimated liability and any adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. These adjustments relate primarily to differences between our statistical estimation of certain revenue transactions and the related sales price, as well as refunds, exchanges, interline transactions and other items for which final settlement occurs in periods subsequent to the sale of the related tickets at amounts other than the original sales price.

        Impairments of Long-Lived Assets.    We record impairment losses on long-lived assets used in operations, primarily property and equipment and airport operating rights, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.

        We recognized fleet impairment losses in 2003, 2002 and 2001, each of which was partially the result of the September 11, 2001 terrorist attacks and the related aftermath. These events resulted in a reevaluation of our operating and fleet plans, resulting in the grounding of certain older aircraft types or acceleration of the dates on which the related aircraft were to be removed from service. The grounding or acceleration of aircraft retirement dates resulted in reduced estimates of future cash flows.

        In 2003, we recorded an impairment charge of $44 million to reflect decreases in the fair value of our owned MD-80s, along with other impairments totaling $21 million. In 2002, we recognized an impairment charge of $93 million related to owned MD-80 and ATR-42 aircraft. In 2001, we determined that the carrying amounts of our owned DC 10-30, ATR-42, EMB-120 and Boeing 747 and 727 aircraft and related inventories were no longer recoverable and recognized an impairment charge of approximately $61 million. We estimated the fair value of these aircraft and related inventory based on industry trends and, where available, reference to market rates and transactions. All other long-lived assets, principally our other fleet types and airport operating rights, were determined to be recoverable based on our estimates of future cash flows. For purposes of this computation, our assumptions about future cash flows reflect a return to more historical levels of industry profitability on a longer-term basis.

        We also perform annual impairment tests on our routes, which are indefinite life intangible assets. These tests are based on estimates of discounted future cash flows, using assumptions consistent with those used for aircraft and airport operating rights impairment tests. We determined that we did not have any impairment of our routes at December 31, 2003.

        We provide an allowance for spare parts inventory obsolescence over the remaining useful life of the related aircraft, plus allowances for spare parts currently identified as excess. These allowances are based on our estimates and industry trends, which are subject to change and, where available, reference to market rates and transactions. The estimates are more sensitive when we near the end of a fleet life or when we remove entire fleets from service sooner than originally planned.

        We regularly review the estimated useful lives and salvage values for our aircraft and spare parts.

        Frequent Flyer Accounting.    We utilize a number of estimates in accounting for our OnePass frequent flyer program which are consistent with industry practices.

        For those OnePass accounts that have sufficient mileage credits to claim the lowest level of free travel, we record a liability for the estimated incremental cost of providing travel awards that are expected to be redeemed. Incremental cost includes the cost of fuel, meals, insurance and miscellaneous supplies and does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. A change to these cost estimates, the actual redemption activity or the minimum award level could have a significant impact on our liability in the period of change as well as future years.

        We also sell mileage credits in our frequent flyer program to participating partners, such as credit card companies, phone companies, other airlines, alliance members, hotels and car rental agencies. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue when transportation is likely to be provided, based on estimates of the fair value of tickets to be redeemed. In the fourth quarter of 2003, we adjusted our estimates of the mileage credits we expect to be redeemed for travel, resulting in a one-time increase in other revenue of $24 million. Amounts received in excess of the tickets' fair value are recognized in income currently and classified as a reimbursement of advertising expenses. A change to the time period over which the mileage credits are used (currently six to 32 months), the actual redemption activity or our estimate of the number or fair value of tickets could have a significant impact on our revenue in the year of change as well as future years.

        We have entered into marketing alliances with several airlines, including Northwest Airlines, Delta Airlines, Alaska Airlines and KLM Royal Dutch Airlines. These marketing alliances generally include, among other things, reciprocal frequent flyer benefits that allow members of both airlines' frequent flyer programs to both earn and redeem frequent flyer credits on both airlines. For certain of these arrangements, we do not record a liability for the gross payments we expect to make to the other airlines for OnePass members' redemptions for travel on the other airlines until we meet certain contractual thresholds and other provisions that are required prior to cash payments being made. Cash payments on these agreements have not been significant in the past and are not expected to be significant in the future. For other of these arrangements, we record a liability for the gross payments we expect to make to the other airline for OnePass members' redemptions for travel on the other airline, without regard to the payments we expect to receive from the other airline for their frequent flyer members' redemptions for travel on us.

Related Party Transactions

        See Note 17 to our consolidated financial statements for a discussion of related party transactions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk Sensitive Instruments and Positions

        We are subject to certain market risks, including commodity price risk (i.e., aircraft fuel prices), interest rate risk, foreign currency risk and price changes related to certain investments in debt and equity securities. The adverse effects of potential changes in these market risks are discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity nor do they consider additional actions we may take to mitigate our exposure to such changes. Actual results may differ. See the notes to the consolidated financial statements for a description of our accounting policies and other information related to these financial instruments. We do not hold or issue derivative financial instruments for trading purposes.

        Aircraft Fuel.    Our results of operations are significantly impacted by changes in the price of aircraft fuel. During 2003 and 2002, aircraft fuel accounted for 14.5% and 11.7%, respectively, of our operating expenses. Based on our expected fuel consumption in 2004, a one dollar increase in the price of crude oil will increase our annual fuel expense by approximately $38 million. From time to time we enter into petroleum swap contracts, petroleum call option contracts and/or jet fuel purchase commitments to provide some short-term protection (generally three to six months) against a sharp increase in jet fuel prices. Depending on the hedging method employed, our strategy may limit our ability to benefit from declines in fuel prices. As of December 31, 2003, we did not have any fuel hedges in place, as compared to the hedge of 23% of our projected 2003 fuel requirements at December 31, 2002.

        Foreign Currency.    We are exposed to the effect of exchange rate fluctuations on the U.S. dollar value of foreign currency denominated operating revenue and expenses. We attempt to mitigate the effect of certain potential foreign currency losses by entering into forward and option contracts that effectively enable us to sell Japanese yen, British pounds and euros expected to be received from the respective denominated net cash flows over the next six to 12 months at specified exchange rates. As of December 31, 2003, we had entered into option and forward contracts to hedge approximately 61% of our projected yen-denominated net cash flows for 2004, forward contracts to hedge approximately 63% of our projected British pound-denominated net cash flows for 2004 and forward contracts to hedge approximately 50% of our projected euro-denominated net cash flows for the first six months of 2004. At December 31, 2002, we had option contracts in place to hedge approximately 90% of our projected yen-denominated net cash flows for the first six months of 2003 and no material hedge contracts in place for our British pound- and euro-denominated net cash flows. We estimate that at December 31, 2003, a 10% strengthening in the value of the U.S. dollar relative to the yen, pound and euro would have increased the fair value of the existing option and/or forward contracts by $6 million, $12 million and $2 million, respectively, offset by a corresponding loss on the underlying 2004 exposure of $13 million, $9 million and $3 million, respectively, resulting in a net $(7) million, $3 million and $(1) million gain (loss). At December 31, 2002, such a change would have resulted in a $4 million increase in the fair value of existing yen-denominated option contracts offset by a corresponding loss on the underlying exposure of $15 million, resulting in a net $11 million loss.

        Interest Rates.    Our results of operations are affected by fluctuations in interest rates (e.g., interest expense on variable-rate debt and interest income earned on short-term investments).

        We had approximately $1.4 billion of variable-rate debt as of December 31, 2003 and 2002. We have mitigated our exposure on certain variable-rate debt by entering into interest rate cap and swap agreements. Our interest rate cap, which limited the amount of potential increase in the LIBOR rate component of our floating rate debt to a maximum of 9% over the term of the contract, expired July 31, 2002. The interest rate swap outstanding at December 31, 2003 and 2002 had a notional amount of $153 million and $162 million, respectively. The interest rate swap effectively locks us into paying a fixed rate of interest on a portion of our floating rate debt securities through 2005. If average interest rates increased by 100 basis points during 2004 as compared to 2003, our projected 2004 interest expense would increase by approximately $12 million, net of interest rate swap. At December 31, 2002, an interest rate increase of 100 basis points during 2003 as compared to 2002 was projected to increase 2003 interest expense by approximately $11 million, net of interest rate cap and swap.

        As of December 31, 2003 and 2002, we estimated the fair value of $3.4 billion and $3.6 billion (carrying value) of our fixed-rate debt to be $3.2 billion and $2.6 billion, respectively, based upon discounted future cash flows using our current incremental borrowing rates for similar types of instruments or market prices. Market risk, estimated as the potential increase in fair value resulting from a hypothetical 100 basis points decrease in interest rates, was approximately $113 million and $107 million as of December 31, 2003 and 2002, respectively. The fair value of the remaining fixed-rate debt at December 31, 2003 and 2002, (with a carrying value of $826 million and $684 million, respectively), was not practicable to estimate.

        If 2004 average short-term interest rates decreased by 100 basis points over 2003 average rates, our projected interest income from cash, cash equivalents and short-term investments would decrease by approximately $13 million during 2004, compared to an estimated $11 million decrease during 2003 measured at December 31, 2002.

        Investment in Orbitz.    We are exposed to the effect of price changes related to our investment in Orbitz, as traded on Nasdaq under the symbol "ORBZ". As of December 31, 2003, we held 3.6 million shares of Orbitz common stock, which we reported at its fair value of $83 million. We estimate that a 10% decrease in the fair value of Orbitz common stock would result in an $8 million decrease in the fair value of our investment at December 31, 2003. Any changes in the fair value of our Orbitz shares would be partially offset by a change in our related compensation liability, as discussed in Note 7 to our consolidated financial statements included in Item 8 of this report.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Continental Airlines, Inc.

        We have audited the accompanying consolidated balance sheets of Continental Airlines, Inc. (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 1 to the consolidated financial statements, the Company adopted, effective January 1, 2002, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". As discussed in Note 2 to the consolidated financial statements, the Company adopted, effective January 1, 2003, Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Disposal or Exit Activities" and, effective July 1, 2003, Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities".

Houston, Texas
January 20, 2004

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended December 31,
	2003	2002	2001
Operating Revenue:
Passenger	$8,135	$7,862	$8,457
Cargo, mail and other	735	540	512

	8,870	8,402	8,969

Operating Expenses:
Wages, salaries and related costs	3,056	2,959	3,021
Aircraft fuel	1,255	1,023	1,229
Aircraft rentals	896	902	903
Landing fees and other rentals	620	633	581
Maintenance, materials and repairs	509	476	568
Depreciation and amortization	444	444	467
Booking fees, credit card discounts and sales	377	380	445
Passenger servicing	297	296	347
Regional capacity purchase, net	153	—	—
Commissions	148	212	364
Other	988	1,135	1,193
Security fee reimbursement	(176)	—	—
Stabilization Act grant	—	12	(417)
Fleet impairment losses and other special charges	100	242	124

	8,667	8,714	8,825

Operating Income (Loss)	203	(312)	144

Nonoperating Income (Expense):
Interest expense	(393)	(372)	(311)
Interest capitalized	24	36	57
Interest income	19	24	45
Gain on dispositions of ExpressJet Holdings shares	173	—	—
Equity in the income (loss) of affiliates	23	8	(20)
Other, net	152	(15)	(45)

	(2)	(319)	(274)

Income (Loss) before Income Taxes and Minority Interest	201	(631)	(130)
Income Tax Benefit (Expense)	(114)	208	35
Minority Interest	(49)	(28)	—

Net Income (Loss)	$38	$(451)	$(95)

Basic and Diluted Earnings (Loss) per Share	$0.58	$(7.02)	$(1.72)

Shares Used for Computation:
Basic	65.4	64.2	55.5

Diluted	65.6	64.2	55.5

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED BALANCE SHEETS
(In millions, except for share data)

	December 31,
	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$999	$983
Restricted cash and cash equivalents	170	62
Short-term investments	431	297

Total cash, cash equivalents and short-term investments	1,600	1,342
Accounts receivable, net of allowance for doubtful receivables of $19 and $30	403	378
Spare parts and supplies, net of allowance for obsolescence of $98 and $98	191	248
Deferred income taxes	157	165
Note receivable from ExpressJet Holdings, Inc.	67	—
Prepayments and other	168	145

Total current assets	2,586	2,278

Property and Equipment:
Owned property and equipment:
Flight equipment	6,574	6,762
Other	1,195	1,275

	7,769	8,037
Less: Accumulated depreciation	1,784	1,599

	5,985	6,438

Purchase deposits for flight equipment	225	269

Capital leases:
Flight equipment	107	117
Other	297	262

	404	379
Less: Accumulated amortization	126	118

	278	261

Total property and equipment	6,488	6,968

Routes	615	615
Airport operating rights, net of accumulated amortization of $293 and $268	259	287
Intangible pension asset	124	144
Investment in affiliates	173	89
Note receivable from ExpressJet Holdings, Inc.	126	—
Other assets, net	278	260

Total Assets	$10,649	$10,641

        (continued on next page)

CONTINENTAL AIRLINES, INC.

CONSOLIDATED BALANCE SHEETS
(In millions, except for share data)

	December 31,
	2003	2002
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt and capital leases	$422	$493
Accounts payable	840	930
Air traffic liability	957	882
Accrued payroll	281	285
Accrued other liabilities	366	336

Total current liabilities	2,866	2,926

Long-Term Debt and Capital Leases	5,558	5,471

Deferred Income Taxes	446	413

Accrued Pension Liability	678	723

Other	309	329

Commitments and Contingencies
Minority Interest	—	7

Redeemable Preferred Stock of Subsidiary	—	5

Stockholders' Equity:
Preferred stock — $.01 par, 10,000,000 shares authorized; one share of Series B issued and outstanding, stated at par value	—	—
Class B common stock — $.01 par, 200,000,000 shares authorized; 91,507,192 and 91,203,321 shares issued	1	1
Additional paid-in capital	1,401	1,391
Retained earnings	948	910
Accumulated other comprehensive loss	(417)	(395)
Treasury stock -25,471,881 and 25,442,529 shares, at cost	(1,141)	(1,140)

Total stockholders' equity	792	767

Total Liabilities and Stockholders' Equity	$10,649	$10,641

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2003	2002	2001
Cash Flows from Operating Activities:
Net income (loss)	$38	$(451)	$(95)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	101	(179)	(40)
Depreciation and amortization	444	444	467
Fleet disposition/impairment losses	100	242	61
Gains on sales of investments	(305)	—	—
Equity in the (income) loss of affiliates	(23)	(8)	20
Other, net	(36)	12	31
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(25)	(23)	73
(Increase) decrease in spare parts and supplies	4	4	(20)
Increase (decrease) in accounts payable	(19)	(79)	(8)
Increase (decrease) in air traffic liability	75	(132)	(111)
Increase (decrease) in other	(12)	124	189

Net cash provided by (used in) operating activities	342	(46)	567

Cash Flows from Investing Activities:
Capital expenditures	(205)	(539)	(568)
Purchase deposits paid in connection with future aircraft deliveries	(29)	(73)	(432)
Purchase deposits refunded in connection with aircraft delivered	81	219	337
Purchase of short-term investments	(134)	(56)	(96)
Proceeds from sales of ExpressJet Holdings, net	134	447	—
Proceeds from sales of Internet-related investments	76	—	—
Proceeds from disposition of property and equipment	16	9	11
Other	53	(43)	(26)

Net cash used in investing activities	(8)	(36)	(774)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt, net	559	596	436
Payments on long-term debt and capital lease obligations	(549)	(383)	(367)
Purchase of common stock	—	—	(451)
Proceeds from issuance of common stock	5	23	241
Increase in restricted cash to collateralize letters of credit	(108)	(32)	(22)
Other	—	—	(11)

Net cash (used in) provided by financing activities	(93)	204	(174)

Impact on cash of ExpressJet deconsolidation	(225)	—	—

Net Increase (Decrease) in Cash and Cash Equivalents	16	122	(381)
Cash and Cash Equivalents — Beginning of Period	983	861	1,242

Cash and Cash Equivalents — End of Period	$999	$983	$861

Supplemental Cash Flows Information:
Interest paid	$374	$345	$314
Income taxes paid (refunded)	$13	$(31)	$(4)
Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt	$120	$908	$707
Capital lease obligations incurred	$22	$36	$95
Contribution of ExpressJet stock to pension plan	$100	$—	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
(In millions, except for share data)

	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Treasury Stock, At Cost
December 31, 2000	$379	$1,456	$13	$356	$(689)

Net Loss	—	(95)	—	(95)	—
Increase in Additional Minimum Pension Liability, net of income taxes of $77	—	—	(138)	(138)	—
Purchase of Common Stock	—	—	—	—	(451)
Issuance of Common Stock pursuant to Stock Plans	79	—	—	—	—
Issuance of Common Stock pursuant to Stock Offering	173	—	—	—	—
Reclass for Redeemable Common Stock	450	—	—	—	—
Other	(12)	—	(5)	(5)	—

December 31, 2001	1,069	1,361	(130)	(238)	(1,140)

Net Loss	—	(451)	—	(451)	—
Increase in Additional Minimum Pension Liability, net of income taxes of $146	—	—	(250)	(250)	—
Issuance of Common Stock pursuant to Stock Plans	36	—	—	—	—
Sale of ExpressJet Holdings Stock, net of applicable income taxes of $175	291	—	—	—	—
Other	(5)	—	(15)	(15)	—

December 31, 2002	1,391	910	(395)	(716)	(1,140)

Net Income	—	38	—	38	—
Increase in Additional Minimum Pension Liability, net of income taxes of $11	—	—	(20)	(20)	—
Issuance of Common Stock pursuant to Stock Plans	5	—	—	—	—
Other	5	—	(2)	(2)	(1)

December 31, 2003	$1,401	$948	$(417)	$16	$(1,141)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
(In millions, except for share data)

	Class A Common Stock	Class B Common Stock	Treasury Stock
	(in thousands)
Shares outstanding at December 31, 2000	10,964	47,487	16,587
Repurchase of Northwest Stock	(6,686)	—	8,824
Purchase of Common Stock	—	(23)	23
Issuance of Common Stock pursuant to Stock Offering	—	7,751	—
Issuance of Common Stock pursuant to Stock Plans	—	2,313	—
Issuance of Common Stock pursuant to Conversion of Class A to Class B Common Stock	(4,278)	5,646	—
Other	—	—	9

Shares outstanding at December 31, 2001	—	63,174	25,443
Issuance of Common Stock pursuant to Stock Plans	—	2,587	—

Shares outstanding at December 31, 2002	—	65,761	25,443
Issuance of Common Stock pursuant to Stock Plans	—	303	—
Other	—	(29)	29

Shares outstanding at December 31, 2003	—	66,035	25,472

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Continental Airlines, Inc., a Delaware corporation, is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. We are the fifth largest United States airline (as measured by the number of scheduled miles flown by revenue passengers, known as revenue passenger miles, in 2003) and, together with ExpressJet Airlines, Inc. ("ExpressJet"), a wholly-owned subsidiary of ExpressJet Holdings, Inc. ("Holdings") and from which we purchase seat capacity, and our wholly-owned subsidiary, Continental Micronesia, Inc. ("CMI"), each a Delaware corporation, we served 228 airports worldwide at December 31, 2003. As of December 31, 2003, we flew to 127 domestic and 101 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly served 16 European cities, seven South American cities, Tel Aviv, Hong Kong and Tokyo as of December 31, 2003. In addition, we provide service to more destinations in Mexico and Central America than any other U.S. airline, serving 31 cities. Through our Guam hub, CMI provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.

        As used in these Notes to Consolidated Financial Statements, the terms "Continental", "we", "us", "our" and similar terms refer to Continental Airlines, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries.

Note 1 — Summary of Significant Accounting Policies

        (a)   Principles of Consolidation —

          Our consolidated financial statements include the accounts of Continental and all wholly-owned domestic and foreign subsidiaries. Through November 12, 2003, we also consolidated Holdings. See Note 4 for a discussion of the changes in our ownership of Holdings in 2002 and 2003 and their impact on our consolidated financial statements. All intercompany accounts, transactions and profits arising from consolidated entities have been eliminated in consolidation.

        (b)   Investments in Affiliates —

          Investments in unconsolidated affiliates that are not variable interest entities are accounted for by the equity method when we hold more than 20% but less than 50% interest, or below 20% interest but have significant influence over the operations of the companies.

          As of December 31, 2003, we had a 49% interest in Compania Panamena de Aviacion, S.A. ("Copa") with a carrying value of $84 million. The investment is accounted for under the equity method of accounting. The excess of the amount at which the investment is carried and the amount of underlying equity in the net assets was $40 million at December 31, 2002. This difference was treated as goodwill and was amortized over 40 years prior to 2002. Effective January 1, 2002, we discontinued amortization of this goodwill in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142").

        (c)   Use of Estimates —

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        (d)   Cash and Cash Equivalents —

          Cash and cash equivalents consist of cash and short-term, highly liquid investments, which are readily convertible into cash and have a maturity of three months or less when purchased. Restricted cash is primarily collateral for estimated future workers' compensation claims, letters of credit, performance bonds and interest rate swap agreements.

        (e)   Short-Term Investments —

          We invest in commercial paper, asset-backed securities and U.S. government agency securities with original maturities in excess of 90 days but less than one year. These investments are classified as short-term investments in the accompanying consolidated balance sheet. Short-term investments are stated at cost, which approximates market value, and are classified as held-to-maturity securities.

        (f)    Spare Parts and Supplies —

          Inventories, expendable parts and supplies relating to flight equipment are carried at average acquisition cost and are expensed when consumed in operations. An allowance for obsolescence is provided over the remaining estimated useful life of the related aircraft, plus allowances for spare parts currently identified as excess to reduce the carrying costs to the lower of amortized cost or net realizable value. These allowances are based on management estimates, which are subject to change.

        (g)   Property and Equipment —

          Property and equipment are recorded at cost and are depreciated to estimated residual values over their estimated useful lives using the straight-line method. Jet aircraft are assumed to have an estimated residual value of 15% of original cost; other categories of property and equipment are assumed to have no residual value. The estimated useful lives for our property and equipment are as follows:

Estimated Useful Life
Jet aircraft and simulators	25 to 30 years
Buildings and improvements	10 to 30 years
Food service equipment	6 to 10 years
Maintenance and engineering equipment	8 years
Surface transportation and ground equipment	6 years
Communication and meteorological equipment	5 years
Computer software	3 to 10 years
Capital lease — flight and ground equipment	Lease Term

        (h)   Routes and Airport Operating Rights —

          Routes represent the right to fly between cities in different countries. Airport operating rights represent gate space and slots (the right to schedule an arrival or departure within designated hours at a particular airport). Effective January 1, 2002, we adopted SFAS 142 and discontinued amortization of our goodwill on investments in unconsolidated subsidiaries and routes, which are indefinite-lived intangible assets. We performed an impairment test upon the adoption of SFAS No. 142 and an annual test in the fourth quarter of each year thereafter. Our tests indicated

  that we did not have any impairment of our routes. Airport operating rights are amortized over the stated term of the related lease or 20 years.

          Pro forma results for the year ended December 31, 2001, assuming the discontinuation of amortization of routes and goodwill amortization on investments in unconsolidated subsidiaries had occurred at the beginning of 2001, are presented below (in millions, except per share data).

Reported net loss	$(95)
Route and goodwill amortization, net of taxes	15

Adjusted net loss	$(80)

Basic and diluted loss per share:
As reported	$(1.72)
Route and goodwill amortization, net of taxes	0.27

Pro forma	$(1.45)

        (i)    Measurement of Impairment of Long-Lived Assets —

          We record impairment losses on long-lived assets used in operations, consisting principally of property and equipment and airport operating rights, when events or changes in circumstances indicate, in management's judgement, that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The net carrying value of assets not recoverable is reduced to fair value if lower than carrying value. In determining the fair market value of the assets, we consider market trends and recent transactions involving sales of similar assets.

        (j)    Revenue/Air Traffic Liability —

          Passenger revenue is recognized either when transportation is provided or when the ticket expires unused rather than when a ticket is sold. Prior to October 1, 2002, nonrefundable tickets expired one year from the date the ticket was sold, or for partially used tickets, the date of first flight. Effective October 1, 2002, unused nonrefundable tickets expire on the date of intended flight, unless the date is extended by payment of a change fee. Effective August 20, 2003, we modified our policy to give customers with nonrefundable tickets who cancel their reservations prior to scheduled departure time a full year from the date their original ticket was sold to reschedule and pay the change fee, without losing the value of their tickets.

          We also sell mileage credits in our frequent flyer program to participating partners, such as credit card companies, phone companies, other airlines, alliance members, hotels and car rental agencies. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue when transportation is likely to be provided, based on estimates of the fair value of tickets to be redeemed. Amounts received in excess of the tickets' fair value are recognized in income currently and classified as a reimbursement of advertising expenses. In the fourth quarter of 2003, we adjusted our estimates of the mileage credits we expect to be redeemed for travel, resulting in a one-time increase in other revenue of $24 million ($0.23 per share, after income taxes).

          Revenue from the shipment of cargo and mail is recognized when transportation is provided. Other revenue includes charter services, ticket change fees and other incidental services.

          The amount of passenger ticket sales and sales of mileage credits to partners not yet recognized as revenue is included in the accompanying consolidated balance sheets as air traffic liability. We perform periodic evaluations of this estimated liability and any adjustments resulting therefrom, which can be significant, are included in results of operations for the periods in which the evaluations are completed. These adjustments relate primarily to differences between our statistical estimation of certain revenue transactions and the related sales price, as well as refunds, exchanges, interline transactions and other items for which final settlement occurs in periods subsequent to the sale of the related tickets at amounts other than the original sales price.

          The deconsolidation of Holdings effective November 12, 2003 had no impact on our passenger revenue because, under our capacity purchase agreement with Holdings and ExpressJet, we purchase all of ExpressJet's capacity and are responsible for selling all of the seat inventory. As a result, after deconsolidation, we continue to record the related passenger revenue and related expenses, with payments under the capacity purchase agreement reflected as a separate operating expense.

        (k)   Frequent Flyer Program —

          For those OnePass accounts that have sufficient mileage credits to claim the lowest level of free travel, we record a liability for the estimated incremental cost associated with providing travel awards that are expected to be redeemed. Incremental cost includes the cost of incremental fuel, meals, insurance and miscellaneous supplies and does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. We also record, for certain reciprocal frequent flyer agreements, a liability for payments we expect to make to other airlines for OnePass members' redemptions for travel on the other airline. The liability is adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the OnePass program, and is included in the accompanying consolidated balance sheets as air traffic liability.

        (l)    Deferred Income Taxes —

          Deferred income taxes are provided under the liability method and reflect the net tax effects of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

        (m)  Maintenance and Repair Costs —

          Maintenance and repair costs for owned and leased flight equipment, including the overhaul of aircraft components, are charged to operating expense as incurred, including engine overhaul costs covered by power-by-the-hour agreements, which are expensed on the basis of hours flown.

        (n)   Advertising Costs —

          We expense the costs of advertising as incurred. Gross advertising expense was $87 million, $89 million and $98 million for the years ended December 31, 2003, 2002 and 2001, respectively. These amounts are reported in the consolidated statement of operations net of the reimbursement of some of our advertising expenses by third-party purchasers of our OnePass miles.

        (o)   Stock Plans and Awards —

          We account for our stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). No stock-based employee compensation cost is reflected in net income (loss) for our stock option plans, as all options granted under our plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

          The following table illustrates the pro forma effect on net income (loss) and earnings (loss) per share if we had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-based Compensation" ("SFAS 123"), for the years ended December 31, 2003, 2002 and 2001. See Note 9 for the assumptions we used to compute the pro forma amounts.

	2003	2002	2001
Net income (loss), as reported	$38	$(451)	$(95)
Deduct/Add Back: total stock-based employee compensation income (expense) determined under SFAS 123, net of tax	(6)	(20)	6

Net income (loss), pro forma	$32	$(471)	$(89)

Basic and diluted earnings (loss) per share:
As reported	$0.58	$(7.02)	$(1.72)
Pro forma	$0.49	$(7.33)	$(1.61)

        (p)   Regional Capacity Purchase, Net —

          Payments made to ExpressJet under our capacity purchase agreement, previously eliminated in consolidation, are reported as regional capacity purchase, net, beginning November 12, 2003, the date we deconsolidated Holdings. In addition to the payments for the purchased capacity, regional capacity purchase, net, also includes ExpressJet's fuel expense in excess of the cap (66.0 cents per gallon in 2003) provided in the capacity purchase agreement and a related fuel purchase agreement and is net of our sublease income on aircraft we lease to ExpressJet.

        (q)   Reclassifications —

          Certain reclassifications have been made in the prior years' consolidated financial statement amounts and related note disclosures to conform with the current year's presentation. As discussed in Note 2, additional reclassifications have been made upon the adoption of Financial Accounting Standards Board ("FASB") Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46").

Note 2 — New Accounting Pronouncements

        Effective January 1, 2003, we adopted SFAS No. 146, "Accounting for Costs Associated with Disposal or Exit Activities" ("SFAS 146"), which requires liabilities for costs associated with exit or disposal activities to be recognized when the liabilities are incurred, rather than when an entity commits to an exit plan. The new rule changes the timing of liability and expense recognition related to exit or disposal activities, but not the ultimate amount of such expenses. In July 2003, we announced plans to remove all our remaining MD-80 aircraft from service by January 2005. Prior to the adoption of SFAS 146, we would have recognized a charge associated with future obligations for rent and return conditions, net of estimated sublease income, on these aircraft at the time we were committed to permanently removing the aircraft from service. However, subsequent to the adoption of SFAS 146, we will record these charges as the aircraft are permanently grounded. In December 2003, we determined five previously grounded leased MD-80 aircraft to be permanently grounded and recorded a charge of $21 million ($13 million after income taxes) associated with future obligations for rent and return conditions, net of estimated sublease income, on those aircraft. We will record similar charges as the remaining 17 leased MD-80 aircraft exit revenue service and are permanently grounded.

        We also adopted FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation applies to guarantees issued or modified after December 31, 2002 and has had no impact on our consolidated results of operations or consolidated balance sheet.

        Effective July 1, 2003, we adopted FIN 46 that requires the consolidation of certain types of entities in which a company absorbs a majority of another entity's expected losses, receives a majority of the other entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the other entity. These entities are called "variable interest entities". The principal characteristics of variable interest entities are (1) an insufficient amount of equity to absorb the entity's expected losses, (2) equity owners as a group are not able to make decisions about the entity's activities, or (3) equity that does not absorb the entity's losses or receive the entity's residual returns. "Variable interests" are contractual, ownership or other monetary interests in an entity that change with fluctuations in the entity's net asset value. As a result, variable interest entities can arise from items such as lease agreements, loan arrangements, guarantees or service contracts.

        If an entity is determined to be a "variable interest entity", the entity must be consolidated by the "primary beneficiary". The primary beneficiary is the holder of the variable interests that absorb a majority of the variable interest entity's expected losses or receive a majority of the entity's residual returns in the event no holder has a majority of the expected losses. There is no primary beneficiary in cases where no single holder absorbs the majority of the expected losses or receives a majority of the residual returns. The determination of the primary beneficiary is based on projected cash flows at the inception of the variable interests.

        We have variable interests in the following types of variable interest entities:

  •
  Aircraft Leases.    We are the lessee in a series of operating leases covering the majority of our leased aircraft. The lessors are trusts established specifically to purchase, finance and lease aircraft to us. These leasing entities meet the criteria for variable interest entities. We are generally not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates us to absorb decreases in value or entitles us to participate in increases in the value of the aircraft. This is the case for most of our operating leases; however, leases of approximately 75 aircraft contain a fixed-price purchase option that allow us to purchase the aircraft at predetermined prices on specified dates during the lease term. We have not consolidated the related trusts upon application of FIN 46 because, even taking into consideration these purchase options, we are still not the primary beneficiary based on our cash flow analysis. Our maximum exposure under these leases is the remaining lease payments, which are reflected in future lease commitments in Note 6.

  •
  Airport Leases.    We are the lessee of real property under long-term operating leases at a number of airports where we are also the guarantor of approximately $1.6 billion of underlying debt and interest thereon. The leases are typically with municipalities or other governmental entities. FIN 46 is not applicable to arrangements with governmental entities. To the extent our lease and related guarantee are with a separate legal entity other than a governmental entity, we are not the primary beneficiary because the lease terms are consistent with market terms at the inception of the lease and the lease does not include a residual value guarantee, fixed price purchase option or similar feature as discussed above.

  •
  Subsidiary Trust.    We have a subsidiary trust that has Mandatorily Redeemable Preferred Securities outstanding with a liquidation value of $248 million ($241 million net of issuance costs). These securities were issued in November 2000 and were previously reported on our balance sheet as Mandatorily Redeemable Preferred Securities of Subsidiary Trust. The trust is a variable interest entity under FIN 46 because we have a limited ability to make decisions about its activities. However, we are not the primary beneficiary of the trust. Therefore, the trust and the Mandatorily Redeemable Preferred Securities issued by the trust are no longer reported on our balance sheet. Instead, we report our Convertible Junior Subordinated Debentures held by the trust as long-term debt. These notes have previously been eliminated in our consolidated financial statements. Distributions on the Mandatorily Redeemable Preferred Securities are no longer reported on our statements of operations, but interest on the notes is recorded as interest expense. These reclassifications are reflected for all periods presented in the accompanying financial statements.

  •
  Capacity Purchase Agreement.    Holdings and ExpressJet each meet the criteria for a variable interest entity because the voting rights and economic interests we hold in these entities are disproportional to our obligations to absorb expected losses or receive expected residual returns. The variable interests in Holdings and ExpressJet include our capacity purchase agreement, a tax sharing agreement with us, a note payable to us, convertible debentures held by third parties and common stock. Our assessment of expected losses and expected residual returns indicated that we were the primary beneficiary of Holdings and ExpressJet until the combined common stock holdings of us and our pension plan fell below 41%. This occurred on November 12, 2003. Therefore, we have deconsolidated Holdings as of that date. See Note 4 for further discussion of our ownership of Holdings and our capacity purchase agreement with Holdings and ExpressJet.

Note 3 — Earnings Per Share

        Basic earnings (loss) per common share ("EPS") excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings (losses). In 2003, our Convertible Junior Subordinated Debentures Held by Subsidiary Trust and 4.5% Convertible Notes were antidilutive and therefore were not included in the calculation of diluted earnings per share. Because we reported net losses in 2002 and 2001, all potentially dilutive securities were antidilutive and basic and diluted EPS were the same in those years.

	2003	2002	2001
Numerator for basic and dilutive:
Net income (loss)	$38	$(451)	$(95)

Denominator:
Denominator for basic earnings (loss) per share — weighted- average shares	65.4	64.2	55.5

Effect of dilutive securities:
Employee stock options	0.2	—	—

Denominator for diluted earnings (loss) per share — adjusted weighted — average and assumed conversions	65.6	64.2	55.5

        Approximately 5.3 million in 2003, 4.0 million in 2002 and 6.0 million in 2001 of weighted average options to purchase shares of our Class B common stock were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

        Holders of our 5% Convertible Notes issued in June 2003 may require us to repurchase the notes on June 15 of 2010, 2013 or 2018 at par plus accrued and unpaid interest, if any. The indenture provides that we may at our option choose to pay this repurchase price in cash, in shares of common stock or any combination thereof. Should we be required to repurchase the notes at any of the redemption dates, it is our policy that we would satisfy the requirement in cash. Therefore, the 5% Convertible Notes are not considered to be potentially dilutive securities in the EPS calculation.

Note 4 — Investment In ExpressJet and Regional Capacity Purchase Agreement

    Investment in ExpressJet

        In April 2002, Holdings, our then wholly owned subsidiary and the sole stockholder of ExpressJet, which operates as "Continental Express", sold 10 million shares of its common stock in an initial public offering and used the net proceeds to repay $147 million of ExpressJet's indebtedness to us. In addition, we sold 20 million of our shares of Holdings common stock in the offering for net proceeds of $300 million. In connection with the offering, our ownership of Holdings fell to 53.1%. The sale of Holdings' shares and our shares in the offering was accounted for as a capital transaction resulting in a $291 million increase in additional paid-in capital and a $175 million increase in tax liabilities. We contributed $150 million of our proceeds to our defined benefit pension plan and used the remainder of our proceeds for general corporate purposes.

        During the third quarter of 2003, we sold approximately 9.8 million shares of our Holdings common stock to Holdings, reducing our ownership of Holdings from 53.1% to 44.6%. We contributed the proceeds to our primary defined benefit pension plan. We also contributed approximately 7.4 million shares of Holdings common stock to that plan, further reducing our ownership of Holdings to 30.9%. We recognized gains totaling $173 million ($100 million after taxes) as a result of these transactions. The independent trustee for our defined benefit pension plan has subsequently sold a portion of the shares of Holdings that we contributed to the plan. As a result of these sales by the defined benefit pension plan, on November 12, 2003, the combined amount of Holdings common stock owned by us and our primary defined benefit pension plan fell below 41%, the point at which we no longer consolidated Holdings, pursuant to FIN 46. Accordingly, we deconsolidated Holdings as of that date.

        Effective November 12, 2003, we account for our interest in Holdings using the equity method of accounting set forth in APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock", rather than consolidating Holdings. Under our capacity purchase agreement with Holdings and ExpressJet, we purchase all of ExpressJet's capacity and are responsible for selling all of the seat inventory. As a result, after deconsolidation, we continue to record the related passenger revenue and related expenses, with payments under the capacity purchase agreement reflected as a separate operating expense. The primary effects of deconsolidation of Holdings from our financial statements are a decrease in current assets, primarily due to the elimination of Holdings' cash, an increase in assets resulting from the inclusion of our note receivable from Holdings (previously eliminated in consolidation), a decrease in long-term debt and a decrease in operating income as a result of the exclusion of Holdings' operating income from our statement of operations. This decrease in operating income is offset by increases in nonoperating income from our equity in Holdings' earnings, provided our ownership interest remains constant. Additionally, after deconsolidation, we no longer record minority interest on either our balance sheet or statement of operations.

        We continue to own 16.7 million shares of Holdings common stock with a market value of $251 million as of December 31, 2003. We do not currently intend to remain a stockholder of Holdings over the long term. Subject to market conditions, we intend to sell or otherwise dispose of some or all of our shares of Holdings common stock in the future.

    Capacity Purchase Agreement with ExpressJet

        General.    Under our capacity purchase agreement, ExpressJet currently flies all of its aircraft (which consist entirely of regional jet aircraft) on our behalf, and we handle scheduling, ticket prices and seat inventories for these flights. In exchange for ExpressJet's operation of the flights and performance of other obligations under the agreement, we pay them for each scheduled block hour based on an agreed formula. Under the agreement, we recognize all passenger, cargo and other revenue associated with each flight, and are responsible for all revenue-related expenses, including commissions, reservations, catering and passenger ticket processing expenses. Following the deconsolidation of Holdings on November 12, 2003, the payments made to ExpressJet under the agreement are reported as regional capacity purchases net in our consolidated statement of operations. Prior to deconsolidation, the payments were eliminated in our consolidated financial statements and the minority interest in Holdings' earnings was reported as a deduction on our consolidated statement of operations, based on Holdings' stand-alone earnings under the capacity purchase agreement.

        Compensation and Operational Responsibilities.    Under the agreement, we pay ExpressJet a base fee for each scheduled block hour based on a formula that will remain in place through December 31, 2004. The formula is designed to provide ExpressJet with an operating margin of approximately 10% before taking into account variations in some costs and expenses that are generally controllable by them, the most significant of which is wages, salaries and benefits.

        Our payments to ExpressJet under the capacity purchase agreement totaled $1.3 billion, $1.1 billion and $980 million in 2003, 2002 and 2001, respectively. Our future payments under the capacity purchase agreement are dependent on numerous variables, and therefore difficult to predict. The most important of those variables is the number of scheduled block hours, which takes into account the number of ExpressJet aircraft and our utilization rates of such aircraft. However, if we changed our utilization of ExpressJet's aircraft, we would also change the number of available seat miles on ExpressJet's flights and the revenue that we generate by selling those seats. Any decision by us to change the utilization of ExpressJet's aircraft (or to remove aircraft from the capacity purchase agreement) would be made by determining the net effect of such change on our income and cash flow, taking into account not only our cash commitment to ExpressJet but also our expected revenue from ExpressJet's flights.

        Set forth below are estimates of our future minimum noncancelable commitments under the capacity purchase agreement. These estimates of our future minimum noncancelable commitments under the capacity purchase agreement do not include the portion of the underlying obligations for aircraft and facility rent that are disclosed as part of our consolidated operating lease commitments. For purposes of calculating these estimates, we have assumed (i) that ExpressJet's aircraft deliveries continue as scheduled through January 2005, (ii) contracted rates through 2004 (rates are re-negotiated annually beginning in 2005), (iii) a constant fuel rate of 66.0 cents per gallon, the rate of the current contractual fuel cap, (iv) that we exercise our rights to initiate termination of the capacity purchase agreement at the earliest possible date permitted under the contract (January 1, 2007), (v) that prior to termination we exercise our rights to remove as many aircraft as quickly as contractually permitted (beginning February 2005) from the capacity purchase agreement, (vi) an average daily utilization rate of 8.9 hours for 2004 through 2007 and (vii) cancellations are at historical levels resulting in no incentive compensation payable to ExpressJet. Based on these assumptions, our future minimum noncancelable commitments under the capacity purchase agreement at December 31, 2003 are estimated as follows (in millions):

2004	$1,236
2005	985
2006	924
2007	441
2008 and thereafter	—

Total	$3,586

        It is important to note that in making the assumptions used to develop these estimates, we are attempting to estimate our minimum noncancelable commitments and not the amounts that we currently expect to pay to ExpressJet (which amounts are expected to be higher as we do not currently expect to reduce capacity under the agreement to the extent assumed above or terminate the agreement at the earliest possible date). In addition, our actual minimum noncancelable commitments to ExpressJet could differ materially from the estimates discussed above, because actual events could differ materially from the assumptions described above. For example, a 10% increase or decrease in scheduled block hours (whether a result of change in delivery dates of aircraft or average daily utilization) in 2004 would result in a corresponding increase or decrease in cash obligations under the capacity purchase agreement of approximately 8% or $94 million.

        ExpressJet's base fee includes compensation for scheduled block hours associated with some cancelled flights, based on historical cancellation rates constituting rolling five-year monthly averages. To the extent that ExpressJet's rate of controllable or uncontrollable cancellations is less than its historical cancellation rate, ExpressJet will be entitled to additional payments. ExpressJet is also entitled to receive a small per-passenger fee and incentive payments for first flights of a day departing on time and baggage handling performance. As a result of a better-than-expected completion rate and other incentives in 2003, we paid ExpressJet an additional $16 million.

        Under the agreement and a related fuel purchase agreement, ExpressJet's fuel costs were capped at 66.0 cents per gallon in 2003 and will remain capped at this level in 2004. Accordingly, we absorbed a portion of ExpressJet's fuel costs in 2003 and may continue to do so in the future.

        If a change of control (as defined in the agreement) of ExpressJet occurs without our consent, the block hour rates that we will pay under the agreement will be reduced by an amount approximately equal to the operating margin built into the rates.

        In accordance with the agreement, ExpressJet has agreed to meet with us each year beginning in 2004 to review and set the block hour rates to be paid in the following year, in each case based on the formula used to set the original block hour rates (including a 10% targeted operating margin). If we and ExpressJet cannot come to an agreement on the annual adjustments, we have agreed to submit our disagreement to arbitration. In addition, the agreement gives each party the right to "meet and confer" with the other regarding any material change in the underlying assumptions regarding the cost of providing services under the agreement and whether the compensation provisions of the agreement should be changed as a result, but does not require any party to agree to any change in the compensation provisions.

        Capacity and Fleet Matters.    The agreement covers all of ExpressJet's existing fleet, as well as the 50 Embraer regional jets subject to firm orders. Under the capacity purchase agreement, we have the right to give no less than twelve months' notice to ExpressJet reducing the number of its aircraft covered by the contract. As of December 31, 2003, we had not given any such notice. Under the agreement, we are entitled to remove capacity under an agreed upon methodology. If we remove aircraft from the terms of the agreement, ExpressJet will have the option to (i) fly the released aircraft for another airline (subject to its ability to obtain facilities, such as gates and slots, and subject to its exclusive arrangement with us that prohibits ExpressJet during the term of the agreement from flying under its or another carrier's code in or out of our hub airports), (ii) fly the aircraft under ExpressJet's own flight designator code subject to its ability to obtain facilities, such as gates and slots, and subject to ExpressJet's exclusive arrangement with us respecting our hubs or (iii) decline to fly the aircraft and cancel the related subleases with us. If ExpressJet does not cancel the aircraft subleases, the interest rate used to calculate the scheduled lease payments will automatically increase by 200 basis points to compensate us for our continued participation in ExpressJet's lease financing arrangements.

        Term of Agreement.    The agreement currently expires on December 31, 2010 but allows us to terminate the agreement at any time after December 31, 2006 upon 12 months' notice, or at any time without notice for cause (as defined in the agreement). We may also terminate the agreement at any time upon a material breach by ExpressJet that does not constitute cause and continues for 90 days after notice of such breach, or without notice or opportunity to cure if we determine that there is a material safety concern with ExpressJet's flight operations. We have the option to extend the term of the agreement with 24 months' notice for up to four additional five-year terms through December 31, 2030.

        Service Agreements.    We provide various services to ExpressJet and charge them at rates in accordance with the capacity purchase agreement. The services provided to ExpressJet by us include fuel service, certain customer services such as ground handling and infrastructure services, including but not limited to insurance, technology, transaction processing, treasury, human resources and risk management. For providing these services, we charged ExpressJet approximately $270 million in 2003 and $205 million in each of 2002 and 2001.

        Note Receivable from ExpressJet.    At December 31, 2003 we had a $193 million note receivable from ExpressJet. In accordance with our amended and restated promissory note agreement dated November 5, 2002 with ExpressJet, principal and accrued interest on the note are payable quarterly by ExpressJet. We anticipate that the final payment will be made on March 31, 2006. The interest rate is fixed for each quarter at a rate equal to the three-month London interbank offered rate ("LIBOR") on the second business day prior to such quarter plus 1.25% per annum, subject to an aggregate cap of 5.35% in 2003 and 6.72% in 2004.

        Leases.    As of December 31, 2003, ExpressJet subleased all 224 of its aircraft under long-term operating leases from us. ExpressJet's sublease agreements with us have substantially the same terms as the lease agreements between us and the lessors and expire between 2013 and 2020. ExpressJet leases or subleases, under various operating leases, ground equipment and substantially all of its ground facilities, including facilities at public airports, from us or the municipalities or agencies owning and controlling such airports. If ExpressJet defaults on any of its payment obligations with us, we are entitled to reduce any payments required to be made by us to ExpressJet under the capacity purchase agreement by the amount of the defaulted payment. ExpressJet's total rental expense related to all leases with us was approximately $279 million, $231 million and $196 million in 2003, 2002 and 2001, respectively. After deconsolidation of Holdings on November 12, 2003, our related aircraft rental income is reported as a reduction to regional capacity purchase, net.

        Income Taxes.    In conjunction with Holdings' offering, our tax basis in the stock of Holdings and the tax basis of ExpressJet's tangible and intangible assets were increased to fair value. The increased tax basis should result in additional tax deductions available to ExpressJet over a period of 15 years. To the extent ExpressJet generates taxable income sufficient to realize the additional tax deductions, our tax sharing agreement with ExpressJet provides that it will be required to pay us a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks. ExpressJet will be required to pay us 100% of the first third of the anticipated tax benefit, 90% of the second third and 80% of the last third. However, if the anticipated benefits are not realized by the end of 2018, ExpressJet will be obligated to pay us 100% of any benefits realized after that date. We do not recognize the benefit of the tax savings associated with ExpressJet's asset step-up for financial reporting purposes until paid to us by ExpressJet due to the uncertainty of realization. ExpressJet paid us $17 million in 2003 related to the agreement, which is included in other nonoperating income in the accompanying statement of operations.

        Other.    So long as we are ExpressJet's largest customer, if it enters into an agreement with another major airline (as defined in the agreement) to provide regional airline services on a capacity purchase or other similar economic basis for 10 or more aircraft on terms and conditions that are in the aggregate less favorable to ExpressJet than the terms and conditions of the capacity purchase agreement, we will be entitled to amend our capacity purchase agreement to conform the terms and conditions of the capacity purchase agreement to the terms and conditions of the agreement with the other major airline.

Note 5 — Long-Term Debt

        Long-term debt as of December 31 is summarized as follows (in millions):

	2003	2002
Secured
Notes payable, interest rates of 5.0% to 8.5%, (weighted average rate of 7.01% as of December 31, 2003) payable through 2019	$3,268	$3,446
Floating rate notes, interest rates of LIBOR (1.15% on December 31, 2003) plus 0.45% to 1.3%; Eurodollar (1.25% on December 31, 2003) plus 1.375%, payable through 2014	923	997
Floating rate notes, interest rate of LIBOR plus 2.5%, payable through 2015	120	—
Revolving credit facility, floating interest rate of LIBOR plus 3.5%, payable through 2004	—	190
Floating rate notes, interest rate of LIBOR plus 4.53%, payable through 2007	139	146
Floating rate notes, interest rate of LIBOR plus 3.5% to 4.0% payable through 2011	155	60
Notes payable, interest rates of 9.9%, payable through 2003	—	30
Floating rate notes, interest rate of LIBOR plus 7.5%, payable through 2007	97	—
Other	17	18
Unsecured
Convertible notes, interest rate of 4.5%, payable in 2007	200	200
Senior notes payable, interest rate of 8.0%, payable in 2005	195	195
Note payable, interest rate of 8.1%, payable in 2008	112	111
Convertible junior subordinated debentures, interest rate of 6.0%, payable in 2030	248	250
Convertible notes, interest rate of 5.0%, payable in 2023	175	—
Other	8	13

	5,657	5,656
Less: current maturities	397	468

Total	$5,260	$5,188

        Maturities of long-term debt due over the next five years are as follows (in millions):

Year ending December 31,
2004	$397
2005	646
2006	494
2007	845
2008	569

        Substantially all of our property and equipment and spare parts inventory is subject to agreements securing our indebtedness.

        We also have letters of credit and performance bonds at December 31, 2003 in the amount of $47 million with expiration dates through June 2008.

        We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade. However, we would have to post additional collateral under our credit card processing agreement if our debt rating falls below Caa3 as rated by Moody's or CCC- as rated by Standard and Poor's.

        In May 2003, we issued $100 million of Floating Rate Secured Subordinated Notes due December 2007 (the "Junior Notes"). The Junior Notes are secured by a portion of our spare parts inventory and bear interest at the three-month LIBOR plus 7.5%. In connection with the Junior Notes and with $200 million of Floating Rate Secured Notes due December 2007 secured by the same pool of spare parts (the "Senior Notes"), we have entered into a collateral maintenance agreement requiring us, among other things, to maintain a loan-to-collateral value ratio of not greater than 45% with respect to the Senior Notes and a loan-to-collateral value ratio of not greater than 67.5% with respect to both the Senior Notes and the Junior Notes combined. We must also maintain a certain level of rotable components within the spare parts collateral pool. The ratios are calculated on a semi-annual basis based on an independent appraisal of the spare parts collateral pool. If any of the collateral ratio requirements are not met, we must take action to meet all ratio requirements by adding additional eligible spare parts to the collateral pool, purchasing or redeeming some of the outstanding notes, providing other collateral acceptable to the bond insurance policy provider for the Senior Notes, or any combination of the above. At December 31, 2003, $195 million of the Senior Notes and $97 million of the Junior Notes were outstanding.

        During 2003, we incurred $130 million of floating rate indebtedness under a term loan agreement that matures in May 2011. This indebtedness is secured by certain of our spare engines and initially bears interest at the three-month LIBOR plus 3.5%.

        In June 2003, we issued $175 million of 5% Convertible Notes due 2023. The notes are convertible into our Class B common stock at an initial conversion price of $20 per share, subject to certain conditions on conversion. The notes are redeemable for cash at our option on or after June 18, 2010 at par plus accrued and unpaid interest, if any. Holders of the notes may require us to repurchase the notes on June 15 of 2010, 2013 or 2018 or in the event of certain changes in control at par plus accrued and unpaid interest, if any.

        During the fourth quarter of 2003, we incurred $120 million of floating rate indebtedness due at various intervals through 2015. The indebtedness is secured by four 737-800 aircraft that were delivered in the fourth quarter of 2003 and bears interest at LIBOR plus 2.5%, with an initial average rate of 3.71%.

        In the first quarter of 2002, we issued $200 million of 4.5% convertible notes due February 1, 2007. The notes are convertible into our common stock at an initial conversion price of $40 per share. The notes are redeemable at our option on or after February 5, 2005, at specified redemption prices. In December 2002, we closed an offering of $200 million of floating rate secured notes due December 2007 at a then-current annual interest rate of less than 3.5 percent, including all costs and fees. The notes are secured by certain of our spare parts inventory.

  Preferred Securities of Trust

        In November 2000, Continental Airlines Finance Trust II, a Delaware statutory business trust (the "Trust") of which we own all the common trust securities, completed a private placement of five million 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities or "TIDES". The

TIDES have a liquidation value of $50 per preferred security and are convertible at any time at the option of the holder into shares of Class B common stock at a conversion rate of $60 per share of Class B common stock (equivalent to approximately 0.8333 share of Class B common stock for each preferred security). Distributions on the preferred securities are payable by the Trust at an annual rate of 6% of the liquidation value of $50 per preferred security.

        The sole assets of the trust are 6% Convertible Junior Subordinated Debentures ("Convertible Subordinated Debentures") with an aggregate principal amount of $248 million as of December 31, 2003 issued by us and which mature on November 15, 2030. The Convertible Subordinated Debentures are redeemable by us, in whole or in part, on or after November 20, 2003 at designated redemption prices. If we redeem the Convertible Subordinated Debentures, the Trust must redeem the TIDES on a pro rata basis having an aggregate liquidation value equal to the aggregate principal amount of the Convertible Subordinated Debentures redeemed. Otherwise, the TIDES will be redeemed upon maturity of the Convertible Subordinated Debentures, unless previously converted.

        Taking into consideration our obligations under (i) the Preferred Securities Guarantee relating to the TIDES, (ii) the Indenture relating to the Convertible Subordinated Debentures to pay all debt and obligations and all costs and expenses of the Trust (other than U.S. withholding taxes) and (iii) the Indenture, the Declaration relating to the TIDES and the Convertible Subordinated Debentures, we have fully and unconditionally guaranteed payment of (i) the distributions on the TIDES, (ii) the amount payable upon redemption of the TIDES and (iii) the liquidation amount of the TIDES.

        As discussed in Note 2, upon our adoption of FIN 46 in 2003, the Convertible Subordinated Debentures are included in long-term debt for all periods presented.

Note 6 — Leases

        We lease certain aircraft and other assets under long-term lease arrangements. Other leased assets include real property, airport and terminal facilities, sales offices, maintenance facilities, training centers and general offices. Most aircraft leases include both renewal options and purchase options. The purchase options are generally effective at the end of the lease term at the then-current fair market value. Our leases do not include residual value guarantees.

        At December 31, 2003, the scheduled future minimum lease payments under capital leases and the scheduled future minimum lease rental payments required under operating leases, that have initial or remaining noncancelable lease terms in excess of one year, are as follows (in millions):

		Operating Leases
Year ending December 31,	Capital Leases
		Aircraft	Non-aircraft
2004	$44	$897	$360
2005	46	975	362
2006	39	864	365
2007	40	833	367
2008	45	811	354
Later years	473	6,988	5,675

Total minimum lease payments	687	$11,368	$7,483

Less: amount representing interest	364

Present value of capital leases	323

Less: current maturities of capital leases	25

Long-term capital leases	$298

        At December 31, 2003, Continental had 469 aircraft under operating leases and seven aircraft under capital leases, including aircraft subleased to ExpressJet. These operating leases have remaining lease terms ranging up to 21 1/2 years. Projected sublease income to be received from ExpressJet, not included in the above table, is approximately $3.7 billion.

Note 7 — Financial Instruments and Risk Management

        As part of our risk management program, we use or have used a variety of financial instruments, including petroleum call options, petroleum swap contracts, jet fuel purchase commitments, foreign currency average rate options, foreign currency forward contracts and interest rate cap and swap agreements. We do not hold or issue derivative financial instruments for trading purposes.

    Notional Amounts and Credit Exposure of Derivatives

        The notional amounts of derivative financial instruments summarized below do not represent amounts exchanged between parties and, therefore, are not a measure of our exposure resulting from our use of derivatives. The amounts exchanged are calculated based upon the notional amounts as well as other terms of the instruments, which relate to interest rates, exchange rates or other indices.

    Fuel Price Risk Management

        We use a combination of petroleum call options, petroleum swap contracts and jet fuel purchase commitments to provide some short-term protection (generally three to six months) against a sharp increase in jet fuel prices.

        We account for the call options and swap contracts as cash flow hedges. They are recorded at fair value with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness, and recognized as a component of fuel expense when the underlying fuel being hedged is used. The ineffective portion of these call options and swap agreements is determined based on the correlation between West Texas Intermediate Crude Oil prices and jet fuel prices. Hedge ineffectiveness is included in other nonoperating income (expense) in the accompanying consolidated statement of operations and was not material for the years ended December 31, 2003, 2002 and 2001. Our gains (losses), net of premium expense, related to these hedging instruments were not material in the years ended December 31, 2003, 2002 and 2001.

        There were no fuel hedges outstanding at December 31, 2003. We had petroleum call options outstanding with an aggregate notional amount of approximately $270 million and a fair value of $6 million at December 31, 2002.

    Foreign Currency Exchange Risk Management

        We use a combination of foreign currency average rate options and forward contracts to hedge against the currency risk associated with our forecasted Japanese yen, British pound and euro-denominated net cash flows. The average rate options and forward contracts have only nominal intrinsic value at the date contracted.

        We account for these instruments as cash flow hedges. They are recorded at fair value with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness, and recognized as passenger revenue when the underlying service is provided. We measure hedge effectiveness of average rate options and forward contracts based on the forward price of the underlying currency. Hedge ineffectiveness is included in other nonoperating income (expense) in the accompanying consolidated statement of operations and was not material for the years ended December 31, 2003, 2002 and 2001. Our net gains on our foreign currency forward and option contracts were not material in the years ended December 31, 2003, 2002 and 2001. These gains are included in passenger revenue in the accompanying consolidated statement of operations. As of December 31, 2003, we had outstanding option and forward contracts to hedge approximately 61% of our projected yen-denominated net cash flows for 2004, forward contracts to hedge approximately 63% of our projected British pound-denominated net cash flows 2004 and forward contracts to hedge approximately 50% of our projected euro-denominated net cash flows for the first six months of 2004. The fair value of these outstanding contracts was not material. At December 31, 2002, we did not have any yen forward contracts outstanding and the fair value of our yen option contracts was not material.

    Interest Rate Risk Management

        We have entered into interest rate cap and interest rate swap agreements to reduce the impact of potential interest rate increases on floating rate debt. The interest rate swap outstanding at December 31, 2003 and 2002 had notional amounts of $153 million and $162 million, respectively, and is effective through 2005. There were no interest rate cap agreements outstanding at December 31, 2003 or 2002. We account for the interest rate cap and swap as cash flow hedges whereby the fair value of the interest rate cap and swap is reflected in other assets in the accompanying consolidated balance sheet with the offset, net of income taxes and any hedge ineffectiveness (which is not material), recorded as accumulated other comprehensive income (loss). The fair value of the interest rate swap liability was $11 million at December 31, 2003 and the fair value of the interest rate swap liability was $17 million at December 31, 2002. Amounts recorded in accumulated other comprehensive income (loss) are amortized as an adjustment to interest expense over the term of the related hedge. Such amounts were not material during 2003, 2002 or 2001.

    Other Financial Instruments

        Judgment is necessarily required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

  (a)
  Cash Equivalents —

          Cash equivalents are carried at cost and consist primarily of commercial paper with original maturities of three months or less and approximate fair value due to their short maturity.

  (b)
  Short-term Investments —

          Short-term investments consist primarily of commercial paper, asset-backed securities and U.S. government agency securities with original maturities in excess of 90 days but less than one year and approximate fair value due to their short maturity. We classify these investments as held-to-maturity securities.

  (c)
  Internet Travel Distribution Investments —

          In November 2003, we sold all of our investment in Hotwire, Inc. for $42 million in cash, resulting in a gain of $40 million ($25 million after taxes).

          On December 19, 2003, we sold approximately 28% of our investment in Orbitz in connection with their initial public offering ("IPO"), reducing our interest in Orbitz from approximately 13% to 9%. The total amount that we originally invested in Orbitz was approximately $29 million and, based on the IPO valuation, that investment had appreciated in value by approximately $100 million since March 2000. We sold 1.3 million of our 4.9 million shares of Orbitz common stock and all of our shares of Orbitz preferred stock for proceeds of $34 million, net of underwriting discount. Our gain on the sale was $32 million ($20 million after income taxes).

          Prior to the IPO, we accounted for our investment in Orbitz using the equity method of accounting based on our voting rights and board representation. As part of the IPO, we gave up one of our two seats on Orbitz's board of directors and changed certain provisions of the corporate governance of Orbitz. As a result, we now account for our investment in Orbitz in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". We have designated the remaining investment as a "trading security", based on our intention to dispose of the securities of Orbitz that we own. Therefore, our remaining investment is carried at its fair value, with changes to fair value reported in our statement of operations. The fair value adjustment on the Orbitz shares held at December 31, 2003 of $76 million is included in other nonoperating income in the accompanying consolidated statement of operations, as are the gains on the disposition of Hotwire and Orbitz.

          During 2000, we established an officer retention and incentive award plan (the "Incentive Award Program") that allows officers to share in approximately 25% of the appreciation of certain of our internet-related investments. Under the Incentive Award Program, participants receive phantom appreciation rights ("PARs") when we make investments in internet-related businesses. We made one PARs award and one follow-up award in 2003, and five PARs awards and one follow-up award in 2002. Each PARs is a right, which generally vests quarterly over a four-year period, to receive the difference, if any, between the market value of the applicable equity investment over the established base value (generally the cost of the investment). As the value of the PARs changes with changes in the value of the underlying investment, this plan represents a derivative instrument that is accounted for in accordance with SFAS No. 133, "Accounting for

  Derivative Instruments and Hedging Activities" ("SFAS 133"). We measure the value of these awards at grant date and record both deferred compensation and a PARs liability equal to this valuation. The deferred compensation is then amortized over the vesting period and the PARs liability is measured at fair value in accordance with SFAS 133. Our related PARs expense was $21 million in 2003 and $9 million in 2002.

  (d)
  Debt —

          The fair value of our debt with a carrying value of $4.9 billion and $4.9 billion at December 31, 2003 and 2002, respectively, estimated based on the discounted amount of future cash flows using our current incremental rate of borrowing for a similar liability or market prices, approximated $4.6 billion and $4.0 billion, respectively. The fair value of the remaining debt was not practicable to estimate.

  (e)
  Investment in Company Owned Life Insurance (COLI) Products —

          In connection with some of our executive compensation plans, we have company owned life insurance policies on certain of our officers. As of December 31, 2003 and 2002, the carrying value of the underlying investments was approximately $36 million and $30 million, respectively, which approximates the market value.

  (f)
  Note Receivable from Holdings —

          The fair value of our note receivable from Holdings with a carrying value of $193 million at December 31, 2003, approximated carrying value. The fair value was estimated based on anticipated future cash flows discounted at our current incremental rate of borrowing for similar liabilities.

    Credit Exposure of Financial Instruments

        We are exposed to credit losses in the event of non-performance by issuers of financial instruments. To manage credit risks, we select issuers based on credit ratings, limit our exposure to a single issuer under our defined guidelines and monitor the market position with each counterparty.

Note 8 — Preferred and Common Stock

    Preferred Stock

        We have 10 million shares of authorized preferred stock.

        On November 15, 2000, we entered into a number of agreements with Northwest Airlines Corporation and some of its affiliates under which we would, among other things, repurchase approximately 6.7 million shares of our Class A common stock, owned by Northwest Airlines Corporation, reclassify all issued shares of Class A common stock into Class B common stock, make other adjustments to our corporate and alliance relationship with Northwest Airlines, Inc., and issue to Northwest Airlines, Inc. one share of preferred stock, designated as Series B preferred stock with blocking rights relating to certain change of control transactions involving us and certain matters relating to our stockholder rights plan (the "Rights Plan"). The transactions closed on January 22, 2001. As of December 31, 2003, 2002 and 2001, respectively, this one share of Series B preferred stock was outstanding. Some of the material provisions of the Series B preferred stock are listed below.

        Ranking.    The Series B preferred stock ranks junior to all classes of capital stock other than our common stock upon liquidation, dissolution or winding up of the company.

        Dividends.    No dividends are payable on the Series B preferred stock.

        Voting Rights.    The holder of the Series B preferred stock has the right to block certain actions we may seek to take, including:

    •
    Certain business combinations and similar changes of control transactions involving us and a third party major air carrier;

    •
    Certain amendments to our rights plan (or redemption of those rights);

    •
    Any dividend or distribution of all or substantially all of our assets; and

    •
    Certain reorganizations and restructuring transactions involving us.

        Redemption.    The Series B preferred stock is redeemable by us at a nominal price under the following circumstances:

    •
    Northwest Airlines, Inc. transfers or encumbers the Series B preferred stock;

    •
    There is a change of control of Northwest Airlines Corporation involving a third party major air carrier;

    •
    Our alliance with Northwest Airlines Corporation terminates or expires (other than as a result of a breach by us); or

    •
    Northwest Airlines Corporation materially breaches its standstill obligations to us or triggers our rights agreement.

    Common Stock

        We currently have one class of common stock issued and outstanding, Class B common stock. Each share of Class B common stock is entitled to one vote per share.

        We began a stock repurchase program in 1998 under which we repurchased a total of 28.2 million shares of Class B common stock for a total of approximately $1.2 billion through December 31, 2001. We repurchased no shares of Class B common stock in 2003 or 2002.

    Stockholder Rights Plan

        Effective November 20, 1998, we adopted the Rights Plan in connection with the disposition by Air Partners, L.P. of its interest in Continental to Northwest Airlines Corporation. Effective January 22, 2001, we amended the Rights Plan to take into account, among other things, the effects of the recapitalization and to eliminate the status of the Northwest parties as exempt persons that would not trigger the provisions of the Rights Plan.

        The rights become exercisable upon the earlier of (i) the tenth day following a public announcement or public disclosure of facts indicating that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% (25%, or more in some cases, in the case of an Institutional Investor) or more of the total number of votes entitled to be cast generally by holders of our common stock then outstanding, voting together as a single class (such person or group being an "Acquiring Person"), or (ii) the tenth business day (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person. Certain persons and entities related to us or Air Partners are exempt from the definition of "Acquiring Person."

        The rights will expire on November 20, 2008, unless extended or unless the rights are earlier redeemed or exchanged by us.

        Subject to certain adjustments, if any person becomes an Acquiring Person, each holder of a right, other than rights beneficially owned by the Acquiring Person and its affiliates and associates (which rights will thereafter be void), will thereafter have the right to receive, upon exercise thereof, that number of shares of Class B common stock having a market value of two times the exercise price ($200, subject to adjustment) of the right.

        If at any time after a person becomes an Acquiring Person, (i) we merge into any other person, (ii) any person merges into us and all of our outstanding common stock does not remain outstanding after such merger, or (iii) we sell 50% or more of our consolidated assets or earning power, each holder of a right (other than the Acquiring Person and its affiliates and associates) will have the right to receive, upon the exercise thereof, that number of shares of common stock of the acquiring corporation (including us as successor thereto or as the surviving corporation) which at the time of such transaction will have a market value of two times the exercise price of the right.

        At any time after any person becomes an Acquiring Person, and prior to the acquisition by any person or group of a majority of our voting power, our board of directors may exchange the rights (other than rights owned by such Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Class B common stock per right (subject to adjustment).

        At any time prior to any person becoming an Acquiring Person, our board of directors may redeem the rights at a price of $.001 per right. The Rights Plan may be amended by our board of directors without the consent of the holders of the rights, except that from and after the time that any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the rights (other than the Acquiring Person and its affiliates and associates). Until a right is exercised, its holder, as such, will have no rights as one of our stockholders, including the right to vote or to receive dividends.

Note 9 — Stock Plans and Awards

    Stock Options

        Our stockholders have approved the following incentive plans, which, subject to adjustment as provided in the respective plans, permit the issuance of the number of shares of Class B common stock set forth below:

Incentive Plan 2000	3,000,000 shares
1998 Stock Incentive Plan	5,500,000 shares
1997 Stock Incentive Plan	2,000,000 shares
1994 Incentive Equity Plan	9,000,000 shares

        The Incentive Plan 2000 provides for awards in the form of stock options, restricted stock, performance awards and incentive awards. Each of the other plans permits awards of either stock options or restricted stock. Each plan permits awards to be made to the non-employee directors of the company or the employees of the company or its subsidiaries. Stock issued under the plans may be originally issued shares, treasury shares or a combination thereof. The total shares remaining for award under the plans as of December 31, 2003 was approximately 890,000, although no new awards can be made under the 1994 Incentive Equity Plan.

        Stock options are awarded under the plans with exercise prices equal to the fair market value of the stock on the date of grant and typically vest over a three to four-year period. Employee stock options generally have a five-year term, while outside director stock options have ten-year terms.

        Under the terms of the Plans, a change in control would result in all outstanding options under these plans becoming exercisable in full and restrictions on restricted shares being terminated.

        The table below summarizes stock option transactions pursuant to our Plans (share data in thousands).

	2003		2002		2001
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at Beginning of Year	6,871	$18.28	980	$36.34	7,468	$37.30
Granted	296	$15.00	6,079	$15.82	1,651	$49.47
Exercised	(306)	$15.62	(65)	$28.04	(1,612)	$31.48
Cancelled	(392)	$24.82	(123)	$35.45	(6,527)	$41.96

Outstanding at End of Year	6,469	$17.86	6,871	$18.28	980	$36.34

Options exercisable at end of year	5,018	$18.27	3,856	$19.61	711	$35.66

        The following tables summarize the range of exercise prices and the weighted average remaining contractual life of the options outstanding and the range of exercise prices for the options exercisable at December 31, 2003 (share data in thousands):

	Options Outstanding
Range of Exercise Prices	Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$3.65-$15.77	263	5.04	$10.54
$15.78	5,493	3.08	$15.78
$16.84-$56.81	713	3.95	$36.57

$3.65-$56.81	6,469	3.26	$17.86

	Options Exercisable
Range of Exercise Prices	Exercisable	Weighted Average Exercise Price
$3.65-$15.77	111	$9.74
$15.78	4,352	$15.78
$16.84-$56.81	555	$39.52

$3.65-$56.81	5,018	$18.27

        In April 2002, we awarded 444,750 shares of restricted stock. The restricted stock was awarded pursuant to our equity incentive plans and had a fair value on the grant date of $12.5 million ($28.10 per share). The restricted stock is scheduled to vest in 25% increments on the first four anniversaries of the grant. In July 2000, we issued 150,000 shares of restricted stock under the Incentive Plan 2000, with a weighted average grant date fair value of $8 million and vesting over a three-year period. Compensation expense related to these awards is charged to earnings over the restriction periods and totaled approximately $6 million, $6 million and $4 million in 2003, 2002 and 2001, respectively.

    Employee Stock Purchase Plan

        All of our employees (including participating subsidiary employees) were eligible to participate in our employee stock purchase program under which they may purchase shares of Class B common stock at 85% of the lower of the fair market value on the first day of the option period or the last day of the option period. During 2002 and 2001, 2,076,745 and 710,394 shares, respectively, of Class B common stock were issued at prices ranging from $4.58 to $34.60 in 2002 and $13.40 to $38.30 in 2001. The employee stock purchase program has been suspended due to lack of shares and there were no issuances of stock during 2003.

    SFAS 123 Assumptions

        We account for our stock-based compensation plans under the recognition and measurement principles of APB 25. Pro forma information regarding net income and earnings per share disclosed in Note 1(o) has been determined as if we had accounted for our employee stock options and purchase rights under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions indicated below for the year ended December 31:

	2003	2002	2001
Risk-free interest rates	2.5%	2.9%	4.8%
Dividend yields	0%	0%	0%
Expected market price volatility of our Class B common stock	77%	64%	46%
Weighted-average expected life of options (years)	3.2	2.0	4.9
Weighted-average fair value of options granted	$7.77	$5.73	$22.63

        The fair value of the purchase rights under the stock purchase plans was also estimated using the Black-Scholes model with the following weighted-average assumptions indicated below for the year ended December 31:

	2003	2002	2001
Risk-free interest rates	N/A	1.7%	3.3%
Dividend yields	N/A	0%	0%
Expected market price volatility of our Class B common stock	N/A	63%	46%
Weighted-average expected life of the purchase rights (years)	N/A	0.25	0.25
Weighted-average fair value of purchase rights granted	N/A	$2.86	$5.12

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options and purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options and purchase rights.

Note 10 — Accumulated Other Comprehensive Loss

        The components of accumulated other comprehensive income (loss) (which are all net of applicable income taxes) are as follows (in millions):

	Minimum Pension Liability	Unrealized Gain/(Loss) on Derivative Instruments	Total
Balance at December 31, 2000	$—	$13	$13
Current year net change in accumulated other comprehensive loss	(138)	(5)	(143)

Balance at December 31, 2001	(138)	8	(130)
Current year net change in accumulated other comprehensive loss	(250)	(15)	(265)

Balance at December 31, 2002	(388)	(7)	(395)
Current year net change in accumulated other comprehensive loss	(20)	(2)	(22)

Balance at December 31, 2003	$(408)	$(9)	$(417)

        The minimum pension liability recorded in other comprehensive income (loss) before applicable income taxes was $642 million and $611 million at December 31, 2003 and 2002, respectively.

Note 11 — Employee Benefit Plans

        We have noncontributory defined benefit pension and defined contribution (including 401(k) savings) plans. Substantially all of our domestic employees are covered by one or more of these plans. The benefits under the active defined benefit pension plan are based on years of service and an employee's final average compensation. Our pension obligations are measured as of December 31 of each year.

        The following table sets forth the defined benefit pension plan's change in projected benefit obligation (in millions) at December 31,

	2003	2002
Accumulated benefit obligation	$1,957	$1,587

Projected benefit obligation at beginning of year	$2,059	$1,543
Service cost	156	114
Interest cost	134	114
Plan amendments	5	14
Actuarial losses	193	399
Benefits paid	(188)	(125)

Projected benefit obligation at end of year	$2,359	$2,059

        The following table sets forth the defined benefit pension plan's change in the fair value of plan assets (in millions) at December 31,

	2003	2002
Fair value of plan assets at beginning of year	$866	$956
Actual gain (loss) on plan assets	218	(115)
Employer contributions	384	150
Benefits paid	(188)	(125)

Fair value of plan assets at end of year	$1,280	$866

        Pension cost recognized in the accompanying consolidated balance sheets at December 31 is computed as follows (in millions):

	2003	2002
Funded status of the plan — net underfunded	$(1,079)	$(1,193)
Unrecognized net actuarial loss	1,041	1,079
Unrecognized prior service cost	126	146

Net amount recognized	$88	$32

Accrued benefit liability	$(678)	$(723)
Intangible asset	124	144
Accumulated other comprehensive loss	642	611

Net amount recognized	$88	$32

        The following actuarial assumptions were used to determine the actuarial present value of our projected benefit obligation at December 31:

	2003	2002
Weighted average assumed discount rate	6.25%	6.75%
Weighted average rate of compensation increase	2.87%	3.34%

        Net periodic defined benefit pension expense for the year ended December 31 included the following components (in millions):

	2003	2002	2001
Service cost	$156	$114	$94
Interest cost	134	114	117
Expected return on plan assets	(72)	(95)	(118)
Amortization of prior service cost	20	19	22
Amortization of unrecognized net actuarial loss	90	33	12

Net periodic benefit expense	$328	$185	$127

        Unrecognized prior service cost is expensed using a straight-line amortization of the cost over the average future service of employees expected to receive benefits under the plan.

        The following actuarial assumptions were used to determine our net periodic benefit expense for the year ended December 31:

	2003	2002	2001
Weighted average assumed discount rate	6.75%	7.50%	8.00%
Expected long-term rate of return on plan assets	9.00%	9.50%	9.50%
Weighted average rate of compensation increase	3.34%	3.34%	3.34%

        Plan assets consist primarily of equity and fixed-income securities. As of December 31, 2003, the plan held 4.5 million shares of Holdings common stock, which had a fair value of $67 million. As of December 31, the asset allocations by category were as follows:

	2003	2002
Equities	46%	45%
Fixed income	27	28
International equities	17	17
Other	10	10

Total	100%	100%

        We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plan's assets, including the trustee's review of asset class return expectations by several consultants and economists as well as long-term inflation assumptions. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. Our target allocation of assets (excluding the Holdings shares held by the plan) is as follows:

	Percent of Total	Expected Long-Term Rate of Return
Equities	50%	10.0
Fixed income	35	6.5
International equities	10	10.0
Other	5	13.0

Total	100%

        We believe that our long-term asset allocation on average will approximate the targeted allocation. We regularly review our actual asset allocation and periodically rebalance the pension plans' investments to our targeted allocation when considered appropriate.

        Our 2004 minimum funding requirements are not expected to be significant. However, we currently intend to maintain the plan's funding at 90% of its current liability, which would result in our making contributions of approximately $300 million to our pension plan in 2004. Our policy is to fund the noncontributory defined benefit pension plans in accordance with Internal Revenue Service ("IRS") requirements.

        Our defined contribution 401(k) employee savings plan covers substantially all domestic employees. Company matching contributions are made in cash. For the years ended December 31, 2003, 2002 and 2001, total expense for the defined contribution plan was $35 million, $36 million and $34 million, respectively.

        We also have a profit sharing program under which an award pool consisting of 15% of our annual pre-tax earnings, subject to certain adjustments, is distributed each year to substantially all Continental employees (other than employees whose collective bargaining agreement provides otherwise or who participate in our management or officer bonus programs). We paid no profit sharing to Continental employees in 2003, 2002 or 2001.

Note 12 — Income Taxes

        Income tax benefit (expense) for the years ended December 31 consists of the following (in millions):

	2003	2002	2001
Federal:
Current	$(7)	$40	$—
Deferred	(94)	158	34
State:
Current	(5)	(10)	(5)
Deferred	(7)	21	7
Foreign:
Current	(1)	(1)	(1)

Total income tax benefit (expense)	$(114)	$208	$35

        The reconciliations of income tax computed at the United States federal statutory tax rates to income tax benefit (expense) for the years ended December 31 are as follows (in millions):

	Amount			Percentage
	2003	2002	2001	2003	2002	2001
Income tax (expense) benefit at United States statutory rates	$(70)	$222	$46	35.0%	35.0%	35.0%
State income tax benefit (expense) (net of federal benefit)	(8)	8	2	3.8	1.3	1.8
Tax on equity in the income of subsidiary	(16)	(12)	—	8.1	(1.9)	—
Non-deductible loss on contribution of Holdings stock to defined benefit pension plan	(9)	—	—	4.4	—	—
Meals and entertainment disallowance	(8)	(9)	(11)	3.9	(1.4)	(8.5)
Other	(3)	(1)	(2)	1.6	(0.1)	(1.7)

Income tax benefit (expense), net	$(114)	$208	$35	56.8%	32.9%	26.6%

        Holdings' initial public offering caused it to separate from our consolidated tax group. As a result, we are required to accrue income tax expense on our share of Holdings' net income after its initial public offering in all periods where we consolidate Holdings' operations. The impact of this is reflected above in tax on equity in the income of subsidiary.

        During 2003, we contributed 7.4 million shares of Holdings common stock valued at approximately $100 million to our defined benefit pension plan. For tax purposes, our deduction was limited to the market value of the shares contributed. Since our tax basis in the shares was higher than the market value at the time of the contribution, the nondeductible portion increased our tax expense by $9 million.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the related amounts used for income tax purposes. Significant components of our deferred tax liabilities and assets as of December 31 are as follows (in millions):

	2003	2002
Spare parts and supplies, fixed assets and intangibles	$1,196	$994
Deferred gain	63	69
Capital and safe harbor lease activity	123	115
Other, net	225	164

Gross deferred tax liabilities	1,607	1,342

Accrued liabilities	(351)	(386)
Net operating loss carryforwards	(1,077)	(729)
Intangible assets (1)	—	(353)
Basis in subsidiary stock	(105)	(225)
Minimum tax credit carryforward	(4)	(4)

Gross deferred tax assets	(1,537)	(1,697)

Valuation allowance	219	219
Valuation allowance — net tax agreement obligation (1)	—	384

Net deferred tax liability	289	248
Less: current deferred tax asset	(157)	(165)

Non-current deferred tax liability	$446	$413

(1)
There is no balance at December 31, 2003 due to the deconsolidation of Holdings.

        In conjunction with Holdings' initial public offering, our tax basis in the stock of Holdings and the tax basis in ExpressJet's tangible and intangible assets were increased to fair value. The increased tax basis should result in additional tax deductions available to ExpressJet over a period of 15 years. To the extent ExpressJet generates taxable income sufficient to realize the additional tax deductions, our tax sharing agreement with ExpressJet provides that it will be required to pay us a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks. ExpressJet will be required to pay us 100% of the first third of the anticipated tax benefit, 90% of the second third and 80% of the last third. However, if the anticipated benefits are not realized by the end of 2018,

ExpressJet will be obligated to pay us 100% of any benefits realized after that date. We do not recognize for accounting purposes the benefit of the savings associated with ExpressJet's asset step-up until paid to us by ExpressJet due to the uncertainty of realization. ExpressJet paid us $17 million in 2003 related to the agreement, which is included in other nonoperating income.

        At December 31, 2003, we had estimated tax NOLs of $3.0 billion for federal income tax purposes that will expire through 2023. Due to our ownership change on April 27, 1993, the ultimate utilization of our NOLs may be limited. Reflecting this limitation, we had a valuation allowance of $219 million at December 31, 2003 and 2002.

        Section 382 of the Internal Revenue Code ("Section 382") imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate (which is 4.74% for December 2003). Any unused annual limitation may be carried over to later years. The amount of the limitation may under certain circumstances be increased by certain built-in gains held by us at the time of the change that are recognized in the five-year period after the change. If we were to have an ownership change under current conditions, our annual NOL utilization could be limited to approximately $51 million per year, before consideration of any built-in gains.

        The IRS is in the process of examining our income tax returns for years through 1999 and has indicated that it may disallow certain deductions we claimed. In addition, the IRS has begun an examination of our income tax returns for the years 2000 and 2001. We believe the ultimate resolution of these audits will not have a material adverse effect on our financial condition, liquidity or results of operations.

Note 13 — Fleet Impairment Losses, Severance and Other Special Charges

        We recognized fleet impairment losses in 2003, 2002 and 2001, each of which was partially the result of the September 11, 2001 terrorist attacks and the related aftermath. As a result of the U.S. domestic airline industry environment and our continuing losses, we determined that indicators of impairment were present for certain fleet types in each year. We estimated undiscounted cash flows to be generated by each fleet type. Our cash flow estimates were based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying values of impaired aircraft and related items not recoverable were reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates.

        In 2003, we recorded fleet impairment losses and other special charges of $100 million ($62 million after taxes). In the first quarter of 2003, we recorded fleet impairment losses and the special charges of $65 million ($41 million after taxes). This charge includes a $44 million additional impairment of our fleet of owned MD-80s, which was initially determined to be impaired and written down to then current fair value in 2002. The remainder of the charge consisted primarily of the write-down to market value of spare parts inventory for permanently grounded fleets. The first quarter 2003 charge reflects the impact of the war in Iraq and the resulting deterioration of the already weak revenue environment for the U.S. airline industry. These write-downs were necessary because the fair market values of the

MD-80 and spare parts inventory had declined as a result of the difficult financial environment and further reductions in capacity by U.S. airlines, combined with the relatively short remaining life of that fleet.

        In the second quarter of 2003, we recorded a special charge of $14 million ($8 million after taxes) relating to the deferral of aircraft deliveries. In December 2003, we determined five previously grounded leased MD-80 aircraft to be permanently grounded and recorded a charge of $21 million ($13 million after income taxes) associated with future obligations for rent and return conditions, net of estimated sublease income, on those aircraft. We will record similar charges as the remaining 17 leased MD-80 aircraft exit revenue service and are permanently grounded.

        During 2002, we recorded special charges totaling $242 million ($153 million after taxes) primarily related to the impairment of owned aircraft and the accrual of future obligations for leased aircraft which have been permanently grounded or were to be permanently grounded within 12 months following the charge. The charge included $93 million for the impairment of owned MD-80s and ATR-42s and $149 million for the accrual of future lease payments, return conditions and storage costs for DC 10-30s, MD-80s, ATR-42s and EMB-120s.

        In 2001, we recorded a $124 million charge ($79 million after taxes) for fleet impairment losses, severance and other special charges including a fleet impairment loss of approximately $61 million associated primarily with the impairment of various owned aircraft and spare engines. The fleet impairment loss relates to DC 10-30, ATR-42, EMB-120 and Boeing 747 and 727 aircraft that we determined were impaired. This impairment of these fleet types was directly related to grounding of a majority, or in some cases all, of our aircraft within each of these fleet types. The charge related to assets to be disposed of by sale. The remaining special charge in 2001 included $29 million related to costs associated with company-offered leaves of absence and severance for furloughed employees as a result of reduced operations following the September 11, 2001 terrorist attacks, $17 million of additional costs for remediation of environment contamination at various airport locations, $9 million for future contractual obligations for leased property that was either being abandoned or was unutilized, $7 million for bad debt expense related to potential uncollectible receivables from other companies affected by the attacks of September 11, 2001 and $1 million for legal and accounting costs related to the terrorists attacks.

        Activity related to the accruals for severance/leave of absence costs, environmental reserves, allowance for future lease payments, return condition and storage costs and closure/under-utilization of facilities for the years ended December 31 are as follows (in millions):

	Beginning Balance	Accrual	Payments	Other	Ending Balance
2003
Allowance for future lease payments, return conditions and storage costs	$107	$21	$(45)	$—	$83
Closure/under-utilization of facilities	22	—	(5)	—	17
Environmental reserves	37	—	(1)	16	52
2002
Allowance for future lease payments, return conditions and storage costs	$20	$142	$(45)	$(10)	$107
Closure/under-utilization of facilities	26	—	(4)	—	22
Severance/leave of absence costs	11	—	(11)	—	—
Environmental reserves	36	2	(1)	—	37
2001
Allowance for future lease payments, return conditions and storage costs	$31	$5	$(16)	$—	$20
Closure/under-utilization of facilities	23	9	(6)	—	26
Severance/leave of absence costs	—	29	(18)	—	11
Environmental reserves	11	17	—	8	36

        We expect these accruals to be substantially paid by 2006.

        Also in 2001, and as a consequence of the September 11, 2001 terrorist attacks, we recorded a special non-operating charge of $22 million ($13 million after taxes) related to the impairment of investments in two of our affiliates and the uncollectibility of related notes receivable. The affiliates were an internet travel agency that went out of business in late September 2001 and a small airline that was affected by the shutdown of all travel for several days following September 11, 2001. This charge is included in other nonoperating income in the accompanying consolidated statements of operations.

        As of December 31, 2003, we had the following mainline aircraft out of service:

Aircraft Type	Total Aircraft	Owned	Leased
DC 10-30	5	2	3
MD-80	14	9	5
737-300	2	—	2

Total	21	11	10

        The 11 owned out-of-service mainline aircraft are being carried at an aggregate fair market value of $22 million. As of December 31, 2003, we subleased two of the out-of-mainline service aircraft to third parties and we are currently exploring sublease or sale opportunities for the remaining out-of-service aircraft that do not have near-term lease expirations. The timing of any disposition of these aircraft is dependent upon the stabilization of the economic environment in the airline industry as well as our ability to find purchasers or sublessees for the aircraft, which is limited in part because of a large surplus of similar aircraft available in the market. We cannot predict when such stabilization will occur or if purchasers or sublessees can be found, and it is possible that our assets could suffer additional impairment. We will record charges for future obligations for rent and return conditions, net of estimated sublease income, as the remaining MD-80 aircraft exit revenue service and are permanently grounded.

        Additionally, we have 18 Embraer 120 turboprop aircraft and 22 ATR 42 turboprop aircraft out of service. We lease 32 and own eight of these aircraft. The eight owned aircraft are being carried at an aggregate fair value of $11 million. We currently sublease five of the leased out-of-service turboprop aircraft to third parties and are exploring sublease or sale opportunities for the remaining out-of-service aircraft that do not have near-term lease expirations, subject to the same uncertainties as the out-of-service mainline aircraft discussed above.

Note 14 — Security Fee Reimbursement

        In May 2003, we received and recognized in earnings $176 million in cash from the United States government pursuant to the Emergency Wartime Supplemental Appropriations Act enacted in April 2003. This amount is reimbursement for our proportional share of passenger security and air carrier security fees paid or collected by U.S. air carriers as of the date of enactment of the legislation, together with other items. Highlights of the legislation are as follows:

  •
  $2.3 billion was paid to carriers for reimbursement of airline security fees — both the passenger and the air carrier security fees — that had been paid or collected by the carriers as of the date of enactment. Additionally, the passenger security fees were not imposed from June 1, 2003 to September 30, 2003.

  •
  $100 million was paid to carriers for reimbursement for the direct costs associated with installing strengthened flight deck doors and locks, of which we received $7 million.

  •
  Aviation war risk insurance provided by the government was extended for one year to August 2004.

  •
  Our two most highly compensated executives' total compensation is limited, during the 12-month period beginning April 1, 2003, to the annual salary paid to those officers with respect to fiscal year 2002 (and any violation of this limitation will require us to repay the government most of the $176 million reimbursement described above). We have entered into agreements with our two most highly compensated executives permitting us to reduce their total compensation to comply with the restrictions of the supplemental appropriations bill. However, there are limited situations, such as a change in control of the company, the termination of such executives' employment or the retirement or voluntary resignation of the executive during the restricted period, that could result in our being unable to comply with those restrictions and thus being required to repay to the government substantially all of the amount of our reimbursement. We believe that the likelihood of these situations occurring is remote.

Note 15 — Stabilization Act Grant

        On September 21, 2001, Congress passed, and the President subsequently signed into law, the Air Transportation Safety and System Stabilization Act (the "Stabilization Act"), which provides, among other matters, for $5 billion in payments to compensate U.S. air carriers for losses incurred by the air carriers as a result of the September 11, 2001 terrorist attacks. The grant was for the direct losses incurred beginning on September 11, 2001, resulting from the FAA grounding and for incremental losses incurred through December 31, 2001 as a direct result of the attacks. We recognized a $417 million grant under the Stabilization Act for the year ended December 31, 2001. In 2002, we recorded a charge of $12 million to write down our receivable from the U.S. government based on our final application. Our total cash receipts under the grant were $405 million.

Note 16 — Commitments And Contingencies

        Purchase Commitments.    We have substantial commitments for capital expenditures, including for the acquisition of new aircraft. As of December 31, 2003, we had firm commitments for 63 aircraft from Boeing, with an estimated cost of approximately $2.4 billion and options to purchase an additional 84 Boeing aircraft. During the second quarter of 2003, we agreed with Boeing to defer firm deliveries of 36 Boeing 737 aircraft that were originally scheduled for delivery in 2005, 2006 and 2007. These aircraft will now be delivered in 2008 and beyond. In connection with the deferrals, we recorded a second quarter special charge of $14 million. During the fourth quarter of 2003, we agreed with Boeing to substitute six 737-800 aircraft, to be delivered in the second half of 2005, for the final six 757-300 aircraft, originally scheduled for delivery in late 2004 and the first half of 2005. Additionally, we eliminated all remaining 757-300 and 767-200ER options, reduced our 777-200ER option count from three to one, and increased our 737 option positions by 12. As a result of these agreements with Boeing, we expect to take delivery of a total of 16 Boeing aircraft in 2004 (including five 757-300s), seven Boeing aircraft in 2005 and none in 2006 and 2007, with delivery of the remaining 40 aircraft occurring in 2008 and 2009.

        We currently have agreements for the financing of six of the eleven 737-800 aircraft scheduled for delivery in 2004 and all five of the 757-300 aircraft scheduled for delivery in 2004, subject to customary conditions. We do not have backstop financing or any other financing currently in place for the remainder of the aircraft. Further financing will be needed to satisfy our capital commitments for our firm aircraft. We can provide no assurance that sufficient financing will be available for the aircraft on order or other related capital expenditures.

        As of December 31, 2003, ExpressJet had firm commitments for 50 regional jets from Empresa Brasileira de Aeronautica S.A. ("Embraer"), with an estimated cost of approximately $1.0 billion. ExpressJet currently anticipates taking delivery of 21 regional jets in 2004. ExpressJet does not have an obligation to take any of these firm Embraer aircraft that are not financed by a third party and leased to either ExpressJet or us. Under the capacity purchase agreement between us and ExpressJet, we have agreed to lease as lessee and sublease to ExpressJet the regional jets that are subject to ExpressJet's firm purchase commitments. In addition, under the capacity purchase agreement with ExpressJet, we generally are obligated to purchase all of the capacity provided by these new aircraft as they deliver to ExpressJet. We cannot predict whether passenger traffic levels will enable us to utilize fully regional jets scheduled for future delivery to ExpressJet.

        Financings and Guarantees.    We are the guarantor of approximately $1.6 billion aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon (excluding the City of Houston bonds and including the US Airways contingent liability, both discussed below). These bonds, issued by various airport municipalities, are payable solely from our rentals paid under long-term agreements with the respective governing bodies. These leasing arrangements are accounted for as operating leases in the consolidated financial statements.

        In August 2001, the City of Houston completed the offering of $324 million aggregate principal amount of tax-exempt special facilities revenue bonds to finance the construction of Terminal E and a new international ticketing hall facility at Bush Intercontinental Airport. Upon completion of the entire project, Terminal E will contain 23 gates capable of both domestic and international operations. We began using seven gates for domestic operations in June 2003 and placed the remaining gates into service in early January 2004. In connection therewith, we entered into a long-term lease with the City of Houston requiring that upon completion of construction, with limited exceptions, we will make rental payments sufficient to service the related tax-exempt bonds through their maturity in 2029. Approximately $222 million of the bond proceeds had been expended as of December 31, 2003. During the construction period, we retain certain risks related to our own actions or inactions while managing portions of the construction. Potential obligations associated with these risks are generally limited based upon certain percentages of construction costs incurred to date.

        We have also entered into a binding corporate guaranty with the bond trustee for the repayment of the principal and interest on the bonds that becomes partially effective (based on a pro rata share of bond proceeds) upon the completion of construction of the terminal or of the international ticketing hall facility. The corporate guarantee would also become effective if we fail to comply with the lease agreement (which is within our control), or if we terminate the lease agreement. Further, we have not assumed any condemnation risk, any casualty event risk (unless caused by us), or risk related to certain overruns (and in the case of cost overruns, our liability for the project would be limited to 89.9% of the capitalized costs) during the construction period of each respective phase. Accordingly, we are not considered the owner of the project for financial reporting purposes and, therefore, have not capitalized the construction costs or recorded the debt obligation in our consolidated financial statements. However, our potential obligation under the guarantee is for payment of the principal of $324 million and related interest charges, at an average rate of 6.78%. We expect the guaranty to become effective for a portion of the bonds relating to the terminal, in the amount of $271 million, during the first quarter of 2004.

        We remain contingently liable, for US Airways' obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport. These obligations include the payment of ground rentals to the Port Authority and the payment of principal and interest on special facilities revenue bonds issued by the Port Authority with an outstanding balance of $174 million at December 31, 2003 and having a final scheduled maturity in 2015. If US Airways defaults on these obligations, we will be required to cure the default, and we would have the right to occupy the terminal after US Airways' interest in the lease had been terminated.

        General Guarantees and Indemnifications.    We are the lessee under many real estate leases. It is common in such commercial lease transactions for us as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to our use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, we typically indemnify such parties for any environmental liability that arises out of or relates to our use of the leased premises.

        In our aircraft financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

        We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate we lease and aircraft we operate.

        In our financing transactions that include loans from banks in which the interest rate is based on LIBOR, we typically agree to reimburse the lenders for certain increased costs that they incur in carrying these loans as a result of any change in law and for any reduced returns with respect to these loans due to any change in capital requirements. We had $1.4 billion of floating rate debt at December 31, 2003. In several financing transactions, with an aggregate carrying value of $975 million, involving loans from non-U.S. banks, export-import banks and certain other lenders secured by aircraft, we bear the risk of any change in tax laws that would subject loan payments thereunder to non-U.S. lenders to withholding taxes. In addition, in cross-border aircraft lease agreements for two 757 aircraft, we bear the risk of any change in U.S. tax laws that would subject lease payments made by us to a resident of Japan to U.S. taxes. Our lease obligations for these two aircraft totaled $68 million at December 31, 2003.

        We cannot estimate the potential amount of future payments under the foregoing indemnities and agreements.

        Employees.    As of December 31, 2003, we had approximately 37,680 full-time equivalent employees, consisting of approximately 16,710 customer service agents, reservations agents, ramp and other airport personnel, 7,270 flight attendants, 5,850 management and clerical employees, 3,960 pilots, 3,790 mechanics and 100 dispatchers. While there can be no assurance that our generally good labor relations and high labor productivity will continue, we have established as a significant component of our business strategy the preservation of good relations with our employees, approximately 42% of whom are represented by unions.

        Of those employees covered by collective bargaining agreements, approximately 94% presently have contracts under negotiation or becoming amendable in 2004. Our mechanics, represented by the Teamsters, ratified a new four-year collective bargaining agreement in December 2002 that made an adjustment to current pay and recognized current industry conditions. The agreement became amendable with respect to wages, pension and health insurance provisions on December 31, 2003. Negotiations commenced with the Teamsters regarding these subjects in December 2003 and are continuing. Work rules and other contractual items are established through 2006. The collective bargaining agreement between us and our dispatchers (who are represented by the TWU) became amendable in October 2003. Negotiations commenced with the TWU in September 2003 and are continuing. The collective bargaining agreement between us and our pilots (who are represented by the Air Line Pilots Association) became amendable in October 2002. After being deferred due to the economic uncertainty following the September 11, 2001 terrorist attacks, negotiations recommenced in September 2002 and are continuing. The collective bargaining agreement between us and our flight attendants (who are represented by the IAM) becomes amendable in October 2004. We continue to believe that mutually acceptable agreements can be reached with such employees, although the ultimate outcome of the negotiations is unknown at this time. Any labor disruptions which result in a prolonged significant reduction in flights could have a material adverse impact on our results of operations and financial condition.

        ExpressJet is also currently engaged in labor negotiations with its pilots and mechanics. ExpressJet and its unions have requested the assistance of federal mediators in the negotiations. A labor disruption by either group resulting in a prolonged significant reduction in their flights could have a material adverse impact on our results of operations and financial condition.

        Environmental Matters.    We could potentially be responsible for environmental remediation costs primarily related to jet fuel and solvent contamination surrounding our aircraft maintenance hangar in Los Angeles. In 2001, the California Regional Water Quality Control Board mandated a field study of the site and it was completed in September 2001. We have established a reserve for estimated costs of environmental remediation at Los Angeles and elsewhere in our system, based primarily on third party environmental studies and estimates as to the extent of the contamination and nature of the required remedial actions. We have evaluated and recorded this accrual for environmental remediation costs separately from any related insurance recovery. We have not recognized any receivables related to insurance recoveries at December 31, 2003.

        We expect our total losses from environment matters to be $52 million, for which we were fully accrued at December 31, 2003. During 2003, we received insurance settlements totaling $16 million for future environmental claims. Although we believe, based on currently available information, that our reserves for potential environmental remediation costs are adequate, reserves could be adjusted as further information develops or circumstances change. However, we do not expect these items to materially impact our financial condition, liquidity or our results of operations.

        Legal Proceedings.    During the period between 1997 and 2001, we reduced or capped the base commissions that we paid to travel agents, and in 2002 we eliminated such base commissions. This was similar to actions also taken by other air carriers. We are now a defendant, along with several other air carriers, in a number of lawsuits brought by travel agencies relating to these base commission reductions and eliminations.

        Sarah Futch Hall d/b/a/ Travel Specialists v. United Air Lines, et al.    (U.S.D.C. Eastern District of North Carolina). This class action was filed in federal court on June 21, 2000 by a travel agent, on behalf of herself and other similarly situated U.S. travel agents, challenging the reduction and subsequent elimination of travel agent base commissions. The amended complaint alleged an unlawful agreement among the airline defendants to reduce, cap or eliminate commissions in violation of federal antitrust laws during the years 1997 to 2002. The plaintiffs sought compensatory and treble damages, injunctive relief and their attorneys' fees. The class was certified on September 18, 2002. On October 30, 2003, a summary judgment and order was granted in favor of all of the defendants. Plaintiffs filed their appeal to this judgment and order on November 5, 2003.

        Several travel agents who opted out of the Hall class action filed similar suits against Continental and other major carriers alleging violations of antitrust laws in eliminating the base commission: Tam Travel, Inc. v. Delta Airlines, Inc., et al. (U.S.D.C., Northern District of California), filed on April 9, 2003; Paula Fausky, et al. v. American Airlines, et al. (U.S.D.C., Northern District of Ohio), filed on

May 8, 2003; and Swope Travel Agency, et al. v. Orbitz LLC et al. (U.S.D.C., Eastern District of Texas), filed on June 5, 2003. By order dated November 12, 2003, these actions were transferred and consolidated for pretrial purposes by the Judicial Panel on Multidistrict Litigation to the Northern District of Ohio.

        On December 6, 2002, the named plaintiffs in Always Travel, et. al. v. Air Canada, et al., pending in the Federal Court of Canada, Trial Division, Montreal, filed an amended statement of claim alleging that between 1995 and the present, Continental, the other defendant airlines, and the International Air Transport Association conspired to reduce commissions paid to Canada-based travel agents in violation of the Competition Act of Canada. The plaintiffs seek to certify a nationwide class of travel agents.

        In each of the foregoing cases, we believe the plaintiffs' claims are without merit and are vigorously defending the lawsuits. Nevertheless, a final adverse court decision awarding substantial money damages could have a material adverse impact on our financial condition, liquidity and results of operations.

        We and/or certain of our subsidiaries are defendants in various other lawsuits, including suits relating to certain environmental claims, and proceedings arising in the normal course of business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty and could have a material adverse effect on our financial position, results of operations and cash flows, it is our opinion, after consulting with outside counsel, that the ultimate disposition of such suits will not have a material adverse effect on our financial position, results of operations or cash flows.

Note 17 — Related Party Transactions

        The following is a summary of significant related party transactions that occurred during 2003, 2002 and 2001, other than those discussed elsewhere in the Notes to Consolidated Financial Statements.

        Northwest Airlines, Inc. holds the one share of our Series B preferred stock issued and outstanding. In November 1998, we began implementing a long-term global alliance with Northwest involving extensive codesharing, frequent flyer reciprocity and other cooperative activities. The services provided are considered normal to the daily operations of both airlines. As a result of these activities, we paid Northwest $43 million, $34 million and $36 million in 2003, 2002 and 2001, respectively, and Northwest paid us $24 million, $30 million and $22 million in 2003, 2002 and 2001, respectively.

        Two of our directors, Mr. Bonderman and William Price, may be deemed to indirectly control approximately 54% of the voting power of America West Holdings Corporation. In 1994, we entered into a series of agreements with America West Airlines, Inc., a subsidiary of America West Holdings Corporation, related to codesharing and ground handling activities such as passenger check-in and ticketing and baggage handling and delivery. The services provided are considered normal to the daily operations of both airlines. As a result of these agreements, we paid America West Airlines $5 million, $18 million and $25 million in 2003, 2002 and 2001, respectively, and they paid us $16 million, $24 million and $30 million in 2003, 2002 and 2001, respectively. The majority of these agreements were terminated in 2002, although agreements for services at certain airports are continuing.

        As of December 31, 2003, we had an approximate 9% equity interest in Orbitz, a comprehensive travel planning website, as more fully discussed in Note 7. We paid Orbitz approximately $5 million, $3 million and $2 million for services during 2003, 2002 and 2001, respectively. Consumers booked approximately $229 million, $171 million and $55 million of air travel on us via Orbitz in 2003, 2002 and 2001, respectively. Other airlines also own equity interests in Orbitz and distribute air travel tickets through Orbitz. The distribution services provided by Orbitz are considered normal to the daily operations of both Orbitz and us.

        In 2002, we extended through January 7, 2006 our marketing agreement with Hotwire, Inc., a web-based travel services company, pursuant to which we make available to Hotwire tickets for air travel. Other airlines also sell air travel tickets to Hotwire. We sold Hotwire approximately $38 million, $33 million and $19 million of tickets during 2003, 2002 and 2001, respectively, and, in January 2002, we purchased $2 million of redeemable preferred stock of Hotwire in a transaction in which other airlines made similar investments. Prior to the sale of their indirect interests in Hotwire during 2003, Messrs. Bonderman and Price controlled approximately 27% of Hotwire's general voting power. We sold our interest in Hotwire for $42 million in cash in 2003, as more fully discussed in Note 7. The distribution services provided to us by Hotwire are considered normal to both their and our daily operations.

        During each of 2003 and 2002, we paid approximately $43 million to Gate Gourmet International AG for catering services considered normal to the daily operations of both Gate Gourmet and us. Messrs. Bonderman and Price may be deemed to indirectly control substantially all of the voting securities of Gate Gourmet.

Note 18 — Segment Reporting

        We have two reportable segments: mainline and regional. Both reportable segments are engaged in the business of transporting passengers and cargo, but have different operating and economic characteristics which are separately reviewed by our management. The mainline segment involves flights to cities with larger capacity aircraft. The regional segment involves flights with smaller capacity aircraft from smaller cities to the mainline jet hubs to feed traffic into the mainline network. We evaluate segment performance based on several factors, of which the primary financial measure is operating income (loss). Since certain assets can be readily moved between the two segments and are often shared, we do not report information about total assets or capital expenditures between the segments.

        Financial information for the year ended December 31 by business segment is set forth below (in millions):

	2003	2002	2001
Operating Revenue:
Mainline	$7,559	$7,432	$8,094
Regional	1,311	970	875

Total Consolidated	$8,870	$8,402	$8,969

Depreciation and amortization expense:
Mainline	$(416)	$(403)	$(426)
Regional	(28)	(41)	(41)

Total Consolidated	$(444)	$(444)	$(467)

Special Charges (Note 13):
Mainline	$(91)	$(184)	$(91)
Regional	(9)	(58)	(33)

Total Consolidated	$(100)	$(242)	$(124)

Stabilization Act grant (Note 15):
Mainline	$—	$(13)	$392
Regional	—	1	25

Total Consolidated	$—	$(12)	$417

Operating Income (Loss):
Mainline	$234	$(154)	$303
Regional	(31)	(158)	(159)

Total Consolidated	$203	$(312)	$144

Interest Expense:
Mainline	$(372)	$(350)	$(286)
Regional	(27)	(37)	(52)
Intercompany Eliminations	6	15	27

Total Consolidated	$(393)	$(372)	$(311)

Interest Income:
Mainline	$16	$22	$41
Regional	9	17	31
Intercompany Eliminations	(6)	(15)	(27)

Total Consolidated	$19	$24	$45

Income Tax Benefit (Expense):
Mainline	$(110)	$160	$(27)
Regional	(4)	48	62

Total Consolidated	$(114)	$208	$35

Net Income (Loss):
Mainline	$131	$(300)	$17
Regional	(93)	(151)	(112)

Total Consolidated	$38	$(451)	$(95)

        The amounts presented above for the regional segment are not the same as the amounts reported in stand-alone financial statements of Holdings. The amounts presented above are presented on the basis of how our management reviews segment results. Under this basis, the regional segment's revenue include a pro-rated share of our ticket revenue for segments flown by Holdings and expenses include all activity related to the regional operations, regardless of whether the costs were paid by us or by Holdings. Net income (loss) for the regional segment for 2003 and 2002 include a $49 million and $28 million, respectively, after tax reduction in earnings attributable to the minority interest that is reflected in our consolidated statement of operations.

        Holdings' stand-alone financial statements and the calculation of our equity in Holdings' earnings (post deconsolidation) and minority interest (pre-deconsolidation) in our consolidated financial statements are based on Holdings' results of operations under the capacity purchase agreement which became effective January 1, 2001. Under this agreement, we pay Holdings for each scheduled block hour based on an agreed formula as discussed in Note 4. On this basis, selected Holdings' results of operations were as follows for the year ended December 31 (in millions):

	2003	2002	2001
Revenue	$1,311	$1,089	$980
Operating Income (Loss) Before Taxes and Dividends	175	139	80
Net Income	108	84	48
Capital Expenditures	49	55	53
Total Assets	510	434	430

        Information concerning operating revenue for the year ended December 31 by principal geographic areas is as follows (in millions):

	2003	2002	2001
Domestic (U.S.)	$6,050	$5,570	$6,108
Atlantic	1,203	1,205	1,179
Latin America	1,050	1,016	1,024
Pacific	567	611	658

	$8,870	$8,402	$8,969

        We attribute revenue among the geographical areas based upon the origin and destination of each flight segment. Our tangible assets and capital expenditures consist primarily of flight equipment, which is mobile across geographic markets and, therefore, has not been allocated.

Note 19 — Quarterly Financial Data (Unaudited)

        Unaudited summarized financial data by quarter for 2003 and 2002 is as follows (in millions, except per share data):

	Three Months Ended
	March 31	June 30	September 30	December 31
2003
Operating revenue	$2,042	$2,216	$2,365	$2,248
Operating income (loss)	(224)	238	174	16
Nonoperating income (expense), net	(90)	(79)	87	80
Net income (loss)	(221)	79	133	47
Earnings (loss) per share(a):
Basic	$(3.38)	$1.20	$2.04	$0.72

Diluted	$(3.38)	$1.10	$1.83	$0.67

2002
Operating revenue	$1,993	$2,192	$2,178	$2,038
Operating income (loss)	(187)	(115)	46	(56)
Nonoperating expense, net	(71)	(83)	(77)	(88)
Net loss	(166)	(139)	(37)	(109)
Basic and diluted loss per share(a)	$(2.61)	$(2.18)	$(0.58)	$(1.67)

  (a)
  The sum of the four quarterly earnings per share amounts does not agree with the earnings per share as calculated for the full year due to the fact that the full year calculation uses a weighted average number of shares based on the sum of the four quarterly weighted average shares divided by four quarters.

        The quarterly results are impacted by the following significant items:

        During the first quarter of 2003, we recorded $65 million of special charges related to additional impairment of our fleet of owned MD-80s and the write-down to market value of spare parts inventory for permanently grounded fleet.

        In the second quarter of 2003, we recorded $176 million income related to the security fee reimbursement received from the U.S. government and a special charge for $14 million related to the deferral of aircraft deliveries.

        In the third quarter of 2003, we recognized gains of $173 million related to dispositions of Holdings stock.

        In the fourth quarter of 2003, we recorded gains of $132 million related to our Hotwire and Orbitz investments, after related compensation expense and including an adjustment to fair value of the remaining investment in Orbitz, and a special charge of $21 million related to five permanently grounded MD-80 aircraft. Also in the fourth quarter of 2003, we adjusted our estimates of the frequent flyer mileage credits we expect to be redeemed for travel, resulting in a one-time increase in other revenue of $24 million.

        During the first quarter of 2002, we recorded $90 million of special charges related to the permanent grounding of our DC 10-30 fleet.

        During the second quarter of 2002, we recorded fleet disposition and impairment losses of $152 million, primarily related to the impairment and accrual of lease exit costs of our MD-80 and turboprop fleet, and a charge of $12 million to write down our receivable under the Stabilization Act.

APPENDIX B

CONTINENTAL AIRLINES, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

        1.    Purpose.    The Continental Airlines, Inc. 2004 Employee Stock Purchase Plan (the "Plan") is intended to provide an incentive for employees of Continental Airlines, Inc. (the "Company") and any Participating Company (as defined in paragraph 3) to acquire or increase a proprietary interest in the Company through the purchase of shares of the Company's Class B common stock, par value $.01 per share (the "Stock"). The Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.

        2.    Administration of the Plan.    The Plan shall be administered by the Human Resources Committee (the "Committee") of the Board of Directors of the Company (the "Board"). Subject to the provisions of the Plan, the Committee shall interpret the Plan and all options granted under the Plan, make such rules as it deems necessary for the proper administration of the Plan and make all other determinations necessary or advisable for the administration of the Plan. In addition, the Committee shall correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any option granted under the Plan, in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. The Committee shall, in its sole discretion, make such decisions or determinations and take such actions, and all such decisions, determinations and actions taken or made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties. The Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan. The Committee shall have the authority to delegate routine day-to-day administration of the Plan to such officers and employees of the Company as the Committee deems appropriate, and such persons shall not be liable for any decision, determination or action taken in good faith in connection with such delegated administration.

        3.    Participating Companies.    The Committee may designate any present or future parent or subsidiary corporation of the Company that is eligible by law to participate in the Plan as a "Participating Company" by written instrument delivered to the designated Participating Company. Such written instrument shall specify the effective date of such designation and shall become, as to such designated Participating Company and persons in its employment, a part of the Plan. The terms of the Plan may be modified as applied to the Participating Company only to the extent permitted under Section 423 of the Code. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder. Any Participating Company may, by appropriate action of its Board of Directors, terminate its participation in the Plan. Moreover, the Committee may, in its discretion, terminate a Participating Company's Plan participation at any time.

        4.    Eligibility.    Subject to the provisions hereof, all employees of the Company and the Participating Companies who are employed by the Company or any Participating Company as of a Date of Grant (as defined in subparagraph 6(a)) shall be eligible to participate in the Plan; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations (within the meaning of Sections 423(b)(3) and 424(d) of the Code).

        5.    Stock Subject to the Plan.    Subject to the provisions of paragraph 12, the aggregate number of shares that may be sold pursuant to options granted under the Plan shall not exceed 3,000,000 shares of the authorized Stock, which shares may be unissued or reacquired shares, including shares bought on the market or otherwise for purposes of the Plan. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares that are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

        6.    Grant of Options.

          (a)    General Statement; "Date of Grant"; "Option Period"; "Date of Exercise".    Following the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to purchase shares of Stock to all eligible employees who elect to participate in the Plan. Except as otherwise determined by the Committee, these options shall be granted on April 1, 2004, and, thereafter, on the first day of each successive July, October, January and April (each of which dates is herein referred to as a "Date of Grant"). Except as provided in paragraph 12, the term of each option granted shall be for three months (each of such three-month periods is herein referred to as an "Option Period"), which shall begin on a Date of Grant and end on the last day of each Option Period (herein referred to as a "Date of Exercise"). The Board and the Committee shall each have the power to change the duration and/or the frequency of Option Periods with respect to future offerings without stockholder approval if such change is announced to participants (which may take the form of an announcement on the Company's intranet website) at least five (5) business days prior to the scheduled beginning of the first Option Period to be affected. Subject to subparagraph 6(e), the number of shares subject to an option for a participant shall be equal to the quotient of (i) the aggregate payroll deductions withheld on behalf of such participant during the Option Period in accordance with subparagraph 6(b), divided by (ii) the Option Price (as defined in subparagraph 7(b)) of the Stock applicable to the Option Period, including fractions; provided, however, that the maximum number of shares that may be subject to any option for a participant may not exceed 2,500 (subject to adjustment as provided in paragraph 12).

          (b)    Election to Participate; Payroll Deduction Authorization.    An eligible employee may participate in the Plan only by means of payroll deduction. Except as provided in subparagraph 6(g), each eligible employee who elects to participate in the Plan shall deliver to the Company or any third party administrator designated by the Company, within the time period prescribed by the Committee, a payroll deduction authorization in a form prepared by the Company (which may be in electronic or telephonic form) whereby he gives notice of his election to participate in the Plan as of the next following Date of Grant, and whereby he designates an integral percentage of his Eligible Compensation (as defined in subparagraph 6(d)) to be deducted from his compensation for each pay period and paid into the Plan for his account. The designated percentage may not be less than 1% nor exceed 10% (or such greater percentage as the Board or the Committee may establish from time to time before a Date of Grant) of such participant's Eligible Compensation on each payday during the Option Period.

          (c)    Changes in Payroll Authorization.    A participant may withdraw from the Plan as provided in paragraph 8. In addition, on one occasion only during an Option Period, a participant may decrease the percentage rate of his payroll deduction authorization referred to in subparagraph 6(b) or may suspend or resume payroll deductions during the relevant Option Period by delivering to the Company a new payroll deduction authorization in a form prepared by the Company (which may be in electronic or telephonic form). Such decrease, suspension or resumption will be effective as soon as administratively feasible after receipt of the participant's new payroll deduction authorization form.

          (d)    "Eligible Compensation" Defined.    The term "Eligible Compensation" means regular straight-time earnings or base salary, except that such term shall not include payments for overtime, incentive compensation, bonuses or other special payments.

          (e)    $25,000 Limitation.    No employee shall be granted an option under the Plan which permits his rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time (within the meaning of Section 423(b)(8) of the Code). Any payroll deductions in excess of the amount specified in the foregoing sentence shall be returned to the participant as soon as administratively feasible after the next following Date of Exercise.

          (f)    Leaves of Absence. During a paid leave of absence approved by the Company and meeting the requirements of Treasury Regulation §1.421-7(h)(2), a participant's elected payroll deductions shall continue. A participant may not contribute to the Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by the Company and meets the requirements of Treasury Regulation §1.421-7(h)(2), then such participant's payroll deductions for such Option Period that were made prior to such leave may remain in the Plan and be used to purchase Stock under the Plan on the Date of Exercise relating to such Option Period. If a participant takes a leave of absence that is not described in the first or third sentence of this subparagraph 6(f), then he shall be considered to have terminated his employment and withdrawn from the Plan pursuant to the provisions of paragraph 8 hereof. Further, notwithstanding the preceding provisions of this subparagraph 6(f), if a participant takes a leave of absence that is described in the first or third sentence of this subparagraph 6(f) and such leave of absence exceeds the Maximum Period, then he shall be considered to have withdrawn from the Plan pursuant to the provisions of paragraph 8 hereof and terminated his employment for purposes of the Plan on the day immediately following the last day of the Maximum Period. For purposes of the preceding sentence, the term "Maximum Period" shall mean, with respect to a participant, the 90-day period beginning on the first day of the participant's leave of absence; provided, however, that if the participant's right to reemployment by the Company (or a parent or subsidiary corporation of the Company) is guaranteed either by statute or contract, then such 90-day period shall be extended until the last day upon which such reemployment rights are so guaranteed.

          (g)    Continuing Election.    Subject to the limitation set forth in subparagraph 6(e), a participant (i) who has elected to participate in the Plan pursuant to subparagraph 6(b) as of a Date of Grant and (ii) who takes no action to change or revoke such election as of the next following Date of Grant and/or as of any subsequent Date of Grant prior to any such respective Date of Grant shall be deemed to have made the same election, including the same attendant payroll deduction authorization, for such next following and/or subsequent Date(s) of Grant as was in effect immediately prior to such respective Date of Grant; provided, however, that each participant shall be required to renew his enrollment election for the Option Period that begins January 1, 2005 (and/or such other Option Periods as may be specified by the Board or the Committee). Payroll deductions that are limited by subparagraph 6(e) shall re-commence at the rate provided in such participant's payroll deduction authorization at the beginning of the first Option Period that is scheduled to end in the following calendar year, unless the participant changes the amount of his payroll deduction authorization pursuant to paragraph 6, withdraws from the Plan as provided in paragraph 8 or is terminated from the Plan as provided in paragraph 9.

        7.    Exercise of Options.

          (a)    General Statement.    Subject to the limitation set forth in subparagraph 6(e), each participant in the Plan automatically and without any act on his part shall be deemed to have exercised his option on each Date of Exercise to the extent of his unused payroll deductions under the Plan and to the extent the issuance of Stock to such participant upon such exercise is lawful.

          (b)    "Option Price" Defined.    The term "Option Price" shall mean the per share price of Stock to be paid by each participant on each exercise of his option, which price shall be equal to 85% (subject to adjustment as described below) of the fair market value of the Stock on the Date of Exercise or on the Date of Grant, whichever amount is lesser; provided, however, in any event the minimum Option Price that may be paid by a participant may not be less than $10 per share (subject to adjustment as provided in paragraph 12. The Board and the Committee shall each have the power to increase the purchase price percentage from 85% of the fair market value to a greater percentage as determined in the discretion of the Board or Committee; provided that such increase is announced to participants (which may take the form of an announcement on the Company's intranet web site) at least five (5) business days prior to the scheduled beginning of the first Option Period to be affected. For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the closing market price of the Stock on the New York Stock Exchange, Inc. on that date (or, if no shares of Stock have been traded on that date, on the prior regular business date on which shares of the Stock are so traded). If the Option Price for any Option Period is less than the minimum Option Price, then the participant's option relating to such Option Period shall automatically terminate and shall not be exercised. The Company shall promptly refund to each participant the amount of his payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options, and he shall have no further interest in the unexercised option relating to such Option Period.

          (c)    Delivery of Shares; Restrictions on Transfer.    As soon as practicable after each Date of Exercise, the Company shall deliver to a custodian selected by the Committee one or more certificates representing (or shall otherwise cause to be credited to the account of such custodian) the total number of whole shares of Stock respecting options exercised on such Date of Exercise in the aggregate (for both whole and fractional shares) of all of the participating eligible employees hereunder. Any remaining amount representing a fractional share shall not be certificated (or otherwise so credited) and shall be carried forward to the next Date of Exercise for certification (or credit) as part of a whole share. Such custodian shall keep accurate records of the beneficial interests of each participating employee in such shares by means of participant accounts under the Plan, and shall provide each eligible employee with quarterly or such other periodic statements (which statements may be in electronic or telephonic form) with respect thereto as may be directed by the Committee. If the Company is required to obtain from any U.S. commission or agency authority to issue any such shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any commission or agency (whether U.S. or foreign) authority which the Company's General Counsel or his designee deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any participant in the Plan except to return to him the amount of his payroll deductions under the Plan which would have otherwise been used upon exercise of the relevant option. Except as hereinafter provided, for a period of six months (or such other period as the Committee may from time to time specify with respect to a particular grant of options) after the Date of Exercise of an option (the "Restriction Period"), the shares of Stock issued in connection with such exercise may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the optionee who has purchased such shares; provided, however, that such restriction shall not apply to the transfer, exchange or conversion of such shares of Stock pursuant to a merger, consolidation or other plan of reorganization of the Company, but the stock, securities or other property (other than cash)

  received upon any such transfer, exchange or conversion shall also become subject to the same transfer restrictions applicable to the original shares of Stock, and shall be held by the custodian, pursuant to the provisions hereof. Upon the expiration of such Restriction Period, the transfer restrictions set forth in this subparagraph 7(c) shall cease to apply and the optionee may, pursuant to procedures established by the Committee and the custodian, direct the sale or distribution of some or all of the whole shares of Stock in his Company stock account that are not then subject to transfer restrictions and, in the event of a sale, request payment of the net proceeds from such sale. Further, upon the termination of the optionee's employment with the Company and its parent or subsidiary corporations by reason of death, permanent and total disability (within the meaning of Section 22(e)(3) of the Code) or retirement, the transfer restrictions set forth in this subparagraph 7(c) shall cease to apply and the custodian shall, upon the request of such optionee (or as applicable, such optionee's personal representative), deliver to such optionee a certificate issued in his name representing (or otherwise credit to an account of such optionee) the aggregate whole number of shares of Stock in his Company stock account under the Plan. At the time of distribution of such shares, any fractional share in such Company stock account shall be converted to cash based on the fair market value of the Stock on the date of distribution and such cash shall be paid to the optionee. The Committee may cause the Stock issued in connection with the exercise of options under the Plan to bear such legends or other appropriate restrictions, and the Committee may take such other actions, as it deems appropriate in order to reflect the transfer restrictions set forth in this subparagraph 7(c) and to assure compliance with applicable laws.

        8.    Withdrawal from the Plan.

          (a)    General Statement.    Any participant may withdraw in whole from the Plan at any time prior to the Date of Exercise relating to a particular Option Period. Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal in a form prepared by the Company (which may be in electronic or telephonic form). The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the participant the amount of his payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Plan shall terminate.

          (b)    Eligibility Following Withdrawal.    A participant who withdraws from the Plan shall be eligible to participate again in the Plan upon expiration of the Option Period during which he withdrew (provided that he is otherwise eligible to participate in the Plan at such time).

        9.    Termination of Employment.

          (a)    General Statement.    Except as provided in subparagraph 9(b), if the employment of a participant terminates for any reason whatsoever, then his participation in the Plan automatically and without any act on his part shall terminate as of the date of the termination of his employment. The Company shall promptly refund to him the amount of his payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options, and thereupon his interest in unexercised options under the Plan shall terminate.

          (b)    Termination by Retirement, Death or Disability.    If the employment of a participant terminates due to (i) retirement, (ii) death or (iii) permanent and total disability (within the meaning of Section 22(e)(3) of the Code), the participant, or (in the event of the participant's death) the participant's designated beneficiary, as applicable, will have the right to elect, no later than 10 days prior to the last day of the Option Period during which such retirement, death or disability occurred, either to:

            (1)   withdraw all of the accumulated unused payroll deductions and shares of Stock credited to the participant's account under the Plan (whether or not the Restriction Period with respect to such shares has expired); or

            (2)   exercise the participant's option for the purchase of Stock on the last day of the Option Period during which termination of employment occurs for the purchase of the number of full shares of Stock which the accumulated payroll deductions at the date of the participant's termination of employment will purchase at the applicable Option Price (subject to subparagraph 6(e)), with any excess cash in such account to be returned to the participant or such designated beneficiary.

  The participant or, if applicable, such designated beneficiary, must make such election by giving notice to the Committee in such manner as the Committee prescribes. In the event that no such notice of election is timely received by the Committee, the participant or designated beneficiary will automatically be deemed to have elected as set forth in clause (2) above, and promptly after the exercise so described in clause (2) above, all shares of Stock in such participant's account under the Plan will be distributed to the participant or such designated beneficiary.

          (c)    Beneficiary Designation.    Each participant shall have the right to designate a beneficiary to exercise the rights specified in subparagraph 9(b) in the event of such participant's death. Any designation (or change in designation) of a beneficiary must be filed with the Committee in a time and manner designated by the Committee in order to be effective. Any such designation of a beneficiary may be revoked by the participant by filing a later valid designation or an instrument of revocation with the Committee in a time and manner designated by the Committee. If no beneficiary is designated, the designated beneficiary will be deemed to be the participant's personal representative.

        10.    Restriction Upon Assignment of Option.    An option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. Subject to subparagraph 9(b), each option shall be exercisable, during his lifetime, only by the employee to whom granted. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an employee of his option or of any rights under his option or under the Plan.

        11.    No Rights of Stockholder Until Exercise of Option.    With respect to shares of Stock subject to an option, an optionee shall not be deemed to be a stockholder, and he shall not have any of the rights or privileges of a stockholder, until such option has been exercised. With respect to an individual's Stock held by the custodian pursuant to subparagraph 7(c), the custodian shall, as soon as practicable, pay the individual any cash dividends attributable thereto and shall, in accordance with procedures adopted by the custodian, facilitate the individual's voting rights attributable thereto.

        12.    Changes in Stock; Adjustments.    Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change, appropriate action will be taken by the Committee to adjust accordingly the number of shares subject to the Plan, the maximum number of shares that may be subject to any option, the number and Option Price of shares subject to options outstanding under the Plan, and the minimum Option Price, if any, established pursuant to subparagraph 7(b) with respect to both future and outstanding options.

        If the Company shall not be the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (i) the Date of Exercise for all options then outstanding shall be accelerated to a date fixed by the Committee prior to the effective date of such merger or consolidation or such dissolution or liquidation and (ii) upon such effective date any unexercised options shall expire and the Company promptly shall refund to each participant the amount of such participant's payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options.

        13.    Use of Funds; No Interest Paid.    All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid or credited to any participant.

        14.    Term of the Plan.    The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company at its 2004 annual meeting of stockholders. Notwithstanding any provision in the Plan, no option granted under the Plan shall be exercisable prior to such stockholder approval, and, if the stockholders of the Company do not approve the Plan at such meeting, then the Plan shall automatically terminate, no options may be granted or exercised under the Plan, and, automatically without any further act on the part of any participant, each payroll deduction authorization by a participant with respect to the Plan shall terminate. Except with respect to options then outstanding, if not sooner terminated under the provisions of paragraph 15, the Plan shall terminate upon and no further payroll deductions shall be made and no further options shall be granted after December 31, 2014.

        15.    Termination or Amendment of the Plan.    The Board in its discretion may terminate the Plan at any time with respect to any Stock for which options have not theretofore been granted. The Board and the Committee shall each have the right to alter or amend the Plan or any part thereof from time to time, including but not limited to any alterations or amendments deemed appropriate by the Board and/or the Committee to conform the Plan to the requirements of SFAS 123 to prevent adverse accounting treatment of the Plan or the options granted thereunder or otherwise; provided, however, that no change in any option theretofore granted may be made that would impair the rights of the optionee without the consent of such optionee. Any alterations or amendments to the Plan shall be announced to participants (which may take the form of an announcement on the Company's intranet website) at least five (5) business days prior to the scheduled beginning of the first Option Period to be affected.

        16.    Securities Laws.    The Company shall not be obligated to issue any Stock pursuant to any option granted under the Plan at any time when the offer, issuance or sale of shares covered by such option has not been registered under the Securities Act of 1933, as amended, or does not comply with such other state, federal or foreign laws, rules or regulations, or the requirements of any stock exchange upon which the Stock may then be listed, as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the requirements of such laws, rules, regulations or requirements available for the offer, issuance and sale of such shares. Further, all Stock acquired pursuant to the Plan shall be subject to the Company's policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall comply with any applicable provisions of Rule 16b-3. As to such persons, this Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required from time to time by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

        17.    No Restriction on Corporate Action.    Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action that is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any option granted under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

        18.    Miscellaneous Provisions.

          (a)    Parent and Subsidiary Corporations.    For all purposes of the Plan, a corporation shall be considered to be a parent or subsidiary corporation of the Company only if such corporation is a parent or subsidiary corporation of the Company within the meaning of Sections 424(e) or (f) of the Code.

          (b)    Retirement.    For all purposes of the Plan, "retirement" shall mean separation of service with the Company or any Participating Company on or after the earlier of (i) the attainment of age 65 (or mandatory retirement age, if applicable), (ii) the attainment of age 55 with 10 years of service, or (iii) the attainment of age 50 with 20 years of service. For purposes of this definition "years of service" shall be based on the Company's adjusted service date, a measure of active service.

          (c)    Number and Gender.    Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

          (d)    Headings.    The headings and subheadings in the Plan are included solely for convenience, and if there is any conflict between such headings or subheadings and the text of the Plan, the text shall control.

          (e)    Not a Contract of Employment; No Acquired Rights.    The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or any Participating Company and any person or to be consideration for the employment of any person. Participation in the Plan at any given time shall not be deemed to create the right to participate in the Plan, or any other arrangement permitting an employee of the Company or any Participating Company to purchase Stock at a discount, in the future. The rights and obligations under any participant's terms of employment with the Company or any Participating Company shall not be affected by participation in the Plan. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any Participating Company or to restrict the right of the Company or any Participating Company to discharge any person at any time, nor shall the Plan be deemed to give the Company or any Participating Company the right to require any person to remain in the employ of the Company or such Participating Company or to restrict any person's right to terminate his employment at any time. The Plan shall not afford any participant any additional right to compensation as a result of the termination of such participant's employment for any reason whatsoever.

          (f)    Compliance with Applicable Laws.    The Company's obligation to offer, issue, sell or deliver Stock under the Plan is at all times subject to all approvals of and compliance with any governmental authorities (whether domestic or foreign) required in connection with the authorization, offer, issuance, sale or delivery of Stock as well as all federal, state, local and foreign laws. Without limiting the scope of the preceding sentence, and notwithstanding any other provision in the Plan, the Company shall not be obligated to grant options or to offer, issue, sell or deliver Stock under the Plan to any employee who is a citizen or resident of a jurisdiction the laws of which, for reasons of its public policy, prohibit the Company from taking any such action with respect to such employee.

          (g)    Severability.    If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

          (h)    Electronic and/or Telephonic Documentation and Submission.    Any of the payroll deduction authorizations, enrollment documents and any other forms and designations referenced in the Plan and their submission may be electronic and/or telephonic, as directed by the Committee.

          (i)    Governing Law.    All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

CONTINENTAL AIRLINES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

March 12, 2004
This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby authorizes Gordon M. Bethune, Jennifer L. Vogel, and Kristin H. Becnel and each of them, with full power of substitution, to represent and vote the stock of the undersigned in Continental Airlines, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on March 12, 2004, and at any postponement or adjournment thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting and certifies that, to the knowledge of the undersigned, all equity securities of Continental Airlines, Inc. owned of record or beneficially by the undersigned are owned and controlled only by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.

        Whether or not you expect to attend the annual meeting, please vote your shares. As explained on the other side of this proxy, you may vote by internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.

        This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1), "FOR" ADOPTION OF THE 2004 EMPLOYEE STOCK PURCHASE PLAN (PROPOSAL 2), "FOR" RATIFICATION OF AUDITORS (PROPOSAL 3), "FOR" THE RECOMMENDATION TO RETAIN THE STOCKHOLDERS' RIGHTS AGREEMENT (PROPOSAL 4) AND "AGAINST" THE STOCKHOLDER PROPOSAL (PROPOSAL 5).

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your Continental Airlines account online.

Access your Continental Airlines shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Continental Airlines, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://melloninvestor.com

Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NAMED, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4 AND "AGAINST" PROPOSAL 5.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1. Election of Directors:

01 Thomas J. Barrack, Jr., 02 Gordon M. Bethune, 03 Kirbyjon H. Caldwell, 04 Lawrence W. Kellner, 05 Douglas H. McCorkindale, 06 Henry L. Meyer III, 07 George G. C. Parker, 08 Karen Hastie Williams, 09 Ronald B. Woodard, 10 Charles A. Yamarone	FOR all nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left ☐	4. Proposal to Recommend Retention of Stockholders' Rights Agreement 5. Proposal of Stockholder	FOR ☐ FOR ☐	AGAINST ☐ AGAINST ☐	ABSTAIN ☐ ABSTAIN ☐
(Instruction: To withhold authority to vote for any nominee, write that nominee's name on the line below.)	Please mark this box ONLY if stock owned of record or beneficially by you is owned or controlled by persons who are not U.S. citizens (as defined in the proxy statement).	☐

2. Proposal to Adopt 2004 Employee Stock Purchase Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐
3. Ratification of Independent Auditors	FOR ☐	AGAINST ☐	ABSTAIN ☐
Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.
Signature of Stockholder(s)	Title (if applicable)	Date
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/cal
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Telephone
1-800-435-6710
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at http://www.continental.com/company/proxy